As filed with the Securities and Exchange Commission on May 13, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA INFORMATION SECURITY TECHNOLOGY, INC. (Name of small business issuer in its charter)

Nevada	7373	98-0575209
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21st Floor, Everbright Bank Building,
Zhuzilin, Futian District, Shenzhen, Guangdong, 518040
People’s Republic of China
(+86) 755 -8370-8333
(Address and telephone number of principal executive offices)

Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000

(Names, addresses and telephone numbers of agents for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price)	Amount of registration fee
Common stock, $0.01 par value	1,070,000	$6.85 (2)	$7,329,500 (2)	$288
Common stock, $0.01 par value	400,000 (4)	$9.60 (5)	$3,840,000 (5)	$151
Total	1,470,000	–	$11,169,500 (5)	$439

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and asked prices reported on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. on May 9, 2008.

(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(4)	Represents shares of common stock issuable upon exercise of five-year warrants to purchase shares of common stock held by the selling stockholders named in this registration statement.

(5)	Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated May [__], 2008

1,470,000 Shares of Common Stock

                 This prospectus relates to 1,470,000 shares of common stock of China Information Security Technology, Inc., that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

• 1,070,000 shares of common stock; and

• 400,000 shares of common stock issuable upon exercise of five-year warrants.

                 We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

                 Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CIFS.OB” The closing bid price for our common stock on May 9, 2008 was $6.85 per share, as reported on the OTC Bulletin Board.

                Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

                 Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of our common stock.

                 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is________, 2008.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with |the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

The Company

Our Business

China Information Security Technology, Inc. is a holding company that owns all of the issued and outstanding capital stock of China Public Security Holdings Limited, a British Virgin Islands holding company, or CPSH. We operate through CPSH’s wholly-owned operating Chinese subsidiary, Information Security Technology (China) Co., Ltd. (formerly, Public Security Technology (PRC) Co., Ltd.), or IST, and through IST’s commercial arrangement with iASPEC Software Co., Ltd. (formerly, Shenzhen iASPEC Software Engineering Co., Ltd.), or iASPEC, our variable interest entity, or VIE. We recently acquired Fortune Fame International Investment Limited, a Hong Kong company, or Fortune Fame, and its wholly-owned subsidiary, Information Security Development Technology (Shenzhen) Company Ltd., a PRC company, or ISDT, and Bocom Multimedia Display Company Limited, or Bocom Multimedia, and its operating PRC subsidiary Shenzhen Bocom Multimedia Display Technology Co. Ltd, or Bocom Technology. Through IST, ISDT and Bocom Technology we are a China based company providing integrated solutions for the public security sector in China, specializing in providing public security information communication applications and Geographic Information Systems, or GIS, software services.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level of civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our customers include the Guangdong Public Security Department, the Shenzhen Border Check Station, the Shenzhen Public Security Bureau, the Shenzhen Traffic Police Bureau, the Shenzhen Fire Department and the Dongfang Public Security Bureau of Hainan Province. In the future, we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services, including our Certification Authority, or CA, application platform through ISDT, our new PRC subsidiary. In fiscal years ended December 31, 2007 and 2006, 68% and 55% of our revenues, respectively, were generated under our exclusive commercial arrangement with iASPEC. Fulfillment of certain Police-Use GIS, or PGIS, contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which IST does not have. The commercial arrangement with iASPEC anticipates that iASPEC will fulfill all obligations for PGIS contracts, IST will receive 100% of the net received profit of iASPEC, net of an annual fee of $180,000, and IST will reimburse iASPEC for all net losses incurred by iASPEC.

Our Industry

Over the past two decades, the PRC government has encouraged the development and use of new technologies for information and communication (or ICTs) and their application in all spheres of government, industry, education and culture. The term “Informatization” or “xinxihua” has been coined in China to describe the overall process of ICT application in China and has in recent years become a key component of central and many local economic development strategies. As a part of the Informatization process, the PRC government has launched a series of online programs to accelerate its pace of implementing and using information technology to improve China’s current government information management systems, and help promote China’s economic development. The Informatization process has led to a growth in the use of information technology, such as e-Government platforms and GIS, for public security.

With the urbanization and fast economic growth along the coastal areas of China, the demands for information technology by government agencies has greatly increased, especially in the areas of urban planning, travel and land management. PRC government agencies face challenges, such as financial constraints and public safety, and must find ways to better manage resources and serve their citizens. For example, police departments explore methods to better protect the public by more effectively and efficiently analyzing crime patterns within specific geographic areas. Likewise, government authorities look to improve security by assessing threats across their geographic areas and departments and plan appropriate emergency responses. Our software services and operations have been concentrated in and are used by the public security sector (such as by the Police, Fire Department and Healthcare Emergency Services). The use of security information technology in the private sector is still developing in China and presents a growth opportunity for us. In the future, we plan to target the telecommunications, logistics and insurance sectors as areas for business development within the private sector.

Our Competitive Strengths

Our services are designed to provide our customers with integrated and innovative public safety and security solutions. Key advantages of our solutions include:

•
Growing Portfolio of Software and Services  – We offer our customers location-based public security solutions through our growing portfolio of software and services offerings. Government agencies use our core products to incorporate location-based data into their decision-making processes to drive more effective results. Through our platforms, our customers can develop unique location-based applications, which can be extended across their agencies to support a variety of needs and generate more valuable intelligence. As a complement to these offerings, we offer related services, such as application development and systems integration, which help our customers quickly implement and customize our solutions.

•
Successful Implementation of High Profile Contracts  – Our management team has a proven track record of successful implementation of high profile government contracts in China. During 2007, we procured or completed several large-scale system integration contracts relating to our First Responder Coordination System, our Intelligent Border Control System and our Residence Card Management System. We have successfully implemented our Consolidated Command System, or Three-in-One System, which combines the functions of the police emergency system, the fire emergency system, and the traffic control emergency system, in Shenzhen City, Guangdong and in Dongbang City, Hainan. In April we were granted our third contract for its implementation in the Shantou Special Economic Zone in Shantou, Guandong. We won a contract for the implementation of our Intelligent Border Control System at the Shenzhen Bay Port and the Futian Bay Port, the former of which received official recognition in July 2007, when China’s President Hu Jintao inspected the system and became the first passenger to use the crossing.

•
High Barriers to Entry  – Our high qualifications, our successful contractual implementation record, the high cost of switching to other providers provides us with a “first mover” advantage in the PRC market and poses high barriers to entry for our potential competitors. We have a proven track record of contract implementation and our commercial partner, iASPEC holds the Computer System Integration Level 1 license from the PRC Ministry of Information and the Information System Security Service qualification from Guangdong Province. In addition, after investing in our systems, our existing customers have a strong incentive to purchase follow-on phases with us in order to expedite implementation and save costs.

•
Scalability of Platform  – We have digitized detailed proprietary information systems data related to Shenzhen City and Guangdong Province that can be leveraged for future civil-use applications in logistics, insurance, and location based services across industries.

Our Growth Strategy

Our objective is to be the leading provider of integrated solutions for public security information technology and GIS software service operations in China. Our intelligence solutions can help organizations make more insightful decisions and improve the efficiency of their internal processes. Five key elements of our strategy are as follows:

•
Expand geographic footprint to cover all major China markets  - Based on our successful track record and reputation, management sees significant opportunities to grow revenues from existing clients by winning follow-on contracts for subsequent phases of project implementation, capitalizing on our first mover advantage and related high cost of switching to other vendors. We plan to manage our national operations under six areas with centers located in Guangzhou, Beijing, Shanghai, Wuhan, Chongqing and Xi’an. So far we have set up offices in Guangzhou and Beijing, and representatives in Changsha, capital city of Hunan Province, and Nanning, capital city of Guangxi Province.

•
Strengthen R&D capability to enhance and expand core products and further penetrate customer base  – We expect to provide additional value-added services and add-ins to our current platform through continuous research and development, to enhance our product and service offerings and to maintain our leadership position in our core areas of focus.

•
Continue to dominate rapidly growing public security technology market and expand beyond Guangdong  – We plan to leverage our strong brand recognition and maintain a high contract bid/win ratio and follow on orders with our: 1) First Responder Coordination Platform, 2) Intelligent Border Control & Security Surveillance and 3) Residence Card Information Management System product lines.

•
Pursue strategic acquisitions to support strong internal growth  – We expect that acquisitions will enable our geographic expansion, enhance our technological capabilities or competitive advantages, provide licensing and recurring revenue opportunities and propel our expansion into high growth enterprise class markets.

•
Leverage existing capabilities  – We plan to leverage our PGIS strength and our recent acquisition of Wuda Geoinformatics to target planned expansion into Civil-use GIS, enterprise class information security markets and other government sectors. We also plan to continue providing our superior E-Government Platform and to maintain strong relationships with our current clients. Geo was founded in 1999 by Wuhan University, a leading university in Asia for GIS-related studies. Geo develops and sells GIS software, contracts surveying and mapping projects, produces space measurement data and provides technical consulting and supervision services for GIS projects.

We expect to execute these five elements of our growth strategy through a combination of investments in internal initiatives. Internal initiatives will focus typically on expanding capacity and enhancing our technology and services capabilities. We may also attempt to grow through acquisitions.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section captioned “Risk Factors,” including, for example, risks related to:

•	Our ability to develop new products and service offerings could have an adverse effect on our future growth;

•	Our ability to keep pace with the rapid technological changes in our industry could reduce demand for our products and services which would adversely affect our revenues;

•	Our ability to increase our customer base beyond our government customers in Guangdong and Hainan Provinces; and

•	Our ability to conduct our business activities in China.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Use of Non-GAAP Financial Measures

We use financial measures that are not in accordance with generally accepted accounting principles, or non-GAAP financial measures, in the sections of this prospectus captioned “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. All of the non-GAAP financial measures used by us in this prospectus relate to the inclusion of financial information of iASPEC, which for accounting purposes is treated as our predecessor company, and is referred to in our financial statements herein as Predecessor. Although CPSH was formed on January 17, 2006, it had no significant operations in the period from January 17, 2006 through September 30, 2006. Accordingly the accompanying financial statements for the period from January 1, 2006 through September 30, 2006, the Predecessor Period, reflect the results of operations of iASPEC. Effective as of July 1 2007, iASPEC became a VIE. Therefore, the accompanying financial data for the period from January 1, 2007 through December 31, 2007, the Successor Period, reflect the results of operations of CPSH for the period from January 1,2007 through December 31, 2007 and the results of operations of iASPEC from July 1 2007 through December 31, 2007, which are referred to in our financial statements as the Successor. Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects. We have provided non-GAAP financial measures through the reallocation of net related party revenues from iASPEC before it became a consolidated entity, which is not in accordance with US GAAP. The reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure is provided in the aforementioned sections where non-GAAP financial measures are present in this prospectus in the columns captioned “Successor”. Management believes that these non-GAAP financial measures are necessary because the abnormally high financial ratios calculated using GAAP financial measures would be misleading to investors and would not reflect the substance of the Company’s performance.

Corporate Information

We were originally organized under the laws of the State of Florida, on September 19, 1979, under the name Mark Thomas Publishing Inc. and on April 29, 2003 we changed our name to Irish Mag, Inc. and on January 26, 2007, to China Public Security Technology, Inc. Effective as of April 7, 2008 we reincorporated to the State of Nevada and changed our name to China Information Security Technology, Inc., to more accurately reflect our business and commercial objectives.

The following chart reflects our organizational structure as of the date of this prospectus.

Our corporate headquarters are located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040, People’s Republic of China. Our telephone number is (+86) 755 -8370-8333. We maintain a website at www.chinacpby.com that contains information about our subsidiaries CPSH and IST, but that information is not a part of this prospectus.

Use of Certain Defined Terms and Treatment of Stock Split

Except as otherwise indicated by the context, references in this report to:

•
“CIST” “we,” “us,” or “our,” “Successor” and the “Company” are references to the combined business of China Information Security Technology, Inc. and its wholly-owned subsidiary, China Public Security Holdings Limited, a British Virgin Islands company, or CPSH, along with CPSH’s wholly-owned subsidiaries: Information Security Technology (China) Co., Ltd., a PRC company (formerly, Public Security Technology (PRC) Co., Ltd.), or IST; Public Security Technology (China) Company Limited, a Hong Kong company; Fortune Fame International Investment Limited, a Hong Kong company, or Fortune Fame, and its wholly-owned subsidiary, Information Security Development Technology (Shenzhen) Company Ltd., a PRC company, or ISDT; and Bocom Multimedia Display Company Limited, or Bocom Multimedia, and its operating PRC subsidiary Shenzhen Bocom Multimedia Display Technology Co. Ltd, or Bocom Technology;

•	“iASPEC” refers to iASPEC Software Co., Ltd. (formerly, Shenzhen iASPEC Software Engineering Co., Ltd.), to whose operations we succeeded on October 9, 2006; and its 57% majority owned subsidiary Wuhan Wuda Geoinformatics Co., Ltd., or Geo.

•	“China” and “PRC” are references to the People’s Republic of China and references to “Hong Kong” are to the Hong Kong Special Administrative Region of China;

•	“RMB” are to Renminbi, the legal currency of China;

•	“U.S. dollar,” “$” and “US$” are to the legal currency of the United States; and

•	“Securities Act” are references to the Securities Act of 1933, as amended and references to “Exchange Act” are references to the Securities Exchange Act of 1934, as amended.

On October 2, 2006, we effected a 4.44444444-to-1 forward split of the outstanding shares of our common stock held as of September 1, 2006. All share numbers contained in this report are adjusted to reflect this forward split.

The Offering

Common stock offered by selling stockholders	1,470,000 shares representing 3.14% of our outstanding common stock, par value $0.01.

Common stock outstanding before the offering (presuming all outstanding warrants are exercised)	47,605,028

Common stock outstanding after the offering (presuming all warrants outstanding are exercised)	47,605,028

Proceeds to us	We will not receive proceeds from the resale of the shares by the Selling Stockholders.

(1) Based on 46,764,396 shares of common stock outstanding and warrants to purchase 840,632 shares of common stock outstanding at the filing of this Registration Statement.

Summary Consolidated Financial Information

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue and key components of our revenue for the periods indicated in dollars. The financial data for the period from January 1, 2006 through December 31, 2006, the Predecessor Period, reflect the results of operations of iASPEC. Effective as of July 1, 2007, iASPEC became our VIE. Therefore, the accompanying financial data for the period from January 1, 2007 through December 31, 2007, the Successor Period, reflect the results of operations of CPSH for the period from January 1, 2007 through December 31, 2007 and the results of operations of iASPEC from July 1, 2007 through December 31, 2007, which are referred to in our financial statements as the Successor. Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects. We have provided non-GAAP financial measures through the reallocation of net related party revenues from iASPEC before it became a consolidated entity, which is not in accordance with US GAAP. In addition, we have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17, 2006 through December 31, 2006 for the purpose of the fiscal 2006 analysis. This combination is not in accordance with US GAAP and the periods presented may not be comparable due to our reverse acquisition by CPSH in 2006. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

For the Three- Month Periods Ended March 31, 2008 and 2007 (Unaudited)
				NON-GAAP
	THREE MONTHS	THREE MONTHS	REALLOCATION	THREE MONTHS
	ENDED	ENDED	OF	ENDED
	MARCH 31,	MARCH 31,	RELATED PARTY	MARCH 31,
	2008	2007	REVENUE	2007

REVENUE - THIRD PARTIES	$ 14,404,426	$ 1,213,318	$ 3,932,251	$ 5,145,569
REVENUE - RELATED PARTY	-	1,818,823	(1,818,823)	-
TOTAL REVENUE	14,404,426	3,032,141		5,145,569

COST OF REVENUE	(8,352,264)	(210,712)	(1,771,527)	(1,982,239)

GROSS PROFIT	6,052,162	2,821,429		3,163,330

ADMINISTRATIVE EXPENSES	(1,752,735)	(219,294)	(282,794)	(502,088)
RESEARCH AND DEVELOPMENT EXPENSES	(147,003)	-		-
FEE TO iASPEC UNDER THE TURNKEY AGREEMENT	-	(45,000)		(45,000)
SELLING EXPENSES	(417,703)	(68,669)	(59,107)	(127,776)

INCOME FROM OPERATIONS	3,734,721	2,488,466		2,488,466

OTHER INCOME, NET	69,401	7,525		7,525
INTEREST INCOME	26,603	20,304		20,304
MINORITY INTEREST	(45,000)	-		-
INCOME TAX EXPENSE	(206,745)	(377,444)		(377,444)

NET INCOME	$ 3,578,980	$ 2,138,851		$ 2,138,851

WEIGHTED AVERAGE NUMBER OF SHARES

BASIC	45,985,550	36,446,205		N/A
DILUTED	46,720,415	36,760,592		N/A

EARNINGS PER SHARE

BASIC	$ 0.08	$ 0.06		N/A
DILUTED	$ 0.08	$ 0.06		N/A

The Fiscal Years Ended December 31, 2007 and 2006

	2007					2006
	Successor Year ended December 31	Reallocation of Related Party Revenue	Non-GAAP Year ended December 31	Predecessor January 1 through October 8	Successor January 17 through December 31	Reallocation of Related Party Revenue	Combined Non-GAAP Year ended December 31

Revenue – Third Parties	$24,800,750	$12,713,673	$37,514,423	$9,644,332	$989,755	$2,677,498	$13,311,585
Revenue – Related Party	5,541,959	(5,541,959)	—	—	1,185,449	(1,185,449)	—

Cost of revenue	(12,714,170)	(6,558,443)	(19,272,613)	(3,739,518)	(89,934)	(858,149)	(4,687,601)
Gross profit	17,628,539		18,241,810	5,904,814	2,085,270		8,623,984

Administrative expenses	(3,321,333)	(526,659)	(3,847,992)	(931,108)	(99,024)	(633,900)	(1,664,032)
Research and development expenses	(424,104)		(424,104)	—	—		—
Fee to iASPEC under the Turnkey Agreement	(92,160)		(92,160)	—	(45,000)		(45,000)
Selling expenses	(480,465)	(152,315)	(632,780)	(157,855)	(60,013)		(217,868)
Income from operations	13,310,477		13,244,774	4,815,851	1,881,233		6,697,084

Other income	79,435	65,703	145,138	6,584	1,305		7,889
Interest income	138,840		138,840	6,912	1,514		8,426
Minority interest	(90,000)		(90,000)	—	—		—

Income taxes	(107,300)		(107,300)	(749,381)	(289,403)		(1,038,784)
Net income	$13,331,452		$13,331,452	$4,079,966	$1,594,649		$5,674,615

Weighted average number of shares
Basic	39,718,967		N/A	N/A	26,958,104		N/A
Diluted	40,152,855		N/A	N/A	26,958,104		N/A

Earnings per share
Basic	$0.34		N/A	N/A	$0.06		N/A
Diluted	$0.33		N/A	N/A	$0.06		N/A

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

If we are unable to develop competitive new products and service offerings our future results of operations could be adversely affected.

Our future revenue stream depends to a large degree on our ability to utilize our technology in a way that will allow us to offer new types of software applications and services to a broader client base. We will be required to make investments in research and development in order to continue to develop new software applications and related service offerings, enhance our existing software applications and related service offerings and achieve market acceptance of our software applications and service offerings. We may incur problems in the future in innovating and introducing new software applications and service offerings. Our development-stage software applications may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we are unable to successfully define, develop and introduce competitive new software applications, and enhance existing software applications, our future results of operations would be adversely affected. Development schedules for software applications are difficult to predict. The timely availability of new applications and their acceptance by customers are important to our future success. A delay in new the development of new applications could have a significant impact on its results of operations.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and stockholder value harmed if we lose any of these customers.

Historically, a significant portion of our revenues have been derived from a limited number of customers. For the years ended December 31, 2007 and 2006, 59.3% and 31.9% of our revenues, respectively, were derived from our five largest customers. The loss of any of these significant customers would adversely affect our revenues and stockholder value.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jiang Huai Lin, our Chairman and Chief Executive Officer, and Zhi Xiong Huang, one of our directors. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

Investor confidence and the market price of our shares may be adversely impacted if we are unable to correct a material weakness or significant deficiency in our internal controls over our financial reporting identified by our management.

During its assessment of the effectiveness of our internal control over financial reporting as of December 31, 2007, our management concluded that there was a significant deficiency relating to our cash management procedures as of December 31, 2007, primarily due to our management’s deposit of the proceeds from the sale of our shares to the investors in the October 2007 private placement into ELNs. Although he did not have any potential for personal gain from this investment, in order to protect the interest of outside shareholders, Mr. Lin, our Chief Executive Officer and controlling shareholder, guaranteed us against any losses from the investment. We liquidated our investment in the ELNs on March 25, 2008, and to honor his guarantee, Mr. Lin delivered the proceeds from the sale of his shares in a March 2008 private sale to us. As a result of Mr. Lin’s actions, the transactions did not have any impact on our operating results or financial condition for fiscal year 2007 and will not have such impact in fiscal year 2008. All of our cash is currently invested in interest bearing bank accounts. In addition, management and our Board of Directors have reviewed our cash management practices and have now put in place strict controls to ensure that going forward, our cash will only be invested in straight interest bearing instruments that ensure the liquidity of these funds and the preservation of capital. Although we have taken steps to remediate this deficiency, our failure to fully remediate it could result in losses in the future.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the   operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports, including Form 10-KSB. We are subject to this requirement commencing with our fiscal year ending December 31, 2007 and a report of our management is included under Item 9A of this Annual Report on Form 10-KSB. In addition, SOX 404 requires the independent registered public accounting firm auditing a company’s financial statements to also attest to and report on the operating effectiveness of such company’s internal controls. However, this annual report does not include an attestation report because under current law, we will not be subject to these requirements until our annual report for the fiscal year ending December 31, 2008 if we are deemed to be an accelerated filer, or December 31, 2009 if we are not deemed to be an accelerated filer. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent registered public accountants. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accountants with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE

If we are unable to keep pace with the rapid technological changes in our industry, demand for our products and services could decline which would adversely affect our revenue.

Our industry is characterized by extremely rapid technological change, evolving industry standards and changing customer demands. These conditions require continuous expenditures on product research and development to enhance existing products, create new products and avoid product obsolescence. We believe that the timely development of new products and continuing enhancements to existing products is essential to maintain our competitive position in the marketplace. Our future success depends in part upon customer and market acceptance of our products and initiatives, which is uncertain. Any failure to achieve increased acceptance of these and other new product offerings could have a material adverse effect on our business and results of operations.

Unfavorable economic conditions may affect the level of technology spending by our customers which could cause the demand for our products and services to decrease.

The revenue growth and profitability of our business depend on the overall demand for software products and related services, particularly within the private sector. Our strategy involves a sale of our products and services primarily to customers in the private sector, so our business depends on the overall economy and the economic and business conditions within this market. Any future stock market decline or broad economic slowdown will affect the demand for our software products and related services and decrease technology spending of many of our customers and potential customers. These events could have a material effect on us in the future, including, without limitation, on our future revenue and earnings.

Our software products may contain defects or errors, which could decrease sales, injure our reputation or delay shipments of our products.

The software products that we develop are complex and must meet the stringent technical requirements of our customers. In addition, to keep pace with the rapid technological change in our industry and to avoid the obsolescence of our software products, we must quickly develop new products and enhancements to existing products. Because of this complexity and rapid development cycle, we cannot assure that our software products are free of errors, especially in newly released software products and new versions of existing software products. If our software is not free of errors, this could result in litigation, fewer sales, increased product returns, damage to our reputation and an increase in service and warranty costs, which would adversely affect our business.

Our technology may become obsolete which could materially adversely affect our ability to sell our products and services.

If our technology, products and services become obsolete, our business operations would be materially adversely affected. The market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our current products will require continuous upgrading or our technology will become obsolete. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements. Research and development expenses were $424,104 for the year ended December 31, 2007. We had no research and development expenses during the periods from January 17, 2006 though December 31, 2006. Costs incurred to produce our products after technological feasibility is established, were capitalized and amounted to $102,953 in the period from January 1, 2006 through December 31, 2006.

We face the risk of systems interruptions and capacity constraints, possibly resulting in adverse publicity, revenue loss and erosion of customer trust.

The satisfactory performance, reliability and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. We may experience temporary service interruptions for a variety of reasons, including telecommunications or power failures, fire, water damage, vandalism, computer bugs or viruses or hardware failures. We may not be able to correct a problem in a timely manner. Any service interruption that results in the unavailability of our system or reduces its capacity could result in real or perceived public safety issues that may affect customer confidence in our services and result in negative publicity that could cause us to lose customer accounts or fail to obtain new accounts. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, or impaired quality and speed of transaction processing. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our services to permit us to upgrade and expand our systems effectively or to integrate smoothly any newly developed or purchased modules with our existing systems.

If we are not able to adequately secure and protect our patent, trademark and other proprietary rights our business may be materially affected.

Under the Management Service Agreement, we license 16 copyrighted software applications from iASPEC on an exclusive basis. To protect the intellectual property underlying these applications and our other intellectual property, we rely on a combination of copyright, trademark, and trade secret laws. We also rely on non-disclosure agreements and other confidentiality procedures and contractual provisions to protect our intellectual property rights. Some of these technologies, other than the iASPEC copyrighted software applications, are very important to our business and are not protected by copyrights or patents. It may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary. Further, third parties could challenge the scope or enforceability of our copyrights. In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States. Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations, and we cannot assure you that the measures we take to protect our proprietary rights are adequate.

Claims that we infringe the proprietary rights of third parties could result in significant expenses or restrictions on our ability to sell our products and services.

Third parties may claim that our products or services infringe their proprietary rights. Any infringement claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert our management’s attention from our core business. In the event of a successful infringement claim against us, we may have to pay significant damages, incur substantial legal fees, develop costly non-infringing technology, or enter into license agreements that require us to pay substantial royalties and that may not be available on terms acceptable to us, if at all.

RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH IASPEC

Jiang Huai Lin’s association with iASPEC could pose a conflict of interest which may result in iASPEC decisions that are adverse to our business.

Jiang Huai Lin, our president and Chief Executive Officer and the beneficial owner of 51% of our common stock also beneficially owns 76% of iASPEC, from whom we derived 68% of our revenue in the fiscal year ended December 31, 2007, and 55% of our revenue in the fiscal year ended December 31, 2006, pursuant to existing commercial arrangements. As a result, conflicts of interest may arise from time to time and these conflicts may result in management decisions that could negatively affect our operations and potentially result in the loss of opportunities.

If iASPEC or its shareholders violate our contractual arrangements with it, our business could be disrupted and we may have to resort to litigation to enforce our rights which may be time consuming and expensive.

Our operations are currently dependent upon our commercial relationship with iASPEC. During the fiscal years ended December 31, 2007 and 2006 we derived 68% and 55% of our revenues, respectively, from the provision of services to iASPEC customers. A significant portion of these revenues have not yet been collected. Amounts owed by iASPEC under the Management Service Agreement for each quarter will be due and payable no later than the last day of the month following the end of each such quarter. If iASPEC or its shareholders are unwilling or unable to perform their obligations under our commercial arrangements with it, including payment of revenues under the Management Service Agreement as they become due each quarter, we will not be able to conduct our operations in the manner currently planned. In addition, iASPEC may seek to renew these agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control iASPEC, we may not succeed in enforcing our rights under them. If we are unable to renew these agreements on favorable terms, or to enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

Uncertainties in the PRC legal system may impede our ability to enforce the commercial agreements that we have entered into with iASPEC or any arbitral award thereunder and any inability to enforce these agreements could materially and adversely affect our business and operation.

While disputes under the Management Service Agreement and the Option Agreement with iASPEC are subject to binding arbitration before the Shenzhen Branch of the China International Economic and Trade Arbitration Commission, or CIETAC, in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law. For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems. These uncertainties may impede our ability to enforce the terms of the Management Service Agreement, the Option Agreement and the other contracts that we may enter into with iASPEC. Any inability to enforce the Management Service Agreement and Option Agreement or an award thereunder could materially and adversely affect our business and operation.

If iASPEC fails to comply with the confidentiality requirements of certain of its customer contracts, then iASPEC could be subject to sanctions and could lose its business license which in turn would significantly disrupt or shut down our operations.

The business and operations of iASPEC, the owner and licensor to us of the copyrighted software applications and other intellectual property that are essential to the operation of our business, is subject to Chinese contractual obligations and laws and regulations that restrict its use of security information and other information that it obtains from its customers in the public security sector. For some of its contracts with government agencies, iASPEC has agreed to keep confidential all technical and commercial secrets obtained during the performance of services under the contract. iASPEC or its shareholders could violate these contractual obligations and laws and regulations by inadvertently or intentionally disclosing confidential information or by otherwise failing to operate its business in a manner that complies with these contractual and legal obligations. A violation of these agreements could result in the significant disruption or shut down of our business or adversely affect our reputation in the market. If iASPEC or its shareholders violate these contractual and legal obligations, we may have to resort to litigation to enforce our rights under our contractual obligations with iASPEC. This litigation could result in the disruption of our business, diversion of our resources and the incurrence of substantial costs.

A majority of the share capital of iASPEC is held by our major shareholder, who may cause these agreements to be amended in a manner that is adverse to us.

Our major shareholder, Jiang Huai Lin, controls iASPEC. As a result, Mr. Lin may be able to cause our commercial arrangements with iASPEC to be amended in a manner that will be adverse to our company, or may be able to cause these agreements not to be renewed, even if their renewal would be beneficial for us. Although we have entered into an agreement that prevents the amendment of these agreements without the approval of the members of our Board other than Mr. Lin, we can provide no assurances that these agreements will not be amended in the future to contain terms that might differ from the terms that are currently in place. These differences may be adverse to our interests.

Our arrangements with iASPEC and its shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with iASPEC and its shareholders were not entered into based on arm’s length negotiations. Although our contractual arrangements are similar to other companies conducting similar operations in China, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

The shares purchased by the investors in our recent private placement transaction are subject to redemption in the event that the PRC government takes action that unwinds our restructuring transaction. Any such redemption would materially and adversely affect our liquidity and capital resources since we would have to return the funds raised in the private placement.

If any PRC governmental agency takes action that materially and adversely affects the transactions contemplated by the restructuring agreement and we are unable to reverse the adverse governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the investors in the private placement transaction that closed on January 31, 2006 and February 5, 2006, within 60 days of the occurrence of such governmental action, then if asked, we are obligated, as liquidated damages, to redeem the shares purchased by such investors, within 30 days of their demand, for an amount equal to the investor’s entire investment amount without interest. If the PRC government takes action that triggers this redemption right, then our liquidity and capital resources would be materially adversely affected as we would be required to return the funds raised in the private placements. If we are required to return such funds we may required to sell assets or to seek financing on terms that are not favorable, if available at all, and our financial condition could be thereby materially and adversely affected.

The exercise of our option to purchase part or all of the equity interests in or assets of iASPEC under the Option Agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control iASPEC and could result in actions by iASPEC that conflict with our interests.

Our Option Agreement with iASPEC gives our Chinese operating subsidiary, IST, the option to purchase all or part of the equity interests in or assets of iASPEC, however, the option may not be exercised by IST if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the laws of China, if a foreign entity, through a foreign investment company that it invests in, acquires a domestic related company, China’s regulations regarding Mergers and Acquisitions would technically apply to the transaction. Application of these regulations requires an examination and approval of the transaction by China’s Ministry of Commerce, or MOFCOM, or its local counterparts. Also, an appraisal of the equity or assets to be acquired is mandatory. However, our local PRC counsel has advised us that Shenzhen and other local counterparts of MOFCOM hold the view that such a transaction would not require their approval. Therefore, we do not believe at this time that an approval and an appraisal are required for IST to exercise its option to acquire iASPEC in Shenzhen. In light of the different views on this issue, however, it is possible that the central MOFCOM office in Beijing will issue a standardized opinion imposing the approval and appraisal requirement. If we are not able to purchase the equity or assets of iASPEC, then we will lose a substantial portion of our ability to control iASPEC and our ability to ensure that iASPEC will act in our interests.

Our right to elect a majority of the members on iASPEC’s Board of Directors and other provisions of the Management Service Agreement may be viewed by iASPEC’s customers as a change in control of iASPEC, which could subject iASPEC to sanctions and loss of its business license, which in turn would significantly disrupt or possibly terminate our operations.

Our new commercial arrangement with iASPEC gives us the right to designate two Chinese citizens to serve as senior managers of iASPEC, serve on iASPEC’s Board of Directors and assist in managing the business and operations of iASPEC. In addition, iASPEC will require the affirmative vote of the majority of the our Board of Directors, as well as at least one non-insider director, for completing certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from IST to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. However, fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities, such as iASPEC, that possess the necessary PRC government licenses and approvals, and any change in control may be viewed under PRC law as creating a new entity. If iASPEC’s government customers view these Management Service Agreement provisions as a change in control of iASPEC or as evidence of iASPEC’s failure to operate its business in a manner that complies with its contractual obligations or with related laws and regulations. Such a perception could result in the cancellation or invalidation of iASPEC’s licenses and permits. A loss by iASPEC of its licenses and permits could result in the significant disruption or possible termination of our business or adversely affect our reputation in the market.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities which could have an adverse effect on our ability to operate in China.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe that our stockholders, who are PRC residents as defined in Circular 75, have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of an SPV which acquires, directly or indirectly, an equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of an SPV which has fully completed its acquisition of an equity interest in domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of an SPV applies to an offshore company such as us which has acquired equity interests in of PRC domestic entities for cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 9, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should the RMB appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

The discontinuation of any preferential tax treatments or other incentives currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

Our subsidiary IST is a sino-foreign joint venture enterprise and has enjoyed certain special or preferential tax treatments regarding foreign enterprise income tax in accordance with the “Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises” and its implementing rules. Accordingly, IST expects to receive a full exemption from the foreign enterprise income tax or EIT for 2007 and 2008, and a further 7.5% tax exemption for 2009, 2010 and 2011. However, on March 16, 2007, the PRC’s National People’s Congress passed a new corporate income tax law, which will be effective on January 1, 2008. This new corporate income tax unifies the corporate income tax rate, cost deduction and tax incentive policies for both domestic and foreign-invested enterprises. According to the new corporate income tax law, the applicable corporate income tax rate of our operating subsidiary will be moved up to a rate of 25% over a five-year grandfather period. We expect the measures to implement this grandfather period to be enacted by the PRC government in the coming months and we will make an assessment of what the impact of the new unified tax law is expected to be in the grandfather period. The discontinuation of any such special or preferential tax treatment or other incentives could have an adverse affect our business, financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make sales in China. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board Electronic maintained by the National Association of Securities Dealers, Inc.. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions which may affect our ability to sell our securities on the secondary market.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Trading in our common stock is volatile and since January 1, 2007, our stock price has fluctuated from a low of $3.98 to a high of $10.80. Our stock price is currently trading under $5.00 per share which designates it as a “penny stock.” As a “penny stock”, our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Market volatility may affect our stock price, and the value of our common stock may experience sudden decreases.

There has been, and will likely continue to be, significant volatility in the market price of securities of technology companies, including ours. These fluctuations can be unrelated to the operating performance of these companies. Factors such as the following could cause the market price of our common stock to fluctuate substantially:

•	announcements of new products by us or our competitors;

•	litigation involving us;

•	quarterly fluctuations in our financial results or other software companies’ financial results;

•	shortfalls in our actual financial results compared to our guidance or results previously forecasted by stock market analysts;

•	acquisitions or strategic alliances by us or our competitors;

•	any stock repurchase program;

•	the gain or loss of a significant customer; and

•	general conditions in the software industry and conditions in the financial markets.

A decline in the market price of our common stock may adversely impact our ability to attract and retain employees. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

Mr. Jiang Huai Lin, our Chairman, President and Chief Executive Officer, beneficially owns 51% of our outstanding voting securities. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. When used in this prospectus, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These statements reflect management’s current view of us concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others: our potential inability to raise additional capital, the possibility that third parties hold proprietary rights that preclude us from marketing our products, the emergence of additional competing technologies, changes in domestic and foreign laws, regulations and taxes, changes in economic conditions, uncertainties related to China’s legal system and economic, political and social events in China, a general economic downturn, a downturn in the securities markets, Securities and Exchange Commission regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, estimated or expected.

USE OF PROCEEDS

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted under the symbol “CIFS.OB” on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. Our CUSIP number is 16944F 101.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices are adjusted to reflect the 4.44444444 for 1 forward split of our common stock that we effected on October 2, 2006.

	Bid Prices (1)

	High	Low

Year Ended December 31, 2008

1st Quarter	$8.50	$4.10
2nd Quarter (to May 9, 2008)	$7.00	$4.80

Year Ended December 31, 2007

1st Quarter	$9.50	$3.98
2nd Quarter	$8.00	$4.00
3rd Quarter	$9.00	$4.11
4th Quarter	$10.75	$7.05
________________________

(1)   The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by Quotemedia.com for the periods indicated.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Holders

On May 9, 2008, there were approximately 84 stockholders of record of our common stock.

DILUTION

Our net tangible book value per share as of December 31, 2007 was $1.81 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and copyrights and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company that only operates through our Chinese subsidiaries, IST, ISDT, Bocom Technology and our VIE, iASPEC. Through the subcontracting services provided for in our Management Services Agreement with iASPEC, we are a provider of integrated solutions for the public security sector in China, specializing in providing public security Informatization and GIS software services. Our customers are mostly public sector entities that use our products and services to improve the service quality and management level of civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our typical customers include some of the most important public security departments in Guangdong Province and Hainan Province, including the Ministry of Public Security’s Shenzhen City Immigration Border Check Station, the Shantou City Public Security Bureau, the Shantou City Public Security Bureau, the Shenzhen City Traffic Police Bureau, the Shenzhen City Public Security Bureau, the Fo Shan City Police Bureau, the Shenzhen Fire Department, the Guangdong Province Department of Public Security and the Zhuhai Public Security Bureau. In the future we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

Principal Factors Affecting Our Financial Performance

Demand for Software Products and Services

The revenue growth and profitability of our business depend on the overall market demand for software products and related services. Our products and services in the public security sector are considerably mature. However, if we fail to quickly expand our market share in the public security sector, our financial results could be adversely affected. Under the Management Service Agreement, we license 16 copyrighted software applications from iASPEC on an exclusive basis. To protect the intellectual property underlying these applications and our other intellectual property, we rely on a combination of copyright, trademark, and trade secret laws worldwide. We also rely on non-disclosure agreements and other confidentiality procedures and contractual provisions under the laws of various jurisdictions to protect our intellectual property rights. Some of these technologies, other than the iASPEC copyrighted software applications, are very important to our business and are not protected by copyrights or patents. It may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary. Further, third parties could challenge the scope or enforceability of our copyrights. In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States. Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations. See our Risk Factors under the headings “Risks Related to our Business” and “Risks Related to Doing Business in China” to read about significant risk factors related to our intellectual property and our ability to protect them under PRC law.

Taxation

Our subsidiaries, IST and ISDT, and our VIE, iASPEC, are all governed by the Income Tax Laws of the PRC and are subject to the PRC’s enterprises income tax, or EIT, at a rate of 15% of assessable profits. In addition, IST is a Foreign Investment Enterprise, or FIE, engaged in the advanced technology industry which entitles it to a two-year exemption from EIT followed by a 7.5% tax exemption for the next 3 years. On August 10, 2007, IST was granted the EIT exemption by PRC tax authorities, retroactive to as of January 1, 2007.

On March 16, 2007, the National People’s Congress of the PRC passed the new EIT Law, which will take effect as of January 1, 2008. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25%. In addition, under the new EIT Law, dividends from our PRC subsidiaries to us will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact. The new EIT Law imposes a unified income tax rate of 25% on all domestic-invested enterprises and FIEs, such as our PRC operating subsidiaries, unless they qualify under certain limited exceptions, but the EIT Law permits companies to continue to enjoy their existing preferential tax treatments until such treatments expire in accordance with their current terms. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, details regarding implementation of this new law are expected to be provided in the form of one or more implementing regulations to be promulgated by the PRC government, and the timing of the issuance of such implementing regulations is currently unclear.

Results of Operations

For the Three- Month Periods Ended March 31, 2008 and 2007 (Unaudited)

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue and key components of our revenue for the periods indicated in dollars. The financial data for the three months ended March 31, 2008 reflect the operating results of the Company, its subsidiaries, and its VIE, iASPEC, while the financial data for the same period in 2007 reflect the operating results of the Company and its subsidiaries. The non-GAAP financial data for the three months ended March 31, 2007 reallocates related party revenue from iASPEC.

				NON-GAAP
	THREE MONTHS	THREE MONTHS	REALLOCATION	THREE MONTHS
	ENDED	ENDED	OF	ENDED
	MARCH 31,	MARCH 31,	RELATED PARTY	MARCH 31,
	2008	2007	REVENUE	2007

REVENUE - THIRD PARTIES	$ 14,404,426	$ 1,213,318	$ 3,932,251	$ 5,145,569
REVENUE - RELATED PARTY	-	1,818,823	(1,818,823)	-
TOTAL REVENUE	14,404,426	3,032,141		5,145,569

COST OF REVENUE	(8,352,264)	(210,712)	(1,771,527)	(1,982,239)

GROSS PROFIT	6,052,162	2,821,429		3,163,330

ADMINISTRATIVE EXPENSES	(1,752,735)	(219,294)	(282,794)	(502,088)
RESEARCH AND DEVELOPMENT EXPENSES	(147,003)	-		-
FEE TO iASPEC UNDER THE TURNKEY AGREEMENT	-	(45,000)		(45,000)
SELLING EXPENSES	(417,703)	(68,669)	(59,107)	(127,776)

INCOME FROM OPERATIONS	3,734,721	2,488,466		2,488,466

OTHER INCOME, NET	69,401	7,525		7,525
INTEREST INCOME	26,603	20,304		20,304
MINORITY INTEREST	(45,000)	-		-
INCOME TAX EXPENSE	(206,745)	(377,444)		(377,444)

NET INCOME	$ 3,578,980	$ 2,138,851		$ 2,138,851

WEIGHTED AVERAGE NUMBER OF SHARES

BASIC	45,985,550	36,446,205		N/A
DILUTED	46,720,415	36,760,592		N/A

EARNINGS PER SHARE

BASIC	$ 0.08	$ 0.06		N/A
DILUTED	$ 0.08	$ 0.06		N/A

AS A PERCENTAGE OF REVENUE

			NON-GAAP
	THREE MONTHS	THREE MONTHS	THREE MONTHS
	ENDED	ENDED	ENDED
	MARCH 31,	MARCH 31,	MARCH 31,
	2008	2007	2007

REVENUE - THIRD PARTIES	100%	40.0%	100%

REVENUE - RELATED PARTY	0.0%	60.0%	0.0%

COST OF REVENUE	58.0%	6.9%	38.5%

GROSS PROFIT	42.0%	93.1%	61.5%

ADMINISTRATIVE EXPENSES	12.2%	7.2%	9.8%

RESEARCH AND DEVELOPMENT EXPENSES	1.0%	0.0%	0.0%

FEE TO iASPEC UNDER THE TURNKEY AGREEMENT	0.0%	1.5%	0.9%

SELLING EXPENSES	2.9%	2.3%	2.5%

INCOME FROM OPERATIONS	25.9%	82.1%	48.4%

OTHER INCOME	0.5%	0.2%	0.1%

INTEREST INCOME	0.2%	0.7%	0.4%

MINORITY INTEREST	0.3%	0.0%	0.0%

INCOME TAX EXPENSE	1.4%	12.4%	7.3%

NET INCOME	24.8%	70.5%	41.6%

Revenue

For the three months ended March 31, 2008, revenue was $14.4 million, compared to $5.1 million for the same period in 2007, an increase of $9.3 million, or 180%. After ISDT and Bocom Technology became our wholly-owned subsidiaries, we consolidated the financial results of these companies starting from November 1, 2007 and February 1, 2008, which contributed $3.0 million and $0.8 million, respectively to our revenue for the three months ended March 31, 2008. Our expansion in the market, the development of our new product lines and our procurement of several large-scale systems integration projects also contributed this increase, as well as our expansion to markets outside Shenzhen City and our newly signed contracts with fourteen provinces and provincial cities in China.

Cost of Revenue

Our cost of revenue increased $6.4 million, or 321%, to $8.4 million, for the three months ended March 31, 2008, from $2.0 million for the same period in 2007. The consolidation of ISDT and Bocom Technology contributed $2.0 million and $0.4 million respectively to the increase in the cost of revenue. The increase was generally in line with the revenue increase. As a percentage of revenue, our cost of revenue was 58% for the three months ended March 31, 2008, as compared to 38.5% for the same period in 2007. During the first quarter of 2008, revenue from large-scale systems integration projects, such as large-scale hardware projects, comprised a higher proportion of total revenue. The cost of hardware is greater for procured hardware used in these large-scale projects, which lead to an increase in our cost of revenue.

Gross Profit

For the three months ended March 31, 2008, our gross profit increased to $6.1 million from $3.2 million for the same period in 2007, a $2.9 million, or 91% increase. For the three months ended March 31, 2008, our gross profit as a percentage of revenue decreased to 42%, from 61.5% for the same period in 2007. This 19.5% decrease in gross profit was due to significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale systems integration projects.

Administrative Expenses

Administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. For the three months ended March 31, 2008, our administrative expenses increased to $1.8 million, from $0.5 million for the three months ended March 31, 2007, a $1.3 million, or 249% increase, from period to period. The increase in administrative expenses was mainly attributable to an increase in our administrative staff and increased administrative costs such as salary, office operation expenses and legal and audit fees due to the expansion of our operations. In addition, $0.4 million of stock-based compensation was charged to administrative expenses in connection with our 2007 Equity Incentive Plan. As a percentage of revenue, administrative expenses increased to 12.2% for the three months ended March 31, 2008, from 9.8% for the same period in 2007. We believe such increase was generally in line with the increase in our revenue.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related expenses as well as costs associated with new software product development and enhancement. Research and development expenses were $0.15 million for the three months ended March 31, 2008, while we had no research and development expenses for the same period in 2007. The expenses address the increasingly sophisticated needs of our customers for the support of existing and emerging hardware, software, database and networking platforms, and for the development and introduction of enhancements to our existing products and new products on a timely basis in order to keep pace with technological developments. We capitalize costs that are incurred to produce finished products after technological feasibility is established.

Selling Expenses

For the three months ended March 31, 2008, our selling expenses increased to $0.4 million, from $0.1 million for the same period in 2007, a $0.3 million, or 227% increase, from period to period. The consolidation of Bocom Technology starting from February 1, 2008, contributed $0.13 million of this increase. As a percentage of revenue, our selling expense for the three months ended March 31, 2008 and 2007 remained stable, mainly due to management’s implementation of more stringent cost controls.

Income from Operations

Income from operations increased $1.2 million, or 50%, to $3.7 million for the three months ended March 31, 2008, from $2.5 million for the same period in 2007. Income from operations as a percentage of revenue decreased to 25.9% during the three months ended March 31, 2008, from 48.4% for the same period in 2007. The decrease was due to higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale systems integration projects, and the increase in expenses due to our expansion in operations described above.

Minority Interest

Minority Interest represents the $45,000 fee retained by iASPEC for the three months ended March 31, 2008 under the MSA.

Income Tax Expense

Our subsidiaries, IST, ISDT and Bocom Technology, and our VIE, iASPEC are subject to the PRC EIT at a rate of 18% of assessable profits in 2008. In addition, IST is a Foreign Investment Enterprise or FIE engaged in the advanced technology industry which entitles it to a two-year exemption from EIT followed by a 50% tax exemption for the next three years. Income tax expense for the three months ended March 31, 2008 was $0.2 million. For the same period in 2007, we accrued $0.4 million of income tax expense for IST before we were granted the EIT exemption by PRC tax authorities on August 10, 2007, retroactive to as of January 1, 2007.

Net Income

As a result of the factors described above, net income increased $1.5 million, or 67%, to $3.6 million during the three months ended March 31, 2008, from $2.1 million for the same period in 2007.

Results of Operations for Fiscal Years Ended December 31, 2007 and 2006

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue and key components of our revenue for the periods indicated in dollars. The financial data for the period from January 1, 2006 through October 8, 2006 (the Predecessor Period) reflect the results of operations of iASPEC (our Predecessor). The financial data for the period from January 17, 2006 through December 31, 2006, and the year ended December 31, 2007 (the Successor Period) reflect the results of operations of the Company and its subsidiaries in 2006, and the result of operations of the Company , its subsidiaries and iASPEC from July 1, 2007, the date iASPEC became our VIE, respectively.

	2007					2006
	Successor Year ended December 31	Reallocation of Related Party Revenue	Non-GAAP Year ended December 31	Predecessor January 1 through October 8	Successor January 17 through December 31	Reallocation of Related Party Revenue	Combined Non-GAAP Year ended December 31

Revenue – Third Parties	$24,800,750	$12,713,673	$37,514,423	$9,644,332	$989,755	$2,677,498	$13,311,585
Revenue – Related Party	5,541,959	(5,541,959)	—	—	1,185,449	(1,185,449)	—

Cost of revenue	(12,714,170)	(6,558,443)	(19,272,613)	(3,739,518)	(89,934)	(858,149)	(4,687,601)
Gross profit	17,628,539		18,241,810	5,904,814	2,085,270		8,623,984

Administrative expenses	(3,321,333)	(526,659)	(3,847,992)	(931,108)	(99,024)	(633,900)	(1,664,032)
Research and development expenses	(424,104)		(424,104)	—	—		—
Fee to iASPEC under the Turnkey Agreement	(92,160)		(92,160)	—	(45,000)		(45,000)
Selling expenses	(480,465)	(152,315)	(632,780)	(157,855)	(60,013)		(217,868)
Income from operations	13,310,477		13,244,774	4,815,851	1,881,233		6,697,084

Other income	79,435	65,703	145,138	6,584	1,305		7,889
Interest income	138,840		138,840	6,912	1,514		8,426
Minority interest	(90,000)		(90,000)	—	—		—

Income taxes	(107,300)		(107,300)	(749,381)	(289,403)		(1,038,784)
Net income	$13,331,452		$13,331,452	$4,079,966	$1,594,649		$5,674,615

Weighted average number of shares
Basic	39,718,967		N/A	N/A	26,958,104		N/A
Diluted	40,152,855		N/A	N/A	26,958,104		N/A

Earnings per share
Basic	$0.34		N/A	N/A	$0.06		N/A
Diluted	$0.33		N/A	N/A	$0.06		N/A

AS A PERCENTAGE OF REVENUE
	2007		2006
	Successor	Non-GAAP	Combined
	Year ended December 31	Year ended December 31	Non-GAAP Year ended December 31

Revenue-third parties	81.7%	100.0%	100.0%
Revenue-related party	18.3%	0.0%	0.0%
Cost of revenue	41.9%	51.4%	35.2%
Gross profit	58.1%	48.6%	64.8%

Administrative expenses	10.9%	10.3%	12.5%
Research and development expenses	1.4%	1.1%	0.0%
Fee to iASPEC under the Turnkey Agreement	0.3%	0.2%	0.3%
Selling expenses	1.6%	1.7%	1.6%
Income from operations	43.9%	35.3%	50.3%

Other income	0.3%	0.4%	0.1%
Interest income	0.5%	0.4%	0.1%
Minority interest	0.3%	0.2%	0.0%
Income taxes	0.4%	0.3%	7.8%
Net income	43.9%	35.5%	42.6%

Revenue

Our revenue is generated from software products and software operating services. In 2007 we experienced solid growth in revenues. Revenue for the year ended December 31, 2007 increased $24.2 million, or 182%, to $37.5 million, as compared to $13.3 million for 2006. The increase in our revenue was mainly due to our expansion in the market, the development of our new product lines and our procurement of several large-scale system integration projects in 2007. Our significant projects included the Residency ID Card Project for Shenzhen City Public Security Bureau and the Shenzhen City Immigration Border Check Station Project. After iASPEC became our VIE and ISDT became our wholly owned subsidiary, we consolidated the financial results of these two companies starting from July 1, 2007 and November 1, 2007, respectively, which contributed $15.2 million and $2.3 million to revenue in 2007, respectively.

Cost of Revenue

Our cost of revenues increased $14.6 million, or 311%, to $19.3 million, for the fiscal year ended December 31, 2007, from $4.7 million in 2006. The increase was generally in line with the revenue increase. As a percentage of revenue, our cost of revenue increased to 51.4% during the year ended December 31, 2007, from 35.2% in 2006. We were engaged in several large-scale system integration projects in 2007. Those large-scale projects involved higher costs for procured hardware and other subcontracting costs. The cost for accomplishing those projects is much higher than pure software development services and, therefore, led to an increase in our cost of revenues. Such increase was mainly attributable to the increase of revenue.

Gross Profit

Our gross profit increased $9.6 million, to $18.2 million for the year ended December 31, 2007, from $8.6 million in 2006. Gross profit as a percentage of revenue was 48.6% for the year ended December 31, 2007, a decrease of 16.2%, from 64.8% in 2006. This 16.2% decrease in gross profit was mainly due to significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects. Another factor was the increasing proportion of hardware sales with higher costs after the November 1, 2007 effective date of our acquisition of ISDT.

Administrative Expenses

Administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. We expect the dollar amount of our general and administrative expenses will increase as our business grows and we continue to incur increased costs for being a public reporting company.

Our administrative expenses increased $2.2 million, or 131%, to $3.8 million for the year ended December 31, 2007, from $1.7 million in 2006. Such increase in administrative expenses was mainly attributable to an increase in our administrative staffs and increased administrative costs in connection with the expansion of our operations. The number of our employees increased from 180 in 2006, to 460 in 2007. We believe such increase was generally in line with the increase in our revenue. In addition, we issued 70,000 bonus shares to our senior management and a consulting service company on November 27, 2007, and we also granted to certain employees options on November 30, 2007 to purchase 490,000 shares of our common stock. These had resulted in a total of $677,891 stock-based compensation cost charged into administrative expenses. As a percentage of revenue, administrative expenses decreased to 10.3% for the year ended December 31, 2007 from 12.5% in 2006. This percentage decrease was primarily attributable to the increase in sales revenues and management’s

Research and development expenses

Research and development expenses consist primarily of personnel-related expenses incurred, as well as, costs associated with new software product development and enhancement. We had no research and development expenses during the year ended December 31, 2006. The costs that are incurred to produce finished products after technological feasibility is established is capitalized. We incurred additional research and development expenses in 2007 to address the increasingly sophisticated needs of our customers for the support of existing and emerging hardware, software, database, and networking platforms and for the development and introduction of enhancements to our existing products and new products on a timely basis in order to keep pace with technological developments. We employed 340 employees in our software development department as of December 31, 2007.

Selling Expenses

Selling Expenses consist primarily of compensation and benefits to our sales and marketing staffs, business travels after-sale support, transportation costs and other sales related costs. Our selling expenses increased $0.4 million, or 190%, to $0.6 million for the year ended December 31, 2007, from $0.2 million in 2006. The increase is mainly attributable to more marketing fees incurred in securing sales contracts during 2007. As a percentage of revenue, our selling expenses increased to 1.7% for the year ended December 31, 2007, from 1.6% in 2006. We believe such increase was generally in line with the increase in our revenue.

Income from operations

Income from operations increased $6.5 million, or 98%, to $13.2 million for the year ended December 31, 2007, from $6.7 million in 2006. Income from operations as a percentage of revenue decreased to 35.3% during the year ended December 31, 2007, from 50.3% in 2006. The decrease was due to higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects, and the increase in expenses due to our expansion in operations during 2007.

Interest income

Interest income increased $130,414, or 1548%, to $138,840 for the year ended December 31, 2007, from $8,426 in 2006. As a percentage of revenue, our interest income increased to 0.4% for the year ended December 31, 2007, from 0.1% in 2006. Such increase was mainly attributable to the increased cash balances from our fundraising activities during 2007.

Minority Interest

Minority Interest consists primarily of the shareholder’s equity of iASPEC as of June 30, 2007, when it became our VIE, amounting to approximately $10 million, together with the $90,000 fee retained by iASPEC under the MSA for the six months ended December 31, 2007.

Provision for Income Taxes

Our subsidiaries, IST and ISDT, and our VIE, iASPEC are subject to EIT at a rate of 15% of assessable profits. In addition, IST is a Foreign Investment Enterprise or FIE engaged in the advanced technology industry which entitles it to a two-year exemption from EIT followed by a 7.5% tax exemption for the next 3 years. On August 10, 2007, IST was granted the EIT exemption by PRC tax authorities, retroactive to as of January 1, 2007. Income tax expense for the year ended December 31, 2007 was $0.1 million and represents taxes on iASPEC’s income not attributable to the Company under the MSA. Income tax expenses were $1.0 million for the year ended December 31, 2006.

Net Income

Net income increased $7.7 million, or 135%, to $13.3 million during the year ended December 31, 2007, from $5.7 million in 2006. Such increase was primarily attributable to the increase in revenue and other factors described above.

Liquidity and Capital Resources

Cash Flow and Working Capital

As of March 31, 2008, we had cash and cash equivalents of $23,624,772.

On February 6, 2007, we completed a private placement of 7,868,422 shares of our common stock to two accredited investors. As a result of the private placement we raised $14.9 million in gross proceeds, which left us with $13.3 million net proceeds after the deduction of offering expenses in the amount of $1.6 million.

On October 25, 2007, we completed another private placement of 5,000,000 shares of our common stock to certain accredited investors, pursuant to the October Purchase Agreement. As a result of the private placement we raised $40 million in gross proceeds, which left us with $36.5 million net proceeds, after the deduction of offering expenses. Under the terms of the October Purchase Agreement, we are obligated to use the net proceeds from the sale of the shares thereunder for general corporate purposes, including working capital, for the expansion of current business and for potential acquisitions, and not for the satisfaction of any portion of our debt (other than payment of trade payables and accrued expenses in the ordinary course of our business and consistent with prior practices), or to redeem any of our common stock or common stock equivalents.

On November 7, 2007, we acquired 100% of the equity interests of Fortune Fame, a Hong Kong company, and its operating PRC subsidiary, Shenzhen Information Security Development Technology Company Ltd for approximately $7.1 million in cash and 883,333 shares of our common stock.

On December 7, 2007, we entered into an agreement to acquire 100% of the equity interests of Bocom Multimedia and its operating PRC subsidiary, Bocom Technology. The agreement with Bocom Multimedia provides for $9 million in cash and the issuance of 1,125,000 shares of our common stock. As of December 31, 2007, we had paid $9 million as a good faith deposit for this acquisition.

On February 15, 2008, our Board of Directors approved our VIE, iASPEC’s entry into a share purchase and increased capital agreement, dated as of February 16, 2008, for the purchase of approximately 57% of Geo for RMB49,500,000 (approximately $7,049,000), which is reflected in deposit for business acquisition in our condensed consolidated financial statements at March 31, 2008.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities, should be adequate to sustain our operations at our current levels through at least the next twelve months.

The following table provides the statements of net cash flows for the three months ended March 31, 2008 compared to March 31, 2007 (Unaudited):

Cash Flow

	THREE MONTHS ENDED MARCH 31, 2008	THREE MONTHS ENDED MARCH 31, 2007

Net Cash Used In Operating Activities	$(4,914,136)	$(4,684,091)

Net Cash Provided by (Used in) Investing Activities	8,366,762	(3,815,710)

Net Cash Provided by Financing Activities	—	13,111,211

Net Increase in Cash and Cash Equivalents	3,452,626	4,611,410

Effect of Exchange Rate Change on Cash	416,964	10,962

Cash and Cash Equivalents, Beginning	19,755,182	172,316

Cash and Cash Equivalents, Ending	23,624,772	4,794,688

Operating Activities

For the three months ended March 31, 2008 and 2007, net cash used in our operating activities was $4.9 million and $4.7 million, respectively. The increase in cash used in operating activities during the three months ended March 31, 2008 was mainly due to the increase in accounts receivable and advances to suppliers as a result of the steady growth of our business operations.

Net cash provided by operating activities was $1.6 million for the year ended December 31, 2007, which is a decrease of $5.6 million from the $7.2 million net cash provided by operating activities in 2006. The decrease in cash provided by operations during the year ended December 31, 2007 was mainly due to the increase in accounts receivable and the decrease in related party payables as a result of consolidating iASPEC effective in the latter half of 2007.

Investing Activities

For the three months ended March 31, 2008, net cash provided by investing activities was $7.7 million (excluding the $0.7 million of cash acquired from Bocom Technology), which is an increase of $11.5 million, from $3.8 million net cash used in investing activities for the same period in 2007. The increase in cash provided by investing activities during the three months ended March 31, 2008 was mainly due to the 15.0 million in cash collected from the sale of our investment in marketable securities and from the honor of a guarantee by our Chief Executive Officer and controlling shareholder, Mr. Jiang Huai Lin in connection with this investment, offset by the deposit of $6.9 million in connection with the acquisition for Geo.

On November 9, 2007, we invested in three equity-linked notes, or ELNs, for HKD176,814,000 (approximately $22,654,000). The ELNs were linked to three different equity securities traded on the Hong Kong Stock Exchange. Our Chief Executive Officer and controlling shareholder, Mr. Jiang Huai Lin, provided a guarantee against any losses sustained as a result of the our investment in the ELNs. On December 28, 2007, the maturity date of the ELNs, one of the ELNs was redeemed by the issuer for cash of HKD 60,000,000 (approximately $7,687,000) and with a gain of HKD906,000 (approximately $116,000). The other two ELNs were redeemed by the issuer’s surrender of the underlying equity securities to us. On March 25, 2008, when we sold the remaining equity securities, the market value of the underlying securities was HKD85,009,123 (approximately $10,897,000). To honor his guarantee, on March 28, 2008, Mr. Lin consummated a private sale to certain accredited investors of 1,070,000 restricted shares of our Common Stock owned by him, for an aggregate purchase price of $4.28 million, or $4.00 per share, and delivered the proceeds from the sale of his shares to us. Mr. Lin will not receive any shares of our common stock, other security or other consideration for this capital contribution and has waived any and all rights that he may have to make a claim against us for any such shares, securities or other consideration in the future. In connection with this private sale transaction, we entered into a registration rights agreement with the purchasers of Mr. Lin’s shares, pursuant to which, among other things, we agreed to register within a predefined period, shares of its common stock transferred to them by Mr. Lin. There are no liquidated damages associated with the failure to timely register these shares.

As a result of Mr. Lin’s actions, the transactions did not have any impact on our operating results or financial condition for the first fiscal quarter of 2008 and will not have such impact for the remainder of fiscal year 2008. All of our cash is currently invested in interest bearing bank accounts. In addition, management and our Board of Directors have reviewed our cash management practices and have now put in place strict controls to ensure that going forward, our cash will only be invested in straight interest bearing instruments that ensure the liquidity of these funds and the preservation of capital.

Net cash used in investing activities in the year ended December 31, 2007 was $32 million, which is an increase of $26.5 million from net cash used in investing activities of $5.5 million in 2006. Our increase in net cash used in investing activities was primarily attributable to our investment in ELNs discussed above, and following investing activities: to leverage our business, we paid $9 million as a good faith deposit for the acquisition of Bosom Multimedia and paid $7.1 million for the acquisition of Fortune Fame; and we purchased our new office building in the Futian District, as well as computer software and motor vehicles.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2008 and 2007 are $0 million and $13.1, respectively. For the three months ended March 31, 2007, net cash provided by financing activities was mainly attributable to the net proceeds of $13.3 million raised in the private placement with Pinnacle during January and February 2007. No financing activity occurred during the first quarter of 2008.

Net cash provided by financing activities in the year ended December 31, 2007 totaled $49.5 million, as compared to $1.0 million used in 2006. The significant increase in cash provided by financing activities was primarily attributable to the net proceeds of $49.8 million raised in our two private placements during the 2007 period.

Obligations Under Material Contracts

During the first half of 2007, our wholly-owned subsidiary, IST, was a party to the Turnkey Agreement with iASPEC, pursuant to which IST was exclusively engaged as a subcontractor providing iASPEC’s customers with certain outsourcing services (to the extent that those services did not violate any special governmental permits held by iASPEC and did not involve the transfer of any sensitive confidential governmental or other data), and IST was obligated under the terms of the Turnkey Agreement to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement.

IST, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai, terminated the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with the Management Services Agreement. Pursuant to the terms of the Management Services Agreement, iASPEC granted IST an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and IST licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. IST also has the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve as a majority on iASPEC’s Board of Directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and IST will require the affirmative vote of the majority of our Board of Directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from IST to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business.

Under the Management Services Agreement, IST receives 100% of the net received profit of iASPEC, and reimburses iASPEC for all net losses incurred by iASPEC, as such terms are defined in the Management Services Agreement, and iASPEC is permitted to retain $180,000 per year out of net received profits. The Management Services Agreement also provides that IST may advance to iASPEC, at its sole discretion, amounts to be credited against IST’s future obligations to iASPEC. Any such advances are treated as prepayments and not as loans and iASPEC has no obligation to repay any such advances except by crediting the amount of such advances against IST’s obligation to reimburse net losses, or by adding the amount thereof to net received profit when and as requested by IST. The parties to the Management Services Agreement also agreed to the calculation of a true-up amount, consisting of the cumulative net profit or net losses of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with IST, through the date of the Management Services Agreement, and iASPEC will pay such true-up amount to IST if there is a net received profit, while IST is obligated to reimburse such true-up amount to iASPEC if it is there is a net loss. The true-up amount has been calculated to be $7,005,183, and was repaid by iASPEC to IST before December 31, 2007.

In connection with the MSA, IST also entered into an Option Agreement with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted the Company or its designee(s) an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareholders. However, according to the Option Agreement, the option may not be exercised by IST if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000 in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by the Company upon 30days’ notice and will terminate on the date that the Company purchases all remaining shares or assets of the Company pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB5,000,000 (approximately $683,600) to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach. For more details regarding the MSA and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

Seasonality of our Sales

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Inflation

Inflation does not materially affect our business or the results of our operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Basis of Consolidation - Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of us, our subsidiaries and our VIE for which we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

•
Concentration of Risks - Only entities that possess the necessary government licenses and approvals may obtain certain PGIS contracts with PRC Government customers and, because IST is considered a foreign owned entity in the PRC, it cannot possess these licenses and approvals. Instead IST relies exclusively on iASPEC to solicit, obtain and fulfill PGIS contracts. Through June 30, 2007, this was accomplished under the Turnkey Agreement and many of the expenses of IST were incurred and paid by iASPEC. In accordance with SEC Staff Accounting Bulletin 55, all of the costs associated with the operations of IST have been reflected in its financial statements. Accordingly, through June 30, 2007 substantially all costs incurred and paid for by iASPEC have been allocated to IST. Management believes that this method of allocation is reasonable. Therefore amounts reported by IST under the Turnkey Agreement, included in the consolidated financial statements as Revenue – related party, reflect contract amounts net of costs incurred by iASPEC.

•
Goodwill - Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed upon the acquisition of Fortune Fame International Investment Limited (Note 4) In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, our management evaluates the carrying value of goodwill annually or when a possible impairment is indicated. We perform our impairment annually during the fourth quarter of the fiscal year and determined that there was no impairment of goodwill as of December 31, 2007.

•
Revenue Recognition - Revenues from products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. Our revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, “ Revenue Recognition ,” and AICPA Statement of Position No. 97-2, “ Software Revenue Recognition ”.

The majority of revenues are generated from fixed-price contracts, which provide for licenses to software products, and services to customize such software to meet customers’ use. Generally, when the services are determined to be essential to the functionality of the delivered software, revenue is recognized using the percentage of completion method of accounting in accordance with SOP 97-2 and 81-1 “Accounting for Long-term Construction Type Contracts”. The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours.

•
Foreign Currency Translation - The functional currency of our wholly- owned PRC subsidiaries, IST, ISDT and our VIE, iASPEC is the Chinese Renminbi Yuan, (“RMB”). RMB is not freely convertible into foreign currencies. Our PRC subsidiaries’ financial statements are maintained in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

On October 9, 2006, in connection with the Acquisition, we adopted the United States dollar as its reporting currency. The financial statements for the Predecessor Period have been recast using a method consistent with SFAS No. 52, “Foreign Currency Translation”  to reflect the United States dollar as if the United States dollar had been used for the Predecessor Period.

Accordingly, for financial reporting purposes, our financial statements, which are prepared using the functional currency, have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates, and stockholders’ equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

The exchange rates adopted are as follows:

	December 31, 2007	December 31, 2006
Year end exchange rate	7.3141	7.8050
Average yearly exchange rate	7.6172	7.8050

No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

•
Income Taxes - Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with SFAS No. 109 , “Accounting for Income Taxes,”  these deferred taxes are measured by applying currently enacted tax laws.

•
Earnings per Share - Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that shared in the earnings of the entity. For the year ended December 31, 2007, dilutive securities represent outstanding warrants to acquire 840,632 shares of common stock. There were no outstanding dilutive securities during 2006.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations”, which becomes effective for fiscal periods beginning after December 15, 2008. SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. We do not expect the adoption of this statement to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51” (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. We do not expect the adoption of this statement to have a material impact on our financial statements.

 In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This statement does not require any new fair value measurements but provides guidance on how to measure fair value and clarifies the definition of fair value under accounting principles generally accepted in the United States of America. This statement also requires new disclosures about the extent to which fair value measurements in financial statements are based on quoted market prices, market-corroborated inputs, or unobservable inputs that are based on management’s judgments and estimates. The statement is effective for fiscal years beginning after November 15, 2008. for non-financial assets and liabilities, and is effective for fiscal year beginning after November 15, 2007 for financial assets and liabilities. The statement will be applied prospectively by us for any fair value measurements that arise after the date of adoption.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 allows companies the choice to measure many financial instruments and certain other items at fair value. This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact this standard may have on our consolidated operating results and financial position upon adoption.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

CORPORATE STRUCTURE AND HISTORY

Background and Recent Developments

We were originally organized under the laws of the State of Florida, on September 19, 1979, under the name Mark Thomas Publishing Inc. and on April 29, 2003 we changed our name to Irish Mag, Inc., and on January 26, 2007 we changed our name to China Public Security Technology, Inc. From our inception through October 6, 2006, we provided consulting services in the offset printing industry, targeting individual retail consumers as well as small to mid-size companies. However, as a result of the reverse merger transaction discussed below, we are now a provider of integrated solutions for the public security sector in China, specializing in providing public security information communication applications and GIS software services.

On April 2, 2007, we entered into an agreement and plan of merger with China Information Security Technology, Inc., or CIST, our wholly-owned subsidiary Nevada subsidiary, pursuant to which we merged with and into CIST, with CIST being the surviving entity. As a result of the reincorporation, effective as of April 7, 2008, our name has been changed to China Information Security Technology, Inc and our legal domicile is now Nevada.

Reverse Merger Transaction

Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all the issued and outstanding stock of CPSH from our current Chairman and Executive Officer Jiang Huai Lin, for 25,500,000 shares of our common stock in the aggregate. As a result of these transactions CPSH and its wholly-owned subsidiary, IST, became our wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock in the aggregate, which, at January 31, 2007, constituted 80.8% of our issued and outstanding common stock. Mr. Lin has since transferred 1,182,065 of these shares and now holds 21,717,935 of these shares directly and 2,600,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

January Private Placement

On January 16, 2007, we entered into a securities purchase agreement, or January Purchase Agreement, with two accredited Investors, or the January Investors, led by Pinnacle China Fund, L.P., pursuant to which, as amended, we agreed to issue and sell to the January Investors up to 7,868,422 shares of our common stock equaling 19.96% of our issued and outstanding capital stock, for a purchase price, in the aggregate, of up to $14,950,001.80 or $1.90 per share, half of which was issued for one-half of the aggregate purchase price on January 31, 2007, and the remaining half of which was issued for the balance of the aggregate purchase price on February 6, 2007. We additionally represented and warranted in the January Purchase Agreement that, except for one contract, Shenzhen iASPEC Software Engineering Company Limited, or iASPEC, a company also controlled by our controlling stockholder, Mr. Jiang Huai Lin, would not require a certain governmental permit to perform under the Amended and Restated Turnkey Agreement, or Amended Turnkey Agreement, dated January 31, 2007, as amended, between iASPEC and our indirect Chinese Subsidiary, Information Security Technology (China) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited), and that IST’s performance of the services under the agreement does not conflict with or violate any laws or regulations of the People’s Republic of China, or the PRC. In addition, the parties provided for a payment of liquidated damages to each of the January Investors, equal to the amount of each Investor’s pro rata share of the purchase price, if (a) any government agency of the PRC takes any action that materially or adversely affects the restructuring of our arrangements with iASPEC effected simultaneously with the closing of the January Purchase Agreement and (b) we cannot undo such government action or otherwise address such material adverse effect to the reasonable satisfaction of the January Investors within 60 days of such occurrence.

Roth Capital Partners, LLC acted as our placement agent, or Placement Agent, in connection with the offering of the shares to the January Investors under the January Purchase Agreement. As compensation for its services, the Placement Agent received a cash fee equal to $1,046,500, representing 7% of the gross proceeds received from the sale of the shares, of which a 20% cash fee was payable by us directly to Oppenheimer & Co., Inc., for its services as a finder, or Finder, in connection with the offering. The Placement Agent will also receive warrants to purchase 550,789 shares of our common stock, representing 7% of the gross proceeds received from the sale of the shares divided by the per share price of the shares, 20% of which was also payable by us directly to the Finder. The Placement Agent and Finder warrants have a term of five years, were exercisable immediately on issuance and have an exercise price equaling up to 120% of the per share purchase price of the shares purchased by the January Investors. In addition, we reimbursed the Placement Agent for reasonable out-of-pocket expenses incurred in connection with the offering and for all road show related expenses.

Management Service Agreement

From October 9, 2006 through June 30, 2007, we operated under a Business Turnkey Agreement, or Turnkey Agreement, with iASPEC, pursuant to which iASPEC exclusively engaged IST as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). The Turnkey Agreement also provided for a revenue sharing arrangement between iASPEC and IST where IST was entitled to between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business, but was obligated to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement.

Effective July 1, 2007, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement and replaced it on the same day with a management service agreement, or Management Service Agreement. Pursuant to the terms of the Management Service Agreement, iASPEC granted IST an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and IST licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. IST will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s Board of Directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and IST will require the affirmative vote of the majority of our Board of Directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from IST to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, IST will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to IST, and the net losses of iASPEC will be reimbursed by IST, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. IST is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to IST as of such payment date. IST may also advance to iASPEC, at its sole discretion, amounts to be credited against IST’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against IST’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by IST. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from IST of such breach, they will be jointly and severally obligated to pay to IST liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of IST for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which required iASPEC and IST, on or before September 30, 2007, to calculate all prior amounts owed to IST under the Turnkey Agreement, and required iASPEC to pay such amounts. The parties were required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with IST, through the commencement date of the Management Service Agreement, and iASPEC was required to pay the amount due to IST, if there was a net received profit, while IST was obligated to reimburse any amount to iASPEC if there was a net loss. “Net Received Profit” means the Net Received Profit of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a positive number. “Net Losses” means the net losses of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a negative number. The calculated true-up amount of $7,005,183 was paid by iASPEC to IST as of December 31, 2007.

In connection with the Management Service Agreement, IST also entered into a purchase option agreement, or Option Agreement, with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted IST, or its designee(s), an exclusive, irrevocable option to purchase from the iASPEC shareholders, from time to time, all or a part of iASPEC’s shares, pursuant to an equity transfer agreement, or all or a part of iASPEC’s assets, pursuant to an asset purchase and transfer agreement. However, according to the Option Agreement, the option may not be exercised by IST if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by IST upon 30 days’ notice and will terminate on the date that we purchase all remaining shares or assets of iASPEC pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB5,000,000 (approximately $683,600) to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring of its relationship with iASPEC, iASPEC has become a variable interest entity of our Company. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R), which interprets Accounting Research Bulletin (ARB) 51, Consolidated Financial Statements , requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), commencing July 1, 2007. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

October Private Placement

On October 25, 2007, we entered into a securities purchase agreement, or the October Purchase Agreement, with certain accredited investors, or Investors. Under the October Purchase Agreement, we agreed to issue and sell to the Investors up to 5,000,000 shares of our common stock, representing approximately 11% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after consummation of the transactions contemplated by the October Purchase Agreement, for an aggregate purchase price of up to $40,000,000, or $8.00 per share. On October 29, 2007, the 5,000,000 shares were issued and we received cash proceeds of $36,506,275.

Pursuant to the October Purchase Agreement, we also entered into (i) a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which, among other things, we agreed to register the shares of its common stock issued to the Investors within a pre-defined period and (ii) a closing escrow agreement (the “Escrow Agreement”) with the Investors and our U.S. legal counsel, as escrow agent, pursuant to which the Investors agreed to deposit the Purchase Price into escrow to be released upon the occurrence of the events set forth in the Escrow Agreement. The funds were released in escrow on October 30, 2007, the closing date, and the registration statement covering these shares was declared effective on February 6, 2008. We also agreed to use our reasonable best efforts to have our common stock listed and traded on any one of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Capital Market by June 30, 2008.

In connection with the October Purchase Agreement, we issued warrants to Roth Capital Partners, LLC and Brean Murray, Carret & Co., LLC for the purchase of 300,000 and 100,000 shares of our common stock, respectively. The warrants are for a term of 5 years, have an exercise price of $9.60 per share, and include registration rights to register the shares issuable upon exercise of such warrants. For more details regarding the October Purchase Agreement and the Registration Rights Agreement, see our Registration Statement on Form S-1, filed with the SEC on February 6, 2008.

Acquisition of Fortune Fame

On November 7, 2007, we acquired 100% of the equity interests of Fortune Fame, and its operating PRC subsidiary, ISDT, for which we paid approximately $7.1 million in cash and issued 883,333 shares of its common stock. Of the 883,333 shares of common stock, 383,333 shares were issued to Cheer Crown International Investment Limited, or Cheer Crown, and 500,000 shares were issued to Mr. Gao, the Chairman of ISDT’s Board of Directors. Under the terms of the acquisition agreement, Mr. Gao, agreed to continue on as the Chairman of ISDT. Mr. Gao also agreed that he will return 250,000 shares of our common stock if Fortune Fame does not meet certain net income targets in 2008, and 250,000 shares if Fortune Fame does not meet certain net income targets in 2009.

Acquisition of Bocom Multimedia

On December 9, 2007, we entered into a Share Purchase Agreement (the “Bocom Purchase Agreement”), with Bocom Venture Inc. (“Bocom Venture”), a British Virgin Islands company, for the acquisition of 100% of the issued and outstanding capital stock of Bocom Multimedia and its wholly-owned Chinese subsidiary, Bocom Technology, for a purchase price of approximately $18,000,000. We paid approximately $9,000,000 of the purchase price in cash which is included in deposit for business acquisition as of December 31, 2007. The remaining $9,000,000 of the purchase price is payable on or before May 1, 2008 in 1,125,000 shares of our common stock. On February 1, 2008, we completed our acquisition of Bocom Multimedia, and effective immediately, Bocom Multimedia and its subsidiary, Bocom Technology, became our indirect wholly-owned subsidiary.

Bocom Multimedia was formed in Hong Kong on August 10, 2007, and is a leading provider of large screen digital light processing and integrated solutions in China. Their products have been widely applied in the fields of public security, communication and multimedia in China. Bocom Multimedia has successfully completed over 100 digital light processing project installations for police bureaus and municipal governments in more than ten provinces in China, including Beijing, Shanghai, Chongqing, Sichuan, Hunan, Guangdong and Fujian.

The following chart reflects our organizational structure as of the date of this prospectus.

Our corporate headquarters are located at 21st  Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040, People’s Republic of China. Our telephone number is (+86) 755 -8370-8333. We maintain a website at www.chinacpby.com  that contains information about our subsidiaries CPSH and Public Security, but that information is not a part of this prospectus.

Recent Developments

Acquisition of Geo

On February 15, 2008, we approved the entry of our variable interest entity, iASPEC into (1) a share purchase and increased capital agreement, or the Geo Agreement, dated as of February 16, 2008, by and among iASPEC, Wuhan Wuda Venture Capital Co., Ltd., or Wuhan Venture, Song Ai Hong and Wuhan Wuda Geoinformatics Co., Ltd., or Geo, for the purchase of 46% of Geo for a purchase price of approximately $4,819,000, and to inject an additional approximately $1,388,900 to increase the registered capital of Geo to approximately $8,333,000 in the aggregate, and (2) a share purchase agreement, or the Li Agreement, dated as of February 16, 2008, between iASPEC and Li Wei, for the purchase of 2.4% of Geo, for a purchase price of approximately $666,700. After giving effect to the transactions contemplated by the Geo Agreement and the Li Agreement, iASPEC paid approximately $6,875,000 for a 57% equity interest in Wuhan (based on a registered capital of RMB60,000,000). The transaction was consummated on April 1, 2008.

Geo was founded in 1999 by Wuhan University, a leading university in Asia for GIS-related studies. Geo develops and sells GIS software, contracts surveying and mapping projects, produces space measurement data and provides technical consulting and supervision services for GIS projects. In addition to its research and development capabilities, Geo provides us with direct access to numerous permits and mapping data that further enhance our technological capabilities, lower project construction costs and enable us to price our products and services more competitively. Our ownership of the data also provide licensing and recurring domestic and international revenue opportunities for us.

As a result of our acquisition of Geo, we are the only company in China with both the Level A Certificate of Surveying & Mapping and the Computer Information System Integration Level One Qualification under its umbrella. We believe that these qualifications serve to enhance our technological capabilities in the GIS sector and gives us additional market presence in other government sectors such as land and resource planning and civil-use GIS.

Establishment of Board Committees

On April 8, 2008, the Board of Directors of the Company established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee and appointed the Company’s independent directors, Yun Sen Huang, Qiang Lin, and Sean Shao to each committee. Mr. Shao was appointed as the Chair of the Audit Committee, Mr. Huang was appointed as the Chair of the Compensation Committee and Mr. Lin was appointed as the Chair of the Governance and Nominating Committee. The Board of Directors of the Company also determined that Mr. Shao possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Marketplace Rules of The Nasdaq Stock Market, Inc. and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

BUSINESS

Overview of Our Business

We are a holding company that owns all of the issued and outstanding capital stock of CPSH. CPSH is also a holding company. We operate through our wholly-owned operating Chinese subsidiary, IST, ISDT, Bocom Technology and through IST’s commercial arrangement with iASPEC, our VIE. Through IST, we are a China based company providing integrated solutions for the public security sector in China, specializing in providing public security information communication applications and GIS software services.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level of civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our customers include the Guangdong Public Security Department, the Shenzhen Border Check Station, the Shenzhen Public Security Bureau, the Shenzhen Traffic Police Bureau, the Shenzhen Fire Department and the Shantou City Public Security Bureau. In the future we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services. In fiscal years 2007 and 2006, 68% and 55% of our revenues, respectively, were generated under our exclusive commercial arrangement with iASPEC. However, fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which IST does not have. The Management Service Agreement anticipates that iASPEC will fulfill all obligations for PGIS contracts, IST will receive 100% of the net received profit of iASPEC, net of an annual fee of $180,000, and IST will reimburse iASPEC for all net losses incurred by iASPEC.

Fortune Fame had no substantive business operations since its formation in July 2007 until it acquired ISDT on October 26, 2007. ISDT provides a leading CA, an application platform and e-Government solution technology, and is an exclusive CA application provider for the Shenzhen municipality in the PRC. The CA certification allows ISDT to issue digital certificates that contain a public key that can be used by the public to encrypt messages and protect the identity of the user. The CA also certifies that the public key contained in the certificate belongs to the person, organization, server or other entity noted in the certificate. CAs are currently used in China’s e-Government industry and can be successfully integrated with our e-Government platforms and solutions to enhance customers’ applications.

Our Industry

Informatization

Over the past two decades, the PRC government has encouraged the development and use of new technologies for information and communication (or ICTs) and their application in all spheres of government, industry, education and culture. The term “Informatization” or “ xinxihua ” has been coined in China to describe the overall process of ICT application in China and has in recent years become a linchpin of central and many local economic development strategies.

As a part of the Informatization process, the PRC government has launched a series of online programs to accelerate its pace of implementing and using information technology to improve China’s current government information management systems, and help promote China’s economic development. The Informatization process has led to a growth in the use of information technology, such as e-Government platforms and GIS, for public security. An example of this has been the Government Online Project or GOP. The Government Online Project is a three-stage initiative: Stage One focused upon connecting 800-1,000 government offices and agencies to the Internet; Stage Two focused on having government offices and agencies move their information systems into compatible electronic form; and Stage Three focused on making government offices and agencies paperless. The purpose of the GOP is to create a centrally accessible administrative system that collects and transports data to and from users; users  being the public and the enterprise system, as well as government departments.

On January 22, 1999, the GOP was formally launched by China Telecom and the State Economic and Trade Commission’s (SETCs) Economic Information Center along with the Information Offices of more than 40 central government departments. The project interconnects government offices of every province, autonomous region and municipality. The network will promote the establishment of formal government websites to provide information and services and then (in theory) also facilitate collaboration between the government and the nation’s growing number of IT enterprises. By developing the basic infrastructure and encouraging government agencies at all levels to incorporate Internet technologies, the government hopes to set the tone for online development and, ultimately, e-commerce. Our First Responder Coordination Platform, Intelligent Border Control and Security Surveillance System, Residence Card Information Management System are a part of the information technology implementation program of the public security sector in China.

GIS Industry

The GIS field is a rapidly growing field that incorporates geographical features with data in order to assess real world problems. In the strictest sense, a GIS is a computer system capable of capturing, storing, analyzing, and displaying geographically referenced information; that is, data identified according to location. The term GIS also includes the procedures, operating personnel, and spatial data that go into the system.

The power of a GIS comes from the ability to relate different information in a spatial context and reach a conclusion about this relationship. Most of the information we have about our world contains a location reference, placing that information at some point on the globe. However, GIS can be used to emphasize objects on a map, their absolute location on the Earth’s surface and their spatial relationships, in a series of attribute tables—the “information” part of a GIS. For example, while a computer-aided mapping system may represent a road simply as a line, a GIS may also recognize that road as the boundary between wetland and urban development between two census statistical areas. A GIS, therefore, can reveal important new information (such as whether features intersect or whether they are adjacent) that leads to better decision making or solutions.

Data Capture and Integration –  In order to utilize a GIS, data must be directly entered into (or captured by) a GIS in digital form, that is, in a form the computer can recognize. A GIS can also convert existing digital information, which may not yet be in map form, into forms it can recognize and use. Map data may also be created by (1) digitizing maps by hand-tracing with a computer mouse on the screen or on a digitizing tablet to collect the coordinates of features, (2) using electronic scanners to convert maps to digits, or (3) uploading coordinates from Global Positioning System or GPS receivers into a GIS. Once a time-consuming process, the data capture process is now made easier by the development in the GIS industry of software tools to automatically extract features from satellite images or aerial photographs and create databases in map form for use in a GIS.

Information Retrieval and Data Output –  With a GIS you can “point” at a location, object, or area on the screen and retrieve recorded information about it from off-screen files. For example, using scanned aerial photographs as a visual guide, you can ask a GIS about the location of a fire, analyze the area around the fire and determine conditions of adjacency (what is next to it), containment (what is enclosed by it) and proximity (how close is something to it).

Another critical component of a GIS is its ability to produce graphics on the screen or on paper to convey the results of analyses to the people who make decisions about resources. Wall maps, Internet-ready maps, interactive maps and other graphics can be generated, allowing decision makers to visualize and thereby understand the results of analyses or simulations of potential events.

Components of GIS

•
Hardware  – Hardware comprises the equipment needed to support the many activities ranging from data collection to data analysis. A central piece of the equipment is a workstation, which runs the GIS software and is the attachment point for the equipment. Data collection efforts can also require the use of a digitizer for conversion of hard copy data to digital data and a GPS data logger to collect the field. The use of handheld field technology is also becoming an important tool in GIS. With the advent of web-enabled GIS, web servers have become an important piece of equipment for GIS.

•
Software  – Different software packages are important for GIS. Central to this is the GIS application package. Such software is essential for creating, editing and adding spatial and attributed data, therefore these packages contain a myriad of functions inherent to them. Extensions or add-ons are software that extends capabilities of the GIS software package. Component GIS software is the opposite of application software. Component GIS seeks to build software applications that meet a specific purpose and thus are limited in their spatial analysis capabilities. Utilities are stand-alone programs that perform a specific function. For example, a file format utility that converts from one type of GIS file to another. There is also web-GIS software that helps serve data through Internet browsers.

•
Data  – Data is the core of any GIS. There are two primary types of data that are used in GIS, a geodatabase and attribute data. A geodatabase is a database that is in some way referenced to locations on the earth. Geodatabases are grouped into two different types: vector and raster. A vector image is stored as geometric objects, such as lines and arcs, which are drawn between specific coordinates. If you magnify a vector image you see the lines more accurately, and the line edges stay smooth. A raster image is made up from pixels, like the picture obtained from a scanner, or the screen image on a computer monitor, and has a finite amount of detail which is dependent upon the image size and resolution. However, the closer you look at a raster image the coarser it appears and you don’t see any extra detail. Vector drawings are utilized in GIS and other applications where accuracy is important. Coupled with this data is usually data known as attribute data. Attribute data are data that relate to a specific, precisely defined location. The data are often statistical but may be text, images or multi-media. These are linked in the GIS to spatial data that define the location.

•	People - Well-trained people knowledgeable in spatial analysis and skilled in using GIS software are essential to the GIS process.

Public Sector Use of GIS

GIS can be used by the public sector in the following ways:

•
Pubic Safety and Emergency Response Planning  – GIS technology gives public safety personnel the ability to manage and analyze large amounts of location-based information. Data (including files from legacy systems) can be stored in a geodatabase and used to visualize spatial relationships and reveal trends critical to public safety response and planning. Computer-generated maps can be shared across a network or the Internet with multiple agencies to coordinate efforts and maximize resources.

•
Law Enforcement  – GIS software uses geography and computer-generated maps as an interface for integrating and accessing massive amounts of location-based information. GIS allows law enforcement and criminal justice personnel to effectively plan for emergency response, determine mitigation priorities, analyze historical events, and predict future events. GIS can also be used to get critical information to emergency responders upon dispatch or while en route to an incident to assist in tactical planning and response. While law enforcement agencies collect vast amounts of data, only a very small part of this information can be absorbed from spreadsheets and database files. GIS provides a visual, spatial means of displaying data, allowing law enforcement agencies to integrate and leverage their data for more informed decision making.

•
Public Works and Development  – Use of GIS software in public works improves efficiency and productivity to better serve citizens. For example, GIS applications are in demand in connection with the construction of the Pan Asia Railway and development of the Meigong River and Tumen River in the Northwest of China. Such public works systems could use GIS to connect all divisions in a public works department from engineering to accounting, which streamlines work flows, asset management, operations, and planning. Using a GIS throughout the department allows all sections to share and easily access geographic data. GIS promotes data integrity and facilitates better communication and decision making throughout the organization.

•
Economic Development  – GIS may be used to foster economic development. Agencies could work to advance the quality of life and strengthen the economic base of their region by retaining and growing existing businesses and attracting new investment.

•
Urban Planning and Site Selection  – Information regarding a proposed site for parcel zoning, transportation planning, waste disposal or other use may be combined and manipulated in a GIS to address planning and natural resource issues (such as the location of a water well near a proposed waste disposal site) to guarantee the quality of life for everyone in livable communities. Planning agencies have realized the power of enterprise GIS to identify problems, respond to them efficiently, and share the results with the public.

Public Security Information Technology in China

With the urbanization and fast economic growth along the coastal areas of China, the demands for information technology by government agencies has greatly increased, especially in the areas of urban planning, travel and land management. PRC government agencies face challenges, such as financial constraints and public safety, and must find ways to better manage resources and serve their citizens. For example, police departments explore methods to better protect the public by more effectively and efficiently analyzing crime patterns within specific geographic areas. Likewise, government authorities look to improve security by assessing threats across their geographic areas and departments and plan appropriate emergency responses. Our software services and operations have been concentrated in and are used by the public security sector (such as by the Police, Fire Department and Healthcare Emergency Services). The use of security information technology in the private sector is still developing in China and presents a growth opportunity for us. In the future, we plan to target the telecommunications, logistics and insurance sectors as areas for business development within the private sector.

Our Products and Services

We offer the following four products and services:

(1)     Public Security Information Technology

                * First Responder Coordination Platform

                * Intelligent Border Control and Security Surveillance Systems

                * Residence Card Information Management System

(2)     Geographic Information Systems (GIS)

(3)     E-Government Platform and Software Sales and Maintenance

Public Security Information Technology

First Responder Coordination Platform

The First Responder Coordination Platform is a software program which integrates the contact numbers for general police, fire, traffic and other related government organizations into one contact number and enables these agencies to consolidate and improve their public emergency response. Through this platform, our public security customers are able to command and coordinate joint responses to provide the public with immediate, efficient and reliable assistance.

The PRC government, through its “Police Force Technology Reinforcement” initiative, has mandated the adoption of the first responder system to consolidate and improve public emergency response. Approximately 660 cities across China are expected to initiate the deployment of their coordinated emergency response platforms, creating significant opportunities for us.

Intelligent Border Control and Security Surveillance Systems

Our Intelligent Border Control product is used by the Ministry of Public Security for effective border control management. The Intelligent Border Control System stores biometric information, such as finger-prints and facial features from passengers in a database and integrates it with infrared and license plate recognition technologies to enable the automation of border control checkpoints for faster and more accurate processing of passengers, while at the same time helping to safeguard borders from stowaways, and greatly improving overall efficiency and the effectiveness of border control management.

Compared with traditional surveillance systems, the Intelligent Security Surveillance System adopts technologies such as biometric recognition, proactive detective and intelligent video analysis, and integrates with facial recognition, GIS, data storage and analysis, to manage and control surveillance through a consolidated software platform. This product can be used in city-wide surveillance by the police department, as well as mass scale applications such as in subways, airports and terminals.

The rapid development of China in recent years has also led to growing passenger traffic across its borders, which reached 318 million people in 2006. Shenzhen has 11 out of 64 Exit and Entry Frontier Stations controlled by the Ministry of Public Security in China, through which 167 million passengers crossed in 2006. The total market opportunity for the Intelligent Border Control System is currently estimated at $300 million. To address the increasing requirement and faster and more accurate checkpoint processing of passenger traffic, Exit and Entry Frontier Stations throughout China are in the process of implementing their own intelligent border control systems. These systems can also be used to strengthen port control and surveillance in China’s 288 air, sea and land ports and have many alternative private sector applications, including the management and control of stadium attendance, parking lot traffic, work attendance and toll road traffic.

Residence Card Information Management System

This system is designed to apply the latest information technology to automate the Shenzhen Residence Card System, and will integrate with police GIS systems. Through an integrated information transfer platform, the system will facilitate several social programs, including social welfare management, education management, and house rental service management. Various government and functional departments can access information regarding the immigrant population in the system to improve work efficacy and increase managing capability. In the near future, the system may be expanded to be compatible with other applications, such as medical, personal credit history, and driving records. If successful, the system may be extended to 660 cities across China. According to national statistics, there are over 150 million internal immigrants in China. In many mid-to-large cities, the population of recent immigrants from rural areas exceeds the resident population. As key pilot projects for the Ministry of China Public Security, our Residence Card information Management System will be first deployed in Shenzhen.

GIS Software Services and Operations

We provide system management and support services in connection with our Police-Use Geographical Information Services or PGIS Platform. The PGIS platform is a GIS that was developed by iASPEC and licensed exclusively to us, for use in creating, editing and adding data to our customers’ systems. The PGIS platform allows us to provide our law enforcement customers with different services, including specialized mapping services, positioning services, messaging services and services which monitor access to their GIS by users of different levels. We offer the PGIS platform with a full complement of services, including providing basic map image data from the GIS and specific data in connection with that map image (such as a bus stop), a consolidation of both basic data and specific data services for data inquiry services, and application system services, which is the application of consolidated services to a specific service requirement, such as the position of a police officer in the field.

We also provide application interface services which ensure that our PGIS platform is equipped to interact with other programs to the benefit of our customers. The data from different law enforcement command systems can be integrated with our PGIS platform to provide our law enforcement customers with more robust communication and location information. Typically, our platforms are integrated with the City Emergency Commanding System, the Police Resource Consolidated Management System, the Residence Management System, the Internet Surveillance System, the Traffic Commanding System, the Criminal Investigation System and the City Surveillance System.

Software Sales and Support Services

As a result of our commercial arrangement with iASPEC and our 16 exclusive licenses to iASPEC’s 16 copyrighted applications, we have inherited iASPEC’s prior service line involving software sales and distribution and support services. Our Software Sales and Support Services include the following four categories of services:

•
Software Operation – Application software development, including consolidating the software development and pure application software development of different IT projects. Currently our customers for this service mainly include government agencies which outsource software development to us.

•
System integration – We build integrated systems with necessary hardware equipment purchased by iASPEC on behalf of our customers. The system integration project sometimes includes application software development, the revenue of which is incorporated into our Software Operation services.

•
Consulting – We provide IT consulting services related to the development of IT systems. For example, if a customer needs to build an IT system, we fully investigate the customer’s requirements and then submit relevant solutions.

•
Software Sales and Distribution – Through our exclusive software license from iASPEC, we are entitled to sell and provide relevant software services to our customers. Also, as a distributor for some specialized software developers, we sell software products to the end-users, which may occur during the delivery of Software Operation, System Integration or Consulting services.

Product Warranty

Our Company usually offers a one-year service warranty for our system integration services. The warranty includes support services, minimal updates and system maintenance. In our experience the cost of providing this warranty has been immaterial.

We also offer warranties for our hardware sales, but the suppliers of such hardware provide the final warranty services.

Our Intellectual Property

We currently have the following registered and copyrighted software products, as well as numerous software licenses from iASPEC under our Management Service Agreement with iASPEC:

Registration Code	Year Issued	Name	Version

SHEN DGY-2007-0862	2007	IST Workflow Software	V1.0

SHEN DGY-2007-0861	2007	IST Search Engine Software	V1.0

SHEN DGY-2007-0361	2007	IST Short-message Service Platform Software	V1.0

2004SR09334	2004	iASPEC Case Tracking Management System	V 2.0
2004SR09335	2004	iASPEC Application Envelope System	V 2.1
2004SR09336	2004	iASPEC Quality System Document Management System	V 2.2
2004SR09337	2004	iASPEC e-Logistics Support Management System	V 2.0
2004SR09338	2004	iASPEC Secured and Audited Message Switching System	V 2.5
2004SR09084	2004	iASPEC Project e-Time Tracker Management System	V 2.0
2004SR09085	2004	iASPEC Application e-Monitor System	V 3.3
2004SR09086	2004	iASPEC Remote Administered Distributed Application Architecture System	V 2.1.3
2004SR09087	2004	iASPEC Community and Establishment Management System	V 1.1
2004SR09088	2004	iASPEC Document and Work Flow Management System	V 3.0
2004SR09089	2004	iASPEC e-Community Management and Service System	V 1.0
2006SR11589	2006	iASPEC Content Management System	V 1.0
2006SR11590	2006	iASPEC Three In One Police Computer Assistant Dispense System	V 1.0
2006SR11591	2006	iASPEC Police Force General Management System	V 1.0
2006SR11592	2006	iASPEC General Office Automatization System	V 1.0
2006SR11593	2006	iASPEC Police Geographic Information System	V 1.0

Our newly acquired subsidiaries, ISDT and Bocom Technology, have the following copyrighted software products:

Registration Code	Year Issued	Name	Version

SHEN DGY-2007-0857	2007	Bocom Multimedia Display Server Software	V 4.0

SHEN DGY-2007-0858	2007	Bocom Multimedia Screen Printing Software	V 4.0

SHEN DGY-2007-0859	2007	Bocom Multimedia Device Server Software	V 4.0

SHEN DGY-2007-0860	2007	Bocom Multimedia Customer End Software	V 4.0

SHEN DGY-2007-0761	2007	ISDT Supplier Management Software	V 1.0

2007SR09783	2006	ISDT GPS Terminal Security Management Software (XAGPS)	V 1.0
SHEN DGY-2007-0337	2007	ISDT GPS Terminal Security Management Software	V 1.0

SHEN DGY-2007-0759	2007	ISDT General Office Automatization System	V 1.0

SHEN DGY-2007-0759	2007	ISDT Content Management Software	V 1.0

All copyrighted software applications are effective 5 years from the date of registration. We expect to renew all copyrighted software applications prior to their respective expiration date.

In addition, Bocom Multimedia owns the following patents in China:

Patent No.	Effective Date	Description	Duration
ZL 2006 2 0014548.2	11/14/2007	Fiber Signal Access Device of Large Screen Display	10 years
ZL 2006 2 0014546.3	9/12/2007	General Cable Signal Access Device of Large Screen Display	10 years
ZL 2006 2 0014549.7	9/12/2007	Bus Signal Access Device of Large Screen Display	10 years

We protect our know-how and technologies through confidentiality provisions in the employment contracts we enter into with our employees. In addition, our engineers are generally divided into different project groups, each of which generally handles only a portion of the project. As a result, no one engineer generally has access to the entire design process and documentation for a particular product.

Sales and Marketing

We develop new business by identifying and contacting potential new customers and through referrals, or as a result of new customers contacting us because of our reputation in the industry. We strengthen our market presence through various types of marketing campaigns, such as participating in exhibitions, trade fairs and seminars, and presenting solutions to prospective customers. We participate in several domestic and international trade fairs such as the China High-Tech Fair in Shenzhen and the e-Gov China Fair in Beijing. We also participate in seminars held by ESRI, IBM etc. each year, to raise our recognition and promote our products. These trade fairs not only promote our reputation, but also our brand name.

Our main marketing and business development focus is on public security information technology and GIS software services and operations, and software sales and distribution. We have a good reputation and brand recognition in this market. We expect to expand in the market and obtain more market shares through our mature products and quality services.

Our Major Customers

Our VIE, iASPEC serves 46 customers located in the Guangdong Province and Hainan Province in China. iASPEC has begun to explore markets outside of Guangdong and Hainan Province in China. We do not have any customers outside of China. Our largest client, Shenzhen General Station of Exit and Entry Frontier Inspection of the PRC, accounted for 26% of our sales in 2007, and our five largest customers accounted for 59% of our revenue in 2007.

The following table provides information on our major customers in 2007 and 2006. For 2006, revenues were generated by our Predecessor company, iASPEC, during the Predecessor Period from January 1, 2006 to October 8, 2006 and by us directly through our turnkey arrangement with iASPEC or directly with clients during the Successor Period from January 17, 2006 to December 31, 2006. For 2007, revenues were generated by us through our turnkey arrangement with iASPEC for the period from January 1, 2007 to June 30, 2007 and by us through our VIE, iASPEC, during the period from July 1, 2007 to December 31, 2007. We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purposes of the following 2006 analysis. This is not in accordance with US GAAP and the periods presented are not comparable due to our reverse acquisition by CPSH. We have also combined the results of operations of CPSH for the period from January 1, 2007 through December 31, 2007 and the results of iASPEC’s operations from January 1, 2007 through June 30, 2007 for purposes of the following 2007 analysis, which is not in accordance with US GAAP since iASPEC’s results were not consolidated into CPSH until July 1, 2007 when it became the VIE.

2007

No.	Name		Revenues (in thousands of US dollars)	Percentage of Total Sales

1	Shenzhen General Station Of Exit And Entry Frontier Inspection Of The P.R.C.		$7,756	26%
2	Shenzhen City Police Department		6, 498	21%
3	Shantou City Police Department		2,171	7%
4	Shenzhen City Futian District Information Center		834	3%
5	Guangzhou Jieqing Computer Co.,Ltd.		739	2%
		TOTAL	$17,998	59%

2006

No.	Name		Revenues (in thousands of US dollars)	Percentage of Total Sales

1	Shenzhen City Police Department		$1,621	13.8%
2	Shenzhen City Fire Department		835	7.1%
3	Shenzhen Immigration Bureau of China		791	6.7%
4	Shenzhen City Nanshan District Police Department		299	2.5%
5	Shenzhen City Traffic Police Department		207	1.8%
		TOTAL	$3,753	31.9%

Our Competition

The markets for public security Information Technology and GIS in China have developed in recent years, and currently there are only a few software developers engaged in these fields, especially in the PGIS area, where we do not currently face any direct competition. However, there are many potential competitors in this area who could enter the market without significant barriers to entry.

We believe that Beijing Founder Digital Company Limited and Zheng Xian Technology (Shenzhen) Company Limited pose a threat as potential market entrants in the public security Informatization and GIS areas. However, we believe that we will be able to effectively compete with these software development companies should they enter the market for our product and service offerings in the future. There are barriers to accessing the PGIS market which give us a competitive advantage over our potential competitors. Our pioneering PGIS platform and our ongoing customer relationships have enabled us to develop a reputation in the industry.

Our services are designed to provide our customers with integrated and innovative public safety and security solutions. Key advantages of our solutions include:

•
Growing Portfolio of Software and Services –  We offer our customers location-based public security solutions through our growing portfolio of software and services offerings. Government agencies use our core products to incorporate location-based data into their decision-making processes to drive more effective results. Through our platforms, our customers can develop unique location-based applications, which can be extended across their agencies to support a variety of needs and generate more valuable intelligence. As a complement to these offerings, we offer related services, such as application development and systems integration, which help our customers quickly implement and customize our solutions.

•
Successful Implementation of High Profile Contracts –  Our management team has a proven track record of successful implementation of high profile government contracts in China. During 2007, we procured or completed several large-scale system integration contracts relating to our First Responder Coordination System, our Intelligent Border Control System and our Residence Card Management System. We have successfully implemented our First Responder Coordination Platform, which combines the functions of the police emergency system, the fire emergency system, and the traffic control emergency system, in Shenzhen City, Guangdong and in Dongbang City, Hainan. In April we were granted our third contract for its implementation in the Shantou Special Economic Zone of Guangdong Province. We won a contract for the implementation of our Intelligent Border Control System at the Shenzhen Bay Port and the Futian Port, the former of which received official recognition in July 2007, when China’s President Hu Jintao inspected the system and became the first passenger to use the crossing.

•
High Barriers to Entry –  Our high qualifications, our successful contractual implementation record, the high cost of switching to other providers provides us with a “first mover” advantage in the PRC market and poses high barriers to entry for our potential competitors. We have a proven track record of contract implementation and our commercial partner, iASPEC holds the Computer Information System Integration Level 1 Qualification from the PRC Ministry of Information and the Computer Information System Security Service qualification from Guangdong Province. In addition, after investing in our systems, our existing customers have a strong incentive to purchase follow-on phases with us in order to expedite implementation and save costs.

•
Scalability of Platform –  We have digitized detailed proprietary information systems data related to Shenzhen City and Guangdong Province that can be leveraged for future civil-use applications in logistics, insurance, and location based services across industries.

Regulation

We are subject to the PRC’s foreign currency regulations. The PRC government has control over RMB reserves through, among other things, direct regulation of the conversion of RMB into other foreign currencies. Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.

Our Chinese subsidiary Information Security Technology (China) Co., Ltd. (“IST”), is a Shenzhen City Software Enterprise, holds ISO 9001:2000 Certification and Maturity Level 2 of Capability Maturity Model Integration. However, fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which IST does not have. Through our exclusive commercial arrangements with iASPEC we benefit from the following governmental licenses and permits previously awarded and currently held by iASPEC:

Name	Duration

Computer System Integration Level One Qualification from PRC Ministry of Information	June 11, 2007 – June 10, 2010
State Secret related Computer Information System Integration Certificate	April 26, 2004 - April 25, 2008
Guangdong Province Computer Information System Security Service Qualification	July 22, 2004 - July 22, 2008
Shenzhen City Key Software Enterprise	March 28, 2007 - March 27, 2008
Shenzhen City High Technology Enterprise	December 31, 2001 - June 24, 2008
Guangdong Province Security Technology Surveillance System Design, Implementation and Repair Qualification	October 31, 2007 – October 30, 2009
Maturity Level 3 of Capability Maturity Model Integration	September 2007 (Authorized Date)

In addition, Bocom Multimedia holds the following certifications and qualifications:

Holder	Name	Duration

Bocom Multimedia	ISO 9001:2000 Certification from Universal Certification Service Co., Ltd.	November 08, 2004 – September 26, 2010
Bocom Multimedia	Certificate for China Compulsory Product Certification	August 14, 2007 (Authorized Date)

Our Employees

As of December 31, 2007, we had approximately 460 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Employees

Software Development	340
Sales & Marketing	50
Admin & Human Resources	25
Accounting	20
Corporate Finance	15
Management	10
Total	460

We believe that our relationship with our employees is good. The remuneration payable to employees includes basic salaries and allowances. We also provide training for our staff from time to time to enhance their technical knowledge.

We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

Our Chinese subsidiaries have trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at rates ranging from 13% to 18% of the average monthly salary. As of the date of this report, we have complied with the regulation and have paid the state pension plan as required by law.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for all of our employees.

With the expansion of our business operations and several anticipated acquisitions, we expect that the number of our employees will increase in the next 12 months.

Our Properties and Facilities

All land in China is owned by the state or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Prior to June 2007, our subsidiary IST occupied space in offices pursuant to a six month rental agreement. In June 2007, we moved into our new executive offices located on the 21st Floor of the Everbright Bank Bldg., Zhuzilin, Futian District, Shenzhen, China, for which IST currently has land use rights. Our new executive offices, consist of approximately 1,200 square meters, all of which are dedicated to administrative office space. We have fully paid the land use fees. Our other property primarily consists of computer equipment, servers, licensed software, some furniture and fixtures. There is no lien on any of our property and we currently do not have any intention to make large scale improvements or developments with respect to these properties.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Jiang Huai Lin	38	President, Chief Executive Officer, and Chairman of the Board
Zhi Xiong Huang	38	Director and Chief Operating Officer
Zhaoyang Chen	43	Chief Financial Officer
Yun Sen Huang	61	Director
Qiang Lin	61	Director
Yi Gang Shen	34	Chief Technology Officer
Sean Shao	51	Director

MR.  JIANG HUAI LIN  has been a member of our Board of Directors since September 6, 2006 and he became our President and Chief Executive Officer on October 3, 2006. Mr. Lin has also served as the Chairman and Chief Executive Officer of our subsidiary, IST, since its incorporation in January 2006. During the period from September 2000 to June 2004, Mr. Lin served as the President and Chief Executive Officer of Hong Kong United Development Group, a consolidated enterprise engaging in investment, high technology and education. Before that, during the period from February 1995 through August 2000, Mr. Lin was a Director and the General Manager of Fujian Wild Wolf Electronics Limited, a company engaged in the business of manufacturing electrical consumer products. Mr. Lin holds a Bachelor’s degree in Industrial Accounting from Xiamen University.

MR. ZHI XIONGHUANG  was appointed as our Chief Operating Officer on May 10, 2007 and has served as a member on our Board of Directors since November 28, 2006. Mr. Huang has also served as the Vice-President of our subsidiary IST since its incorporation in January 2006. Since September 2002, he has also been a Vice President of iASPEC, where he supervises iASPEC’s research and development activities and consults on various types of sophisticated, technical issues. Between July 2001 and March 2002, Mr. Huang served as the General Manager of product development of Shenzhen Runsheng Information Systems Company Ltd. and was responsible for overseeing general operations. He holds a B.S. in computer science from Hehai University in China and has over fifteen years’ experience in information systems. Mr. Huang is currently a Director of the Shenzhen Computer Association and is an Expert with the Shenzhen Expert Association, a nonprofit organization.

MR. ZHAOYANG CHEN  was appointed as our Chief Financial Officer on December 13, 2007. Mr. Chen has had over 15 years’ experience in the field of financial management and investments and has served as our Vice President of Investments since April 2007. Prior to joining the Company, Mr. Chen served from July 2004 to March 2007 as the General Manager of the Gaoying Group (Hong Kong), where he was responsible for overall operations and several acquisition projects. Prior to that Mr. Chen served from September 1999 to June 2004 as the Assistant General Manager of the Shenzhen Zheng Jia Investment Company, where he was responsible for corporate finance management and project investments. Mr. Chen has also served as the General Manager of Risk Control for the Shenzhen Zhong Cheng Enterprises Group and as the Chief Financial Officer and Director of Guizhou Fu Bao Co., Ltd. during its application for A Share listing in China. Mr. Chen holds a Bachelor’s degree in Accounting from the Hangzhou Dianzi University.

MR. YUN SEN HUANG  has been a member of our Board of Directors since August 10, 2007. Mr. Huang has been a Professor in the School of Information Engineering at Shenzhen University since September 1984. He has been involved in many computer application projects, and has received many awards, including a First Grade Award of Technology Advancement from Sichuan Province, a Second Grade Award of Technology Advancement from Guangdong Province, and a Third Grade Award of Technology Advancement from the Chemical Ministry. Mr. Huang has published eight books in the field of Networks and Multimedia Applications. In addition, Mr. Huang was a founder of the International Software Development (Shenzhen) Co., Ltd, a co-partnership company incorporated by IBM, East Asia Bank, and Shenzhen SDC Company, and its Chairman between 2001-2006. Currently, Mr. Huang is a Director of the Shenzhen Computer Academy, a Vice Director of the Guangdong Province Computer Academy, as well as, Executive Director of the China University Computer Basic Education Committee. Mr. Huang holds a Bachelor’s Degree of Electronics Engineering from Tsinghua University. There is no relationship between Mr. Huang and our Chief Operating Officer, Zhi Xiong Huang.

MR. QIANG LIN  has been a member of our Board of Directors since August 10, 2007. Mr. Lin has been a Professor in the School of Information Engineering at Shenzhen University since September 2002. From July 1997 to September 2002, Mr. Lin served as the Director of Computer Science and Technology Department at Shenzhen University. Mr. Lin has been engaged in teaching and research in the Computer Applications field for many years. Presently, he is a postgraduate advisor and teacher and focuses his research in the fields of Computer Networks, Information Systems, Databases, and ERP systems. Mr. Lin has published many research papers in China’s Computer Science . He is also the editor-in-chief of Electrical Business Foundation . Mr. Lin has significant research experience in information systems, electronic business, logistics, and image disposal and has successfully developed many computer application systems as a project principal. He has been awarded with a First Grade Award of Software Development from the Chinese Chemical Ministry and a Third Grade Award of Science and Technology Development by Guangdong Province. Mr. Lin holds a Master Degree of Computing Mathematics from Zhongshan University .  There is no relationship between Mr. Lin and our Chief Executive Officer, Jiang Huai Lin.

MR. YI GANG SHEN  was appointed as our Chief Technology Officer on May 10, 2007. Prior to this, Mr. Shen served as the Director of the R&D Center of Shenzhen iASPEC Software Engineering Co., Ltd. from February 2006 to May 2007. From March 2003 to January 2006, Mr. Shen served as the Director of product and business development of Li Ming Network Co., Ltd., and from June 2000 to February 2003, Mr. Shen served as the Project Manager of “TOM.COM”, a company listed on the Hong Kong GEM. Mr. Shen has over ten years of IT experience in different areas such as e-government and financing. Mr. Shen graduated from Lanzhou University of China where he earned a Bachelor’s Degree in Electronics and Information Science and holds the Senior Project Manager certificate awarded by China’s Ministry of Information Industry.

MR. SEAN SHAO has been a member of our Board of Directors since April 1, 2008. Mr. Shao has been serving as Chief Financial Officer of Trina Solar Limited since August 2006, where he assisted it in listing on the NYSE in December 2006. Previously he was the Chief Financial Officer of ChinaEdu Corporation, a Chinese educational service provider, from September 2005 to August 2006 and was the Chief Financial Officer of Watchdata Technologies Ltd., a Chinese security software company, from August 2004 to September 2005. He was previously a senior manager at Deloitte Touche Tohmatsu CPA Ltd., Beijing from October 1998 to July 2004 and an assistant manager at Deloitte & Touche Toronto from December 1994 to November 1997. Mr. Shao received his Master’s degree in Health Care Administration from the University of California at Los Angeles in 1988 and his Bachelor’s degree in Art from East China Normal University in 1982. Mr. Shao is an associate member of the American Institute of Certified Public Accountants.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC. None of the directors, director designees or executive officers to our knowledge has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on its review of the copies of such forms received by us all such filing requirements applicable to its officers and directors were complied with during the fiscal year ended December 31, 2007.

Code of Ethics

On December 25, 2007, our Board of Directors amended and restated its current code of ethics, or Code of Ethics, so that it conforms to the rules and regulations of The Nasdaq Stock Market, Inc. The Code of Ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. Our Code of Ethics will serve as our Company’s “code of ethics,” as defined in Item 406(b) of Regulation S-K.

Our Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, confidentiality, and reporting of violations of the code. A copy of the Code of Ethics is attached to this report as Exhibit 14 and is incorporated herein by reference. Our Code of Ethics will also be posted on the corporate governance page of our website at www.chinacpby.com  as soon as practicable.

Material Changes to Director Nomination Procedures

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors during the second quarter of 2008. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Shareholder Communications

Shareholders who wish to communicate with the Board may write to it at our address given above. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during the noted periods: Jiang Huai Lin, our Chief Executive Officer, Mr. Zhi Xiong Huang, our Chief Operating Officer, and Mr. Zhaoyang Chen, our Chief Financial Officer. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)	Option Awards (No.of shares)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jiang Huai Lin, Chairman, CEO, and President (1)	2006	15,550	—	—	—	—	—	45,000(2)	60,550
	2007	45,949	—	261,000 (3)	—	—	—	108,000(2)	414,949

Zhi Xiong Huang, Director and Chief Operating Officer (4)	2006	—	—	—	—	—	—	—	—
	2007	27,359	—	174,000 (5)	—	—	—	—	201,359

Narrative to Summary Compensation Table

(1)
On September 6, 2006, Mr. Lin became our Chairman and on October 3, 2006 he became our President and Chief Executive Officer. Prior to that, Mr. Lin was (and continues to be) the Chairman and Chief Executive Officer of our subsidiary, IST. The annual, long term and other compensation shown in this table includes the amount Mr. Lin received from IST during the applicable periods.

(2)	This amount constitutes amounts due to iASPEC under a license agreement between iASPEC and IST. Mr. Lin controls 60% of the equity interests of iASPEC.

(3)	Represents the Fair Market Value of 30,000 shares of our common stock, par value $0.01, awarded to Mr. Lin on November 27, 2007, pursuant to the Plan.

(4)
Mr. Huang became our Chief Operating Officer on May 10, 2007 and has served on our Board of Directors since November 28, 2006. Mr. Huang has also served as the Vice-President of our subsidiary, IST since its incorporation in January 2006.

(5)	Represents the Fair Market Value of 20,000 shares of our common stock, par value $0.01, awarded to Mr. Huang on November 27, 2007, pursuant to the Plan.

Outstanding Equity Awards at Fiscal Year End

Other than as set forth below, none of our executive officers received unexercised options, stock that has not vested or equity incentive plan awards that remained outstanding as of the end of the fiscal year ended December 31, 2007.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zhaoyang Chen, Chief Financial Officer	0	20,000	0	9.48	12/5/2011	N/A	N/A	N/A	N/A

Narrative to outstanding equity awards table

(1)	Represents options to purchase 20,000 shares of our common stock, par value $0.01, which were granted to Mr. Chen, pursuant to the Plan. The options had an exercise price of $9.48 per share, were to vest on December 5, 2008 and to expire on December 5, 2011. However, on March 3, 2008, our Board of Directors voided and canceled the grant of the options to Mr. Chen, effective as of the date of the grant.

We use the Black-Scholes option pricing model to measure the fair value of stock options, granted in 2007. The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of our stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

Additional Narrative Disclosure

All our employees, including Messrs Lin, Huang and Chen, have executed our form of employment agreement and non-disclosure agreement . Mr. Lin earns RMB 29,167 per month (approximately $3,829) for his services as our Chief Executive Officer and as IST’s Chief Executive Officer, Mr. Huang earns RMB17,367 per month (approximately $2,280) for his services as our Chief Operating Officer and as IST’s Vice President and Mr. Chen earns RMB 21,011 per month (approximately $2,758) for his services as our Chief Financial Officer. No other benefits have been granted by us to officers at this time.

Compensation of Directors

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our directors for services rendered during our last completed fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jiang Huai Lin	15,754	—	—	—	—	—	15,754
Zhi Xiong Huang	12,603	—	—	—	—	—	12,603
Qiang Lin	5,004	—	—	—	—	—	5,004
Yun Sen Huang	5,004	—	—	—	—	—	5,004

Narrative to Director Compensation Table

Mr. Jiang Huai Lin earns RMB 10,000 per month (approximately $1,313) for his services as the Chairman of our Board of Directors, Mr. Zhi Xiong Huang earns RMB 8,000 per month (approximately $1,050), Mr. Qiang Lin earns RMB 3,000 per month (approximately $417), and Mr. Yun Sen Huang earns RMB 3,000 per month (approximately $417) as compensation for their services as independent directors, and are reimbursed for pre-approved reasonable business-related expenses incurred in good faith in the performance of their duties for our Company.

Effective as of April 1, 2008, we entered into our form of Independent Director Agreement and form of Indemnification Agreement with our new independent director, Sean Shao. Under the terms of the Independent Director Agreement, we agreed to pay Mr. Shao an annual salary of $18,000as compensation for the services to be provided by him as a director. Under the terms of the Indemnification Agreement we agreed to indemnify Mr. Shao against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by Mr. Shao in connection with any proceeding if Mr. Shao acted in good faith and in the best interests of the Company.

Other than as set forth herein, there have been no fees earned or paid in cash for services to our directors. No stock or stock options or other equity incentives were awarded to our directors for their services as directors during the fiscal year ended December 31, 2007.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Certain Relationships and Transactions with Related Persons

The following discloses transactions with related persons entered into over the past two years.

On October 20, 2006, our subsidiary, IST, iASPEC, and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai, entered into a software license agreement, or Software License Agreement. Under the terms of the Software License Agreement, IST was granted an exclusive license to use various different software that was developed by iASPEC and necessary to operate the business of servicing iASPEC customers through a Business Turnkey Agreement, or Turnkey Agreement, with iASPEC. In consideration for the license, IST transferred to Mr. Lin 16,898,714 shares of our common stock valued at $0.58. The closing of the transactions contemplated by the Software License Agreement occurred on November 13, 2006. The shares transferred to Mr. Lin under the Software License Agreement constituted 53.5% of our issued and outstanding common stock on that date.

From October 9, 2006 through June 30, 2007, we operated under the Turnkey Agreement with iASPEC, pursuant to which iASPEC exclusively engaged IST as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). The Turnkey Agreement also provided for a revenue sharing arrangement between iASPEC and IST where IST was entitled to between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business, but was obligated to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement.

On November 9, 2006, we consummated the transactions contemplated by a stock purchase agreement, dated October 16, 2006, between our subsidiary IST and Mr. Lin. Pursuant to the stock purchase agreement, Mr. Lin acquired 8,601,286 shares of our common stock, representing 58.91% of our issued and outstanding common stock at the time of the acquisition. In consideration for those shares, Mr. Lin and Mr. Jin Zhu Cai caused iASPEC to transfer to IST, RMB 14,000,000 in cash (approximately $1,750,000) and all of the accounts receivable of iASPEC as of August 31, 2006, which were valued by the parties at RMB 27,286,172 (approximately $3,410,771). No provision for doubtful accounts was made for the accounts receivable balance. At the closing of the stock purchase agreement, Mr. Lin became our controlling shareholder.

On January 31, 2007, our Board of Directors recommended and our stockholders approved the rescission and simultaneous restructuring of the arrangements provided for by the CPSH transaction, the IST transactions and the software license agreement, pursuant to a rescission, termination and share exchange agreement among ourselves, IST, CPSH, iASPEC and iASPEC’s shareholders, including Mr. Lin. Pursuant to this restructuring agreement, the parties agreed: (1) to rescind the CPSH transaction whereby we returned the CPSH shares to Mr. Lin in exchange for his return of the US$50,000 purchase price; (2) to terminate the software license agreement and return the 16,898,714 shares of our common stock to us; (3) to terminate the stock purchase agreement, return to iASPEC the payments and rights received by IST and return the 8,601,286 shares of our common stock to us; and (4) that Mr. Lin will exchange all the issued and outstanding stock of CPSH for 25,500,00 shares of our common stock, the sum of the shares Mr. Lin personally received pursuant to the software license agreement and the stock purchase agreement. As a result of the transactions effected under the restructuring agreement, Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock in the aggregate, which, at January 31, 2007, constituted 80.8% of our issued and outstanding common stock. Mr. Lin has since transferred 1,182,065 of these shares and now holds 21,717,935 of these shares directly and 2,600,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

Prior to being subject to the Sarbanes-Oxley Act of 2002, in July 2006, IST advanced funds to Hong Kong United Development Group Limited, a company that is 51% controlled by Mr. Lin, for use as working capital. At December 31, 2006 the balance owed by Hong Kong United Development Group Limited was $115,312, however, this balance was fully paid on April 6, 2007.

Effective July 1, 2007, IST, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement and replaced it on the same day with the Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted IST an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and IST licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. IST will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and IST will require the affirmative vote of the majority of our board of directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from IST to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, IST will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to IST, and the net losses of iASPEC will be reimbursed by IST, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. IST is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to IST as of such payment date. IST may also advance to iASPEC, at its sole discretion, amounts to be credited against IST’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against IST’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by IST. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from IST of such breach, they will be jointly and severally obligated to pay to IST liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of IST for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which required iASPEC and IST to calculate all prior amounts owed to IST under the Turnkey Agreement, and required iASPEC to pay such amounts. The parties were required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with IST, through the commencement date of the Management Service Agreement, and iASPEC was required to pay the amount due to IST, if there is a net received profit, while IST was obligated to reimburse any amount to iASPEC if it is there is a net loss. “Net Received Profit” means the Net Received Profit of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a positive number. “Net Losses” means the net losses of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a negative number. As of December 31, 2007, iASPEC had repaid the entire calculated true-up amount of $7,005,183 to IST.

In connection with the Management Service Agreement IST also entered into an Option Agreement, with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted IST, or its designee(s), an exclusive, irrevocable option to purchase from the iASPEC shareholders, from time to time, all or a part of iASPEC’s shares, pursuant to an equity transfer agreement, or all or a part of iASPEC’s assets, pursuant to an asset purchase and transfer agreement. However, according to the Option Agreement, the option may not be exercised by IST if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by IST upon 30 days’ notice and will terminate on the date that we purchase all remaining shares or assets of iASPEC pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB5,000,000 (approximately $683,600) to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring of its relationship with iASPEC, iASPEC has become a variable interest entity of our Company. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R), which interprets Accounting Research Bulletin (ARB) 51, Consolidated Financial Statements , requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), on July 1, 2007. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

On March 28, 2008, Mr. Lin, consummated a private sale to certain accredited investors of 1,070,000 restricted shares of our Common Stock owned by him, for an aggregate purchase price of $4.28 million or $4.00 per share. Mr. Lin delivered the proceeds from the sale of his shares to honor the guarantee that he had provided that we would not suffer any loss incurred from our investment in ELNs. See Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources – Investing Activities . In connection with this private sale transaction, we entered into a registration rights agreement with the purchasers of Mr. Lin’s shares, pursuant to which, among other things, we agreed to register within a predefined period, shares of our common stock transferred to them by Mr. Lin. Mr. Lin will not receive any shares of our common stock, other securities or other consideration for this capital contribution and has waived any and all rights that he may have to make a claim against us for any such shares, securities or other consideration in the future.

From time to time Mr. Lin has advanced us various amounts for our working capital. As of December 31, 2007, we owed Mr. Lin $0.

As of December 31, 2006 related party receivables and amount due from a director consist of the following:

December 31, 2006

Due from related company Shenzhen iASPEC Software Engineering Co. Ltd. (the Predecessor)

Revenues under the Turnkey Agreement	$1,185,449
Fee payable under the Turnkey Agreement	(45,000)
Other advances	154,710
1,295,159

Hong Kong United Development Group Limited(1)	115,312
Total	$1,410,471

Due to a director
Due to Mr. Lin	$(82,304)

____________
 (1)   Hong Kong United Development Group Limited is 51% controlled by Mr. Lin. The amount represents advances from our Company as working capital and was unsecured, interest free and was repaid in full on April 6, 2007.

At December 31, 2007, the balances with iASPEC were eliminated in consolidation since iASPEC was our VIE.

Amounts earned under the Turnkey Agreement during the year ended December 31, 2007 and from January 17, 2006 through December 31, 2006 are as follows:

	Year ended December 31, 2007	January 17 through December 31, 2006

Revenues, per contracts (1)	$12,713,673	$2,677,498
Cost of sales incurred by iASPEC	(6,558,443)	(858,149)
Expenses paid by iASPEC on behalf of IST	(613,271)	(633,900)

Net	$5,541,959	$1,185,449

Annual fee (prorated) payable to iASPEC under the Turnkey Agreement	$90,000	$45,000

(1)  The revenue transmitted from iASPEC represents revenue from the exclusive subcontracting activities generated under the Turnkey Agreement, dated October 9, 2006 which was amended and restated on January 31, 2007. The Turnkey Agreement was terminated and replaced as of July 1, 2007, by the Management Service Agreement.

Director Independence

The Board of Directors is currently composed of 4 members, Mr. Jiang Huai Lin, Mr. Zhi Xiong Huang, Mr. Qiang Lin and Mr. Yun Sen Huang. Each of Mr. Qiang Lin and Mr. Yun Sen Huang serve on our Board of Directors as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc., or the Nasdaq Marketplace Rules.

Mr. Sean Shao has agreed to serve as our third independent director, effective as of April 1, 2008 and to serve as the head of our audit committee as soon as one is established.

Mr. Shao has been serving as Chief Financial Officer of Trina Solar Limited since August 2006, where he assisted it in listing on the NYSE in December 2006. Previously he was the Chief Financial Officer of ChinaEdu Corporation, a Chinese educational service provider, from September 2005 to August 2006 and was the Chief Financial Officer of Watchdata Technologies Ltd., a Chinese security software company, from August 2004 to September 2005. He was previously a senior manager at Deloitte Touche Tohmatsu CPA Ltd., Beijing from October 1998 to July 2004 and an assistant manager at Deloitte & Touche Toronto from December 1994 to November 1997. Mr. Shao received his Master’s degree in Health Care Administration from the University of California at Los Angeles in 1988 and his Bachelor’s degree in Art from East China Normal University in 1982. Mr. Shao is an associate member of the American Institute of Certified Public Accountants.

CHANGE IN ACCOUNTANTS

On January 25, 2007, our Board of Directors elected to terminate our relationship with our independent registered public accounting firm, Randall N. Drake, C.P.A., P.A., or Drake. Additionally, concurrent with this decision, our Board appointed the independent registered public accounting firm of GHP Horwath, P.C., or Horwath, as our new auditor, effective December 31, 2006.

No accountant’s report issued by Drake on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of us to continue as a going concern.

Drake had been appointed on August 5, 2004 and during the period that Drake served as our independent registered public accounting firm and through the date of dismissal, we have not had any disagreements with Drake on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv) of Regulation S-K, during our two most recent fiscal years (ended December 31, 2007 and 2006) and from January 1, 2008 to date.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 1,470,000 shares of our common stock that were issued to selling stockholders pursuant to transactions described below which are exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

January Private Placement

On January 16, 2007, we entered into a securities purchase agreement, or January Purchase Agreement, with two accredited Investors, or the January Investors, led by Pinnacle China Fund, L.P., pursuant to which, as amended, we agreed to issue and sell to the January Investors up to 7,868,422 shares of our common stock equaling 19.96% of our issued and outstanding capital stock, for a purchase price, in the aggregate, of up to $14,950,001.80 or $1.90 per share, half of which was issued for one-half of the aggregate purchase price on January 31, 2007, and the remaining half of which was issued for the balance of the aggregate purchase price on February 6, 2007.

Roth Capital Partners, LLC, or Roth, acted as our placement agent in connection with the offering of the shares to the January Investors under the January Purchase Agreement. As compensation for its services, the Placement Agent received a cash fee equal to $1,046,500, representing 7% of the gross proceeds received from the sale of the shares, of which a 20% cash fee was payable by us directly to Oppenheimer & Co., Inc., or Opco, for its services as a finder in connection with the offering. Roth also received warrants to purchase 550,789 shares of our common stock, representing 7% of the gross proceeds received from the sale of the shares divided by the per share price of the shares, 20%, or 110,157 of which was payable by us directly to Opco. The Roth and Opco warrants have a term of five years, were exercisable immediately on issuance and have an exercise price equaling up to 120% of the per share purchase price of the shares purchased by the January Investors, or $2.85 per share. In addition, we reimbursed the Placement Agent for reasonable out-of-pocket expenses incurred in connection with the offering and for all road show related expenses.

October Private Placement

On October 25, 2007, we entered into a securities purchase agreement, or October Purchase Agreement, with certain accredited investors, led by certain funds managed by Clinton Group, Inc. and Sansar Capital Management, LLC, pursuant to which on October 29, 2007, we issued and sold to the investors 5,000,000 shares of our common stock equaling 11% of the issued and outstanding capital stock of the Company on a fully-diluted basis as of and immediately after consummation of the transactions contemplated by the October Purchase Agreement, for a purchase price, in the aggregate, of $40,000,000 or $8.00per share.

Roth and Brean Murray, Carret & Co., LLC, or Brean Murray, acted as our co-lead placement agents in connection with the offering of the shares.  As compensation for their services, Roth and Brean Murray received cash fees equal to $2,400,000 and $800,000, respectively, representing 6% and 2% of the gross proceeds received from the sale of the Shares.  In addition, Roth and Brean Murray received warrants for the purchase of 300,000 and 100,000 shares of our common stock, respectively, representing 6% and 2% of the gross proceeds received from the sale of the Shares divided by the per share price of the Shares.  The warrants have a term of five years, are exercisable immediately and have an exercise price of $9.60, or 120% of the per share purchase price of the Shares, and include registration rights to register shares issuable upon exercise of such warrants.   The registration statement covering the 400,000 warrants issued to Roth and Brean Murray in the October Private Placement has been subsequently withdrawn due to the eligibility of all shares thereunder, other than the warrant shares, to be sold under Rule 144.  These 400,000 warrant shares are being included in this registration statement.

Lin Private Sale

On March 26, 2008, our Chief Executive Officer, Jiang Huai Lin, entered into and consummated a purchase, agreement with certain accredited investors pursuant to which he agreed to transfer and sell to the investors, 1,070,000 shares of our common stock owned by him, for an aggregate purchase price of $4,280,000, or $4.00 per share. We were a party to the purchase agreement for the purpose of providing certain representations and warranties about our Company and the shares.

Mr. Lin delivered the proceeds from the sale of the shares to us, to cover approximately $4.1 million in losses realized by us in connection with our investment in certain equity-linked notes (“ELNs”). We liquidated the ELNs on March 25, 2007, our cash has been deposited in straight interest bearing accounts and no additional losses will accrue in connection with the investment. In addition, the investment loss did not impact our 2007 operating results and will not impact our 2008 operating results. Mr. Lin will not receive any shares of our common stock, other securities or other consideration for this capital contribution to us and he has waived any and all rights that he may have to make a claim against us for any such shares, securities or other consideration in the future. Roth Capital Partners, LLC, or Roth, acted as placement agents in connection with the offering of the Shares and received $10,700 as compensation for their services.

As a condition to the purchase agreement, we agreed to enter into a registration rights agreement with the investors, pursuant to which, among other things, we agreed to register the shares within a pre-defined period. There are no liquidated damages associated with our failure to timely register the shares. The shares are covered by this registration statement.

The foregoing securities were issued to the Investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. The stockholders who received the securities agreed that (a) they had access to all of the Company’s information pertaining to the investment and were provided with the opportunity to ask questions and receive answers regarding the offering, (b) they were acquiring the securities for their own account for investment and not for the account of any other person and not with a view to or for any distribution within the meaning of the Securities Act and (c) they would not sell or otherwise transfer the purchased shares unless in compliance with state and federal securities laws. Each of the stockholders represented that they are accredited investors as defined in Rule 501(a) under the Securities Act and that there was no general solicitation or advertising in connection with the offer and sale of the Shares.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of the filing of this Registration Statement are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of our Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Beneficial Ownership Before the Offering (1)	Shares of Common Stock Being Offered	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (3)

Vision Opportunity China LP (4) c/o Vision Capital Advisors 20 West 55th St, 5th Floor New York, NY 10019	760,000	760,000	0	*

Heller Capital Investments, LLC (5) 700 East Palisade Avenue, 1st Floor Englewood Cliffs, NJ 07632	271,900	160,000	111,900	*

CGM as c/f Ronald I. Heller IRA (6) c/o: Heller Capital Investments, LLC 700 East Palisade Avenue, 1st Floor Englewood Cliffs, NJ 07632	100,000	100,000	0	*

Name and Address	Beneficial Ownership Before the Offering (1)	Shares of Common Stock Being Offered	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (3)

Straus Partners, L.P. (7) c/o Straus Asset Management 320 Park Avenue, 10th Floor New York, NY 10022	311,200	23,700	287,500	*

Straus-GEPT Partners, L.P. (7) c/o Straus Asset Management 320 Park Avenue, 10th Floor New York, NY 10022	238,800	26,300	212,500	*

Roth Capital Partners, LLC (8) 24 Corporate Plaza Newport Beach, CA 92660	740,632	300,000	440,632	*

Brean Murray, Carret & Co., LLC (9) 570 Lexington Avenue New York, NY 10022.6822	100,000	100,000	0	*
____________
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	Assumes that all securities offered are sold.

(3)
A total of 46,764,396 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(4)	Adam Benowitz has voting and investment power over the shares held by Vision Opportunity China LP.

(5)	Mr. Ronald I. Heller is the Chief Investment Officer of Heller Capital Investments, LLC and has voting and investment power over the securities held by Heller Capital Investments, LLC.

(6)	Mr. Ronald I. Heller is the Chief Investment Officer of Heller Capital Investments, LLC and has voting and investment power over the securities held by CGM as c/f Ronald I. Heller IRA.

(7)	Melville Straus has voting and investment power over securities held by Straus Partners, L.P. and Straus-GEPT Partners, L.P.

(8)
Represents (i) 440,632 shares of common stock issuable upon the exercise of a five-year warrant to purchase our common stock at an exercise price of $2.28, issued to Roth Capital Partners, LLC, or Roth, in connection with our private placement which closed in January and February of 2007, and registered under our registration statement filed with the SEC on September 14, 2007; and (ii) 300,000 shares of common stock issuable upon the exercise of a five-year warrant to purchase our common stock at an exercise price of $9.60, issued to Roth, in connection with our private placement which closed in October 2007. Byron Roth, the chief executive officer, and Gordon Roth, the chief financial officer, share voting and investment power over the securities held by Roth Capital Partners, LLC.

(9)
Represents 100,000 shares of common stock issuable upon exercise of a warrant to purchase our common stock held by Brean Murray, Carret & Co., LLC with an exercise price of $9.60 per share and exercisable during a period beginning on October 29, 2007 and expiring October 28, 2012. William J. McCluskey is the President and Chief Executive Officer of Brean Murray, Carret & Co., LLC and has voting and investment power over the securities held by Brean Murray, Carret & Co., LLC.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any broker-dealers or agents that participate in the sale of the common stock or interests therein and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of March 28, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Public Security Technology, Inc., 21 st  Floor, Everbright Bank Building, Zhuzilin, Shenzhen, China 518040.

Name & Address of Beneficial Owner	Office, if Any	Title of Class	Amount & Nature of Beneficial Ownership (1)	Percent of Class(2)

Officers and Directors
Jiang Huai Lin	CEO and Chairman	Common Stock $0.01 par value	23,277,935(3)	49.77%
Zhaoyang Chen	CFO	Common Stock $0.01 par value	0	*
Zhi Xiong Huang	COO and Director	Common Stock $0.01 par value	20,000	*
Yun Sen Huang	Director	Common Stock $0.01 par value	0	*
Qiang Lin	Director	Common Stock $0.01 par value	0	*
Yi Gang Shen	CTO	Common Stock $0.01 par value	0	*
All officers and directors as a group (6 persons named above)		Common Stock $0.01 par value	23,297,935(3)	49.81%
5% Securities Holder
Jiang Huai Lin		Common Stock $0.01 par value	23,277,935(3)	49.77%
Total Devices Management, Ltd.		Common Stock $0.01 par value	2,600,000	5.56%
Pinnacle China Fund, LP (4) 4965 Preston Park Blvd. Suite 240 Plano, TX 75093		Common Stock $0.01 par value	3,934,211	8.41%
The Pinnacle Fund, L.P. (5) 4965 Preston Park Blvd. Suite 240 Plano, TX 75093		Common Stock $0.01 par value	3,934,211	8.41%
Jeffrey L. Feinberg (6) 2775 Via de la Valle, Suite 204 Del Mar, California 92014		Common Stock $0.01 par value	2,628,893	5.62%
* Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	A total of 46,764,396 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Includes 2,600,000 shares of our common stock held by Mr. Lin indirectly through Total Devices Management, Ltd., an entity that is wholly-owned by Mr. Lin. All 23,277,935 shares held by Mr. Lin are subject to the terms and conditions of a Lockup Agreement, dated January 31, 2007, between our Company and Mr. Lin. The lockup period is scheduled to terminate in September 2008.

(4)	Barry M. Kitt exercises investment discretion and control over the shares our Common Stock held by Pinnacle China Fund, L.P., or Pinnacle China. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle China. Mr. Kitt hereby disclaims beneficial ownership of the shares of Common Stock reported herein to the extent of his direct or indirect pecuniary interest therein, and nothing herein shall be deemed to be an admission that Mr. Kitt is the beneficial owner of the shares of Common Stock reported herein for purposes of Section 16 of the Exchange Act or for any other purpose.

(5)	Barry M. Kitt exercises investment discretion and control over the shares of our Common Stock held by The Pinnacle Fund, L.P., or Pinnacle. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle. Mr. Kitt hereby disclaims beneficial ownership of the shares of Common Stock reported herein to the extent of his direct or indirect pecuniary interest therein, and nothing herein shall be deemed to be an admission that Mr. Kitt is the beneficial owner of the shares of Common Stock reported herein for purposes of Section 16 of the Exchange Act or for any other purpose.

(6)	The securities reported as held by Mr. Feinberg represent shares of Common Stock held by JLF Partners I, L.P., JLF Partners II, L.P., JLF Off Shore Fund, Ltd. and JLF Concentrated Partners, LP, to which JLF Asset Management LLC serves as the management company and/or investment manager. Mr. Feinberg is the managing member of JLF Asset Management, LLC, and therefore may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by JLF Asset Management.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DESCRIPTION OF CAPITAL STOCK

Common and Preferred Stock

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share. On October 2, 2006, we effected a 4.44444444-to-1 forward split of the outstanding shares of our common stock held as of September 1, 2006. As of May 9, 2008, we have 46,764,396 shares of common stock issued and outstanding. We do not have any authorized preferred stock.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Our independent stock transfer agent is Island Stock Transfer, Inc., 100 2nd Avenue South, Suite 104N, St. Petersburg, Florida 33701. Their telephone number is (727) 289-0010.

Warrants

In connection with our private placement which closed on January 31, 2007 and February 6, 2007, Roth Capital Partners, LLC, and Oppenheimer & Co., Inc., our placement agent and finder, respectively, received, as partial compensation, warrants to purchase an aggregate of 550,789 shares of our common stock. The warrants have a term of five years, are immediately exercisable at $2.28 per share, subject to the usual adjustments for certain corporate events. First Asia Finance Group Limited, who provided consulting services in connection with the private placement also received a five-year warrant to purchase an aggregate of 236,052 shares of our common stock. Their warrant is exercisable immediately at $2.28 per share, subject to the usual adjustments for certain corporate events. First Asia also has demand registration and piggyback registration rights in connection with its warrant. The shares underlying the Roth, Oppenheimer and First Asia warrants were registered on the registration statement that was effective as of September 14, 2007 and all but the 440,632 warrants held by Roth have been exercised.

In connection with our private placement which closed on October 29, 2007, Roth and Brean Murray, our co-lead placement agents, received, as partial compensation, warrants to purchase 300,000 and 100,000 shares of our common stock, respectively.  The warrants have a term of five years and are immediately exercisable at $9.60 per share, subject to the usual adjustments for certain corporate events.   The shares underlying the Roth and Brean Murray warrants were registered on the registration statement that was effective as of February 6, 2008, but none of the warrants have been exercised.  The registration statement covering the 400,000 warrants issued to Roth and Brean Murray in the October Private Placement has been subsequently withdrawn due to the eligibility of all shares thereunder, other than the warrant shares, to be sold under Rule 144.  These 400,000 warrant shares are being included in this registration statement.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 9, 2008, we had 46,764,396 shares of common stock outstanding.

Shares Covered by this Prospectus

All of the 1,470,000 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The SEC has recently adopted amendments to Rule 144 which will become effective on February 15, 2008 and will apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of May 9, 2008 would equal 467,643 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. All but the 1,470,000 of our issued and outstanding shares covered in this prospectus may currently be sold in reliance on Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shall Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, our stockholders, who were stockholders of ours prior to the reverse acquisition of CPSH that concluded on January 31, 2007, were able to sell their shares of our common stock from and after January 31, 2008 (the one year anniversary of our reverse acquisition of CPSH) without registration.

Lock-Up Agreements

Our controlling stockholder entered into a lock-up agreement with us in connection with the private placement that we completed on January 31, 2007. Under this agreement, subject to exceptions, he may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing for a period of one year following the effectiveness of the registration statement filed in connection with the private placement. The lock-up agreement will expire on September 15, 2008.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner, LLP.

Our consolidated financial statements (Successor), iASPEC’s financial statements (Predecessor) and Bocom Technology’s financial statements have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in their reports appearing herein and elsewhere in this prospectus. Their report regarding our Company describes how we succeeded to the business operations of the Predecessor on October 9, 2006, and as a result, the financial statements of the Successor and the Predecessor are not comparable in all respects. Such financial statements have been so included in reliance upon the reports of such firm given upon the firm’s authority as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.

Index to Financial Statements

Page

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND MARCH 31, 2007 (UNAUDITED)	F-2

Condensed Consolidated Balance Sheet (Unaudited) as of March 31, 2008 and December 31, 2007	F-3

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited) for the Three Months Ended March 31, 2008 and 2007	F-4

Condensed Consolidated Statement of Stockholders’ Equity for the Period Ended March 31, 2008 (Unaudited)	F-5

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 and 2007 (Unaudited)	F-6

Notes to Condensed Consolidated Financial Statements	F-7

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007, THE PERIOD FROM JANUARY 1, 2006
TO OCTOBER 8, 2006 AND THE PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31, 2006	F-16

Report of GHP Horwath, P.C.	F-17

Consolidated Statements of Operations for the Year Ended December 31, 2007, the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-18

Consolidated Balance Sheet as of December 31, 2007	F-19

Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2007, the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-20

Consolidated Statements of Cash Flows for the Year Ended December 31, 2007, the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-21

Notes to Consolidated Financial Statements	F-23

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2008 AND DECEMBER 31, 2007

	NOTES	MARCH 31,	DECEMBER 31,
		2008	2007
		(UNAUDITED)

ASSETS

CURRENT ASSETS

Cash and cash equivalents		$23,624,772	$19,755,182
Investment in marketable securities	5	-	14,966,752
Accounts receivable	6	21,142,354	11,721,306
Notes receivable		49,842	-
Advances to suppliers		4,984,145	1,791,440
Inventories	8	6,951,380	4,779,930
Other receivables		1,330,867	974,475
TOTAL CURRENT ASSETS		58,083,360	53,989,085

Deposits for business acquisitions	15(a)	7,049,073	8,989,022
Property and equipment	9	14,075,360	13,826,896
Intangible assets	10	9,305,274	4,894,397
Goodwill	4	18,701,923	7,154,395

TOTAL ASSETS		$107,214,990	$88,853,795

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable		$3,987,497	$3,079,304
Advances from customers		1,460,301	394,383
Income tax payable		724,797	326,026
Other payables and accrued expenses		1,625,030	987,483
Acquisition consideration payable	4	9,000,000	-
TOTAL CURRENT LIABILITIES		16,797,625	4,787,196

MINORITY INTEREST		10,105,657	10,060,657

STOCKHOLDERS' EQUITY

Common stock, par $0.01;
Authorized capital, 75,000,000 shares;
Shares issued and outstanding (March 31, 2008 and December 31, 2007: 45,639,396 shares)		190,891	190,891
Additional paid-in capital	12	57,805,115	57,421,150
Reserve		1,755,552	1,755,552
Retained earnings		16,749,529	13,170,549
Accumulated other comprehensive income		3,810,621	1,467,800
TOTAL STOCKHOLDERS' EQUITY		80,311,708	74,005,942

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$107,214,990	$88,853,795

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

	NOTES	MARCH 31,	MARCH 31,
		2008	2007

Revenue - third parties		$14,404,426	$1,213,318
Revenue - related party	7	-	1,818,823

TOTAL REVENUE		14,404,426	3,032,141

Cost of revenue		(8,352,264)	(210,712)

GROSS PROFIT		6,052,162	2,821,429

Administrative expenses		(1,752,735)	(219,294)
Research and development expenses		(147,003)	-
Fee to iASPEC under the Turnkey Agreement	7	-	(45,000)
Selling expenses		(417,703)	(68,669)

INCOME FROM OPERATIONS		3,734,721	2,488,466

Other income, net		69,401	7,525
Interest income		26,603	20,304

INCOME BEFORE TAXES AND MINORITY INTEREST		3,830,725	2,516,295

Minority interest		(45,000)	-
Income tax expense	11	(206,745)	(377,444)

NET INCOME		3,578,980	2,138,851

Foreign currency translation gain	13	2,342,821	11,318

COMPREHENSIVE INCOME		$5,921,801	$2,150,169

WEIGHTED AVERAGE NUMBER OF SHARES
Basic		45,985,550	36,446,205
Diluted		46,720,415	36,760,592

EARNINGS PER SHARE
Basic		$0.08	$0.06
Diluted		$0.08	$0.06

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008

						Accumulated
	Common stock		Additional			other
	par value $0.01		paid-in		Retained	comprehensive
	Shares	Amount	capital	Reserve	earnings	income	Total

BALANCE AS AT JANUARY 1, 2008	45,639,396	$ 190,891	$ 57,421,150	$ 1,755,552	$ 13,170,549	$ 1,467,800	$ 74,005,942

Stock-based compensation (Note 12)	-	-	383,965	-	-	-	383,965
Net income from the period	-	-	-	-	3,578,980	-	3,578,980
Foreign currency translation gain	-	-	-	-	-	2,342,821	2,342,821

BALANCE AS AT MARCH 31, 2008	45,639,396	$ 190,891	$ 57,805,115	$ 1,755,552	$ 16,749,529	$ 3,810,621	$ 80,311,708

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

	MARCH 31,	MARCH 31,
	2008	2007

OPERATING ACTIVITIES
Net income	$3,578,980	$2,138,851
Adjustments to reconcile net income to net cash used in operations:
Depreciation	657,678	31,657
Amortization of intangible assets	217,854	-
Stock-based compensation (Note 12)	383,965	-
Minority interest	45,000	-
Changes in operating assets and liabilities, net of effects of business acquisition:
Increase in inventories	(590,698)	-
Increase in accounts receivable	(5,648,740)	(12,596)
Increase in related party receivable	-	(1,774,640)
Increase in prepaid related party expenses	-	(5,386,997)
Increase in other receivables and deposits	(2,738,826)	-
Decrease in accounts payable	(303,819)	-
Decrease in advances from customers	(1,024,711)	-
Increase (decrease) in other payables and accrued expenses	439,039	(23,974)
Increase in income tax payable	70,142	343,608

Net cash used in operating activities	(4,914,136)	(4,684,091)

INVESTING ACTIVITIES
Cash acquired in Bocom acquisition (Note 4)	713,793	-
Deposits paid for acquisition of Geo (Note 15(a))	(6,909,279)	-
Repayments from third parties	-	332,479
Advances to related parties	-	(250,001)
Decrease in amount due from a director	-	(251,365)
Purchase of property and equipment	(337,212)	(3,646,823)
Capitalized software development costs	(67,292)	-
Proceeds from sale of marketable securities (Note 5)	14,966,752	-

Net cash provided by (used in) investing activities	8,366,762	(3,815,710)

FINANCING ACTIVITIES
Advances repaid to a third party company	-	(200,000)
Proceeds from first private placement	-	13,311,211

Net cash provided by financing activities	$-	$13,111,211

NET INCREASE IN CASH AND CASH EQUIVALENTS	$3,452,626	$4,611,410
EFFECT OF EXCHANGE RATE CHANGES ON CASH	416,964	10,962
CASH AND CASH EQUIVALENTS, BEGINNING	19,755,182	172,316
CASH AND CASH EQUIVALENTS, ENDING	$23,624,772	$4,794,688

Supplemental disclosure of cash flow information
Income taxes paid	$136,805	$33,836

1,125,000 shares of common stock were issued for the purchase price of Bocom Multimedia acquisition, approximately $9,000,000, on April 1, 2008. (Note 4)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

China Information Security Technology Inc., and its subsidiaries, (the "Company") (formerly China Public Security Technology Inc.) is a provider of integrated solutions for the public security sector in the People's Republic of China ("PRC"), specializing in providing public security information technology and Geographic Information Systems ("GIS") software operating services, as well as the sale of computer hardware and software, and the provision of Certificate Authority, or CA, an application platform and e-Government solution technology. These services are provided through the Company’s wholly-owned PRC subsidiaries, Information Security Technology (PRC) Co., Ltd ("IST"), Information Security Development Technology (Shenzhen) Co., Ltd ("ISDT"), and Shenzhen Bocom Multimedia Display Technology Co., Ltd ("Bocom Technology"), and through the Company’s variable interest entity ("VIE"), iASPEC Software Co., Ltd ("iASPEC").

The accompanying financial statements, as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, have been prepared by the Company without audit. Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited annual financial statements for the year ended December 31, 2007, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2007. Amounts as of December 31, 2007 are derived from these audited consolidated financial statements.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position as of March 31, 2008, results of operations and cash flows for the three months ended March 31, 2008 and 2007 have been made. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the operating results for the full year.

Agreement and Plan of Merger

On April 2, 2008, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with China Information Security Technology, Inc. ("CIST"), a Nevada corporation and wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company agreed to merge with and into CIST, with CIST being the surviving entity (the "Reincorporation Merger"). The Reincorporation Merger became effective on April 7, 2008 (the "Effective Time").

Pursuant to the terms of the Merger Agreement, (i) the Company merged into CIST, with CIST being the surviving corporation, and the Company thereby changed its name to China Information Security Technology, Inc.; (ii) from and after the Effective Time, CIST possesses all of the rights, privileges, powers, and franchises of the Company, and the Company's debts and liabilities became the debts and liabilities of CIST; (iii) the Company's existing Board of Directors and officers became the Board of Directors and officers of CIST; and (iv) the Articles of Incorporation and Bylaws of CIST now govern the Surviving Corporation.

The Reincorporation Merger did not result in any change in headquarters, business, jobs, management, location of any offices or facilities, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation Merger, which are immaterial). Management, including all directors and officers, remain the same in connection with the Reincorporation Merger.

As a result of the Reincorporation Merger, each outstanding share of the Company's common stock, par value $0.01 per share, was automatically converted into one share of CIST's common stock, par value $0.01 per share.

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Business Turnkey Agreement

On October 9, 2006, IST, entered into a Business Turnkey Agreement, as amended (the "Turnkey Agreement") with iASPEC, a PRC company controlled by Mr. Lin, the Company’s Chairman and Chief Executive Officer. iASPEC is a software development company that provides public security information technology, Police-Use Geographic Information Systems ("PGIS") and Civil-Use Geographic Information Systems ("CGIS") operating services to government and private customers in the PRC. Under the Turnkey Agreement, IST was to pay an annual fee of $180,000 to iASPEC and was to perform all services necessary for iASPEC to fulfill its customer contracts in exchange for 100% or 90% of the revenue from such contracts, depending on the contract. In addition, under the Turnkey Agreement, iASPEC granted IST an exclusive, royalty-free, transferable, worldwide perpetual license to use and install iASPEC’s proprietary software. No other tangible assets or liabilities were transferred to IST under the Turnkey Agreement.

Effective July 1, 2007, IST, iASPEC and iASPEC’s shareholders terminated the Turnkey Agreement and replaced it with a Management Service Agreement ("MSA").

Management Service Agreement

Pursuant to the terms of the MSA, iASPEC granted IST a ten-year, exclusive, royalty-free, transferable worldwide license to use and install certain iASPEC software, along with copies of source and object codes relating to such software. In addition, IST licensed back to iASPEC a royalty-free, limited, non-exclusive license to the software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. IST has the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve as a majority on iASPEC’s Board of Directors, and to assist in managing the business and operations of iASPEC. In addition, both iASPEC and IST will require the affirmative vote of a majority of the Company’s Board of Directors, including at least one non-insider director, for certain material actions, as defined, with respect to iASPEC.

Under the MSA, IST receives 100% of the net received profit of iASPEC, and reimburses iASPEC for all net losses incurred by iASPEC, as such terms are defined in the MSA, and iASPEC is permitted to retain $180,000 per year out of the net received profits. The MSA also provides that IST may advance to iASPEC, at its sole discretion, amounts to be credited against IST’s future obligations to iASPEC. Any such advances are treated as prepayments and not as loans and iASPEC has no obligation to repay any such advances except by crediting the amount of such advances against IST’s obligation to reimburse net losses, or by adding the amount thereof to net received profit when and as requested by IST. The parties to the MSA also agreed to the calculation of a true-up amount, consisting of the cumulative net profit or net losses of iASPEC from October 9, 2006 to June 30, 2007, when iASPEC commenced its contractual relationship with IST, through the date of the MSA. The calculated true-up amount was paid by iASPEC to IST in 2007.

In connection with the MSA, IST also entered into an immediately exercisable purchase option agreement ("Option Agreement") with iASPEC and its shareholders, pursuant to which the iASPEC shareholders granted the Company or its designee(s) an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareholders for $1,800,000 in the aggregate. The option may not be exercised if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated.

The substance of the MSA and the Option Agreement is to:

  Allow the Company to utilize the business licenses, contacts, permits and other resources of iASPEC in order for the Company to be able to expand its operations and business model;

  Provide the Company with effective control over all of iASPEC's operations;

  Allow the shareholders of iASPEC an opportunity to monetize a portion of their investment through the $1.8 million purchase option.

The Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 46R, "Consolidation and Variable Interest Entities" ("VIEs"), ("FIN 46R"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. As a result of the MSA and the Option Agreement, on July 1, 2007 iASPEC became a VIE of the Company and iASPEC’s results are consolidated in the Company’s financial statements. While the Company has held an economic interest in iASPEC since October 9, 2006, the MSA and the Option Agreement have given the Company control over the business and operations of iASPEC, and the Company became the primary beneficiary of iASPEC. To comply with PRC laws and regulations that restrict foreign ownership of companies that provide public security information technology and Geographic Information Systems software operating services to certain government and other customers, the Company operates the restricted aspect of its business through iASPEC.

2. VARIABLE INTEREST ENTITY

During the three months ended March 31, 2008, all but $45,000 of iASPEC’s net income was allocated to the Company. The $45,000 was attributed to the minority interest in the Consolidated Statements of Income and Comprehensive Income, resulting in minority interest of $10,105,657 as of March 31, 2008.

As of March 31, 2008, the consolidation of iASPEC resulted in an increase in assets of approximately $13,526,000, an increase in liabilities (consisting primarily of accounts payable) of approximately $3,420,000, and an increase in minority interest of $10,106,000, and an increase in net income of approximately $2,496,000 for the three months ended March 31, 2008.

3. USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

4. BUSINESS ACQUISITION

On February 1, 2008, the Company and its wholly-owned subsidiary, China Public Security Holdings Limited, a British Virgin Islands company, acquired 100% of the equity interests of Bocom Multimedia Display Co., Ltd, a Hong Kong company ("Bocom Multimedia"), and its wholly-owned Chinese subsidiary, Shenzhen Bocom Multimedia Display Technology Co., Ltd ("Bocom Technology"), for approximately $18,044,000. Approximately $9,044,000 of the purchase price had been paid in cash as a deposit for a business acquisition in 2007 and the balance of the purchase price of $9,000,000 which is included in acquisition consideration payable at March 31, 2008, was paid on April 1, 2008 through the issuance of 1,125,000 shares of the Company’s common stock.

Under the terms of the acquisition agreement, 300,000 shares of the Company’s common stock are to be returned if Bocom Technology does not meet certain net income targets in 2008, and an additional 300,000 shares are to be returned if Bocom Technology does not meet certain net income targets in 2009.

Bocom Technology is a leading provider of advanced multimedia display and control technology, and the products have been widely applied in the fields of public security, communication and multimedia in China. The acquisition enhances the Company’s PGIS product line by providing full turnkey solutions to customers.

4. BUSINESS ACQUISITION (CONTINUED)

The following represents the preliminary purchase price allocation at the date of the acquisition:

Cash and cash equivalents	$713,793
Accounts receivable	2,851,883
Advances to suppliers	475,120
Inventory	1,332,661
Other current assets	431,912
Property and equipment	49,611
Intangible assets	4,207,282
Goodwill	11,547,528
Current liabilities	(3,565,363)

Total purchase price	$18,044,427

The operating results of Bocom Technology have been included in the condensed consolidated financial statements from February 1, 2008, the acquisition date. Intangible assets include technology and a trademark with estimated useful lives of 10 and 20 years respectively. Goodwill is not expected to be deductible for tax purposes. The following tables show supplemental information of the results of operations on an unaudited pro forma basis for the three months ended March 31, 2008 and 2007, as if the acquisition of Bocom Technology had been completed at the beginning of the respective periods.

For the three months ended March 31, 2008
Pro
Forma

Revenue	$14,432,919

Income from operations	$3,591,611

Net income	$3,435,870

Weighted Average Number of Shares
Basic	46,764,396
Diluted	47,103,657

Earnings per share
Basic	$0.07
Diluted	$0.07

For the three months ended March 31, 2007
Pro
Forma

Revenue	$3,363,338

Income from operations	$2,283,933

Net income	$1,936,089

Weighted Average Number of Shares
Basic	37,571,205
Diluted	37,885,592

Earnings per share
Basic	$0.05
Diluted	$0.05

5. INVESTMENT IN MARKETABLE SECURITIES

On November 9, 2007, the Company invested in three equity-linked notes ("ELNs"), for HKD176,814,000 (approximately $22,654,000). The ELNs were linked to three different equity securities traded on the Hong Kong Stock Exchange. Mr. Lin provided a guarantee ("Lin Guarantee") against any losses sustained as a result of the Company’s investment in the ELNs.

On December 28, 2007, the maturity date of the ELNs, one of the ELNs was redeemed by the issuer for cash of HKD60,000,000 (approximately $7,687,000) and with a gain of HKD906,000 (approximately $116,000). The other two ELNs were redeemed by the issuer’s surrender of the underlying equity securities to the Company. On March 25, 2008, when the Company sold the remaining equity securities, the market value of the underlying securities was HKD85,009,123 (approximately $10,897,000). To honor the Lin Guarantee, Mr. Lin paid the Company approximately $4,080,000. As a result, the Company recorded no gain or loss on the investments in the ELNs. Mr. Lin paid the Lin Guarantee from the proceeds of a private sale to certain accredited investors, of 1,070,000 shares of the Company’s common stock owned by him. Mr. Lin will not receive any shares of the Company's common stock, other security or other consideration for this capital contribution and has waived any and all rights that he may have to make a claim against the Company for any such shares, securities or other consideration in the future. In connection with this private sale transaction, the Company entered into a registration rights agreement with the purchasers of Mr. Lin’s shares, pursuant to which, among other things, the Company agreed to register within a predefined period, shares of its common stock transferred to them by Mr. Lin. There are no liquidated damages associated with the Company’s failure to timely register these shares. Although the Company has not suffered any losses on the investment by the Company in the ELNs, the investment in the ELNs could result in a claim being alleged against the Company.

6. ACCOUNTS RECEIVABLE

As of March 31, 2008, the Company’s top five customers accounted for 35.9% of accounts receivable, two of which accounted for 12.1% and 11.1% respectively. No other customer accounted for greater than 10% of accounts receivable at March 31, 2008. As of December 31, 2007, the Company’s top five customers accounted for 40.5% of accounts receivable, two of which accounted for 20% and 10% respectively. No other customer accounted for greater than 10% of accounts receivable at December 31, 2007. The top five customers accounted for 24.7% and 49.2% of the revenue from third parties for the three months ended March 31, 2008 and 2007, respectively.

No customer accounted for greater than 10% of third parties revenue for the three months ended March 31, 2008. For the same period in 2007, three customers accounted for 14.9%, 11% and 10.2% of third parties revenue, respectively, and no other customers accounted for greater than 10% of third parties revenue.

7. RELATED PARTY BALANCES AND TRANSACTIONS

Revenue - related party

Effective July 1, 2007, when iASPEC became the Company’s VIE, the results of iASPEC’s operations have been consolidated. Prior to July 1, 2007, revenue earned from iASPEC under the Turnkey Agreement was recorded as related party revenue in the Company’s financial statements.

Amounts earned from iASPEC under the Turnkey Agreement during the three months ended March 31, 2007 were as follows:

Revenue, per contracts	$3,932,251

Cost of sales incurred by iASPEC	(1,771,527)
Expenses paid by iASPEC on behalf of IST	(341,901)
Net	$1,818,823

Fee payable to iASPEC under the Turnkey Agreement	$45,000

8. INVENTORIES

As of March 31, 2008 and December 31, 2007, inventories consist of:

	March 31, 2008	December 31, 2007

Raw materials	$36,034	$-
Work in process	1,104,561	-
Finished goods	105,785	402,940
Installations in process	5,705,000	4,376,990
Total	6,951,380	4,779,930

9. PROPERTY AND EQUIPMENT

As of March 31, 2008 and December 31, 2007, property and equipment consists of:

	March 31, 2008	December 31, 2007

Office equipment	$122,889	$116,299
Electronics equipment	8,646,094	8,237,963
Motor vehicles	743,603	566,375
Purchased software	3,256,314	3,126,357
Office building	5,237,230	5,027,304
Leasehold improvements	169,435	-
Total	18,175,565	17,074,298

Less: accumulated depreciation	(4,100,205)	(3,247,402)
	$14,075,360	$13,826,896

Depreciation expense for the three months ended March 31, 2008 and 2007 was $657,678 and $31,657, respectively.

10. INTANGIBLE ASSETS

As of March 31, 2008 and December 31, 2007, intangible assets consist of:

	March 31, 2008	December 31, 2007

Software development costs	$1,138,962	$983,270
Trademark	1,950,956	-
Technology	6,980,576	4,432,398
Total	10,070,494	5,415,668

Less: accumulated amortization	(765,220)	(521,271)
	$9,305,274	$4,894,397

Amortization expense for the three months ended March 31, 2008 and 2007 was $217,854 and $0, respectively.

Estimated future amortization of intangible assets as of March 31, 2008 is as follows:

2008 (remaining nine months)	$401,992
2009	636,261
2010	582,489
2011	482,640
2012	449,357
Thereafter	6,752,535
Total	$9,305,274

11. INCOME TAX EXPENSE

Pre-tax income for the three months ended March 31, 2008 and 2007 was taxable in the following jurisdictions:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

PRC	$4,719,521	$2,497,104
Others	(888,796)	19,191

Income before taxes and minority interest	$3,830,725	$2,516,295

It is management's intention to reinvest all the income attributable to the Company earned by its operations outside the United States of America (the "U.S."). Accordingly, no U.S. corporate income taxes are provided in these condensed consolidated financial statements.

Under the current laws of the BVI, dividends and capital gains arising from the Company's investments in the BVI are not subject to income taxes and no withholding tax is imposed on payments of dividends by the Company.

The reconciliation of income taxes expense for income tax computed at the PRC federal statutory tax rate applicable to enterprises operating in the Shenzhen Special Economic Zone is as follows:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

PRC federal statutory tax rate	18%	15%

Computed expected income tax expense	$849,514	$377,444
Tax exemption	(677,844)	-
Tax on non-deductible expenses	35,075	-

Income tax expense	$206,745	$377,444

IST, ISDT, iASPEC, and Bocom Technology are all governed by the Income Tax Laws of the PRC and are subject to the PRC enterprise income tax ("EIT") at 15% in 2007. The China Unified Corporate Income Tax Law (the "Unified Tax Law") was released on March 6, 2007 and became effective on January 1, 2008, resulting in an increase in the PRC federal statutory tax rate to 25%. The Unified Tax Law is to be phased in over five years. Companies that were subject to an income tax of 15% in 2007 will pay 18% in 2008, 20% in 2009, 22% in 2010, 24% in 2011 and 25% from 2012. As a wholly-owned foreign investment enterprise, IST is entitled to enjoy a two-year tax exemption, followed by a 50% exemption for three years thereafter by PRC tax authorities beginning August 10, 2007 and retroactive to January 1, 2007. Under the Unified Tax Law, companies that were previously exempt from taxes or that had concessional rates are to retain their preferences until the original expiration date. The Unified Tax Law does not impact IST’s income tax qualification to enjoy a tax exemption in fiscal year 2008 and IST will continue to qualify for a 50% tax exemption for the three years thereafter. EIT exemptions claimed by IST may become payable if IST were to dissolve within the next 10 years. However, management believes that the PRC tax authorities will not request payment of any such amounts.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, or FIN 48, on January 1, 2007, and did not have any unrecognized tax benefits. There was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalty associated with any unrecognized tax benefits, nor was any interest expense recognized for the three months ended March 31, 2008 and 2007.

12. STOCK-BASED COMPENSATION

Effective June 13, 2007, the Board of Directors of the Company adopted the China Information Security Technology, Inc. 2007 Equity Incentive Plan ("The Plan"). The Plan provides for grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares. A total of 8,000,000 shares of the Company’s common stock may be issued pursuant to Awards granted under the Plan.

On November 30, 2007, the Company issued options to certain employees to purchase 490,000 shares of the Company’s common stock, with an exercise price of $9.48 per share, which options were to vest on December 5, 2008 and to expire on December 5, 2011.

On March 3, 2008, the Company's Board of Directors voided and canceled the grant of the stock options, and on March 20, 2008 approved the grant of 400,000 shares of common stock to the employees. The fair value of the Company’s common stock based on quoted market prices on March 20, 2008 was $4.30 per share. Since the cancellation and grant of the replacement award occurred concurrently, they will be treated as a modification of the terms of the cancelled award in accordance with SFAS 123R. These newly granted shares are vested quarterly at 25% over one year after the grant.

The Company uses Black-Scholes option pricing model to measure the fair value of stock options granted. The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the Company’s stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

Expected term represents the weighted average period of time that stock-based awards are expected to be outstanding, giving consideration to employees’ expected exercise and post-vesting employment termination behavior. Expected volatilities are based on historical volatilities of the Company’s ordinary shares. Risk-free interest rate is based on U.S. T-bill with maturity terms similar to the expected term on the stock-based awards. The Company does not anticipate paying any cash dividends in the foreseeable future. Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

During the three months ended March 31, 2008, the Company recognized $383,965 of compensation expense related to the stock option and restricted stock plans. As of March 31, 2008, after the cancellation of the stock options, there is approximately $1,216,000 of unrecognized expense related to the grant of the non-vested shares. A summary of the status of the Company’s non-vested stock options and shares during the three months ended March 31, 2008 is presented as below:

		Per Share
Non-vested Options	Shares	Fair Value
Non-vested at January 1, 2008	490,000	$3.41
Cancelled and modified	(490,000)	3.94
Non-vested at March 31, 2008	-	$-

		Per Share
Non-vested Shares	Shares	Fair Value
Non-vested at January 1, 2008	-	$-
Granted and non-vested at March 31, 2008	400,000	$4.30

13. FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial statements of IST, ISDT, iASPEC and Bocom Technology are measured using the local currency (Chinese Renminbi Yuan) as the functional currency. The assets and liabilities are translated using the exchange rate in effect at the balance sheet date, and the results of operations of are translated at the average exchange rates during the period. Translation adjustments are included in comprehensive income in the accompanying statements of income and comprehensive income. During the three months ended March 31, 2008 and 2007, the Company recorded translation gains of $2,342,821 and $11,318, respectively, as a component of accumulated other comprehensive income.

14. COMMITMENTS AND CONTINGENCIES

The Company’s subsidiaries, ISDT and Bocom Technology lease offices and factory space in Shenzhen and Dongguan in the PRC under three lease agreements that will expire in May 2008, September 2008 and October 2010, respectively. Rental expense for the three months ended March 31, 2008 and 2007 was approximately $56,000 and $12,000, respectively.

Future minimum lease payments under these lease agreements as of March 31, 2008 are as follows:

Year ending December 31,	Lease payments

2008 (remaining nine months)	$141,100
2009	144,800
2010	68,900

Total	$354,800

15. SUBSEQUENT EVENTS

(a) Acquisition of Wuhan Wuda Geoinformatics Co., Ltd.

On February 15, 2008, the Company approved iASPEC’s entry into a share purchase and increased capital agreement (the "Purchase Agreement of Geo"), dated as of February 16, 2008, for the purchase of approximately 57% of Wuhan Wuda Geoinformatics Co., Ltd. ("Geo"), a leading provider of GIS software products and integrated solutions in China, for RMB49,500,000 (approximately $7,049,000).

As of March 31, 2008, included in deposit for business acquisition was $7,049,000 in connection with the acquisition, which was completed on April 1, 2008.

(b) iASPEC’s establishment of two new subsidiaries

On April 11, 2008, iASPEC established two subsidiaries in Shenzhen, PRC: Shenzhen iASPEC Information Security Technology Co., Ltd. and Shenzhen iASPEC Intelligent System Co., Ltd., each with a registered paid-in capital of RMB5,000,000 (approximately $712,000). The two new subsidiaries are to be engaged in the provision of computer networks and intelligence control and security surveillance systems, as well as in the sale of computer hardware and software.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31, 2006
YEAR ENDED DECEMBER 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
China Public Security Technology, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of China Public Security Technology, Inc. and subsidiaries (Successor) (Note 1) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2007 and the period from January 17, 2006 to December 31, 2006 (Successor Period); and we have audited the statements of income and comprehensive income, stockholders’ equity and cash flows of Shenzhen iASPEC Software Engineering Company Limited (Predecessor) (Note 1) for the period from January 1, 2006 to October 8, 2006 (Predecessor Period). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Public Security Technology, Inc. and its subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and cash flows for the year ended 2007, for the Successor Period in 2006, and the results of operations and cash flows of Shenzhen iASPEC Software Engineering Company Limited for the Predecessor Period, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, China Public Security Technology, Inc. succeeded to the business operations of the Predecessor on October 8, 2006. As a result, the financial statements of the Successor and the Predecessor are not comparable in all respects.

/s/ GHP HORWATH, P.C.

GHP Horwath, P.C.
Denver, Colorado
March 28, 2008

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	NOTES	2007	2006
ASSETS
CURRENT ASSETS

Cash and cash equivalents		$19,755,182	$172,316
Investment in marketable securities	5	14,966,752	—
Accounts receivable		11,721,306	—
Advances receivable		—	332,479
Advances to suppliers		1,791,440	—
Amount due from related parties	6	—	1,410,471
Inventories	7	4,779,930	243,948
Other receivables		974,475	—
TOTAL CURRENT ASSETS		53,989,085	2,159,214

Deposit for business acquisition	14	8,989,022	—
Property and equipment	8	13,826,896	49,826
Intangible assets	9	4,894,397	—
Goodwill	4	7,154,395	—
TOTAL ASSETS		$88,853,795	$2,209,040

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable		$3, 079,304	$—
Advances payable		—	200,000
Advances from customers		394,383	—
Tax payable		326,026	215,255
Amount due to a director	6	—	82,304
Other payables and accrued expenses		987,483	66,832
TOTAL CURRENT LIABILITIES		4,787,196	564,391

MINORITY INTEREST		10,060,657	—

STOCKHOLDERS’ EQUITY

Common stock, par $0.01;
Authorized capital, 75,000,000 shares;
Shares issued and outstanding (2007:45,639,396, 2006: 31,550,298 shares)		190,891	50,000
Additional paid-in capital		57,421,150	—
Reserve	12	1,755,552	159,465
Retained earnings		13,170,549	1,435,184
Accumulated other comprehensive income		1,467,800	—
TOTAL STOCKHOLDERS’ EQUITY		74,005,942	1,644,649

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$88,853,795	$2,209,040

The accompanying notes are an integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEAR ENDED DECEMBER 31, 2007
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006

The consolidated statements of income and comprehensive income for the period from January 1 to October 8, 2006 reflect operations of the Predecessor Company. (See Note 1 to the consolidated financial statements)

		SUCCESSOR		PREDECESSOR
	NOTES	YEAR ENDED DECEMBER 31, 2007	JANUARY 17 THROUGH DECEMBER 31, 2006	JANUARY 1 THROUGH OCTOBER 8, 2006

Revenue - third parties		$24,800,750	$989,755	$9,644,332
Revenue - related party	6	5,541,959	1,185,449	—

TOTAL REVENUE		30,342,709	2,175,204	9,644,332

Cost of revenue		(12,714,170)	(89,934)	(3,739,518)

GROSS PROFIT		17,628,539	2,085,270	5,904,814

Administrative expenses		(3,321,333)	(99,024)	(931,108)
Research and development expenses		(424,104)	—	—
Fee to iASPEC under the Turnkey Agreement	6	(92,160)	(45,000)	—
Selling expenses		(480,465)	(60,013)	(157,855)

INCOME FROM OPERATIONS		13,310,477	1,881,233	4,815,851

Other income, net		79,435	1,305	6,584
Interest income		138,840	1,514	6,912

INCOME BEFORE TAXES AND MINORITY INTEREST		13,528,752	1,884,052	4,829,347

Minority interest		(90,000)	—	—
Income taxes	10	(107,300)	(289,403)	(749,381)

NET INCOME		13,331,452	1,594,649	4,079,966

Foreign currency translation gain		1,467,800	—	268,305

COMPREHENSIVE INCOME		$14,799,252	$1,594,649	$4,348,271

WEIGHTED AVERAGE NUMBER OF SHARES

Basic		39,718,967	26,958,104	N/A
Diluted		40,152,855	26,958,104	N/A

EARNINGS PER SHARE

Basic		$0.34	$0.06	N/A
Diluted		$0.33	$0.06	N/A

The accompanying notes are an integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2007
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006

The consolidated statements of stockholder’s equity for the period from January 1 to October 8, 2006 reflect operations of the Predecessor Company. (See Note 1 to the consolidated financial statements)

	Common stock par value $0.12		Additional paid-in capital	Reserve	Retained earnings (deficit)	Accumulated other comprehensive income	Total
	Shares	Amount
THE PREDECESSOR:
Balance as at January 1, 2006	30,000,000	$3,642,000	$665,548	$—	$846,926	$—	$5,514,474
Net income for the period from January 1, 2006 through October 8, 2006	—	—	—	—	4,079,966	—	4,079,966

Foreign currency translation adjustments	—	—	—	—	—	268,305	268,305
Transfer to reserve	—	—	—	774,551	(774,551)	—	—

BALANCE AS AT OCTOBER 8, 2006	30,000,000	$3,642,000	$665,548	$774,551	$4,152,341	$268,305	$9,502,745

	Common stock par value $0.01		Additional paid-in capital	Reserve	Retained earnings	Accumulated other comprehensive income	Total
	Shares	Amount
THE SUCCESSOR:

Capital contribution on January 17, 2006	25,500,000	$50,000	$—	$—	$—	$—	$50,000
Common stock issued for acquisition of Irish Mag Inc.	6,050,298	—	—	—	—	—	—
Net income from January 17, 2006 through December 31,	2006	—	—	—	1,594,649	—	1,594,649
Transfer to reserve	—	—	—	159,465	(159,465)	—	—

BALANCE AS AT DECEMBER 31, 2006	31,550,298	$50,000	$—	$159,465	$1,435,184	$—	$1,644,649

Issuance of common stock in private placements	12,868,422	128,684	49,688,802	—	—	—	49,817,486
Common stock issued upon the cashless exercise of warrants	267,343	2,674	(2,674	—	—	—	—
Common stock issued for acquisition of ISDT (Note 4)	883,333	8,833	7,057,831	—	—	—	7,066,664

Stock-based compensation (Note 12)	70,000	700	677,191	—	—	—	677,891
Net income from the year	—	—	—	—	13,331,452	—	13,331,452
Foreign currency translation gain	—	—	—	—	—	1,467,800	1,467,800
Transfer to reserve	—	—	—	1,596,087	(1,596,087)	—	—

BALANCE AS AT DECEMBER 31, 2007	45,639,396	$190,891	$57,421,150	$1,755,552	$13,170,549	$1,467,800	$74,005,942

The accompanying notes are an integral part of these consolidated financial statements.

 CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2007
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006

The consolidated statements of cash flows for the period from January 1 to October 8, 2006 reflect operations of the Predecessor Company. (See Note 1 to the consolidated financial statements)

	SUCCESSOR		PREDECESSOR
	YEAR ENDED DECEMBER 31 2007	JANUARY 17, THROUGH DECEMBER 31, 2006	JANUARY 1, THROUGH OCTOBER 8, 2006
OPERATING ACTIVITIES
Net income	$13,331,452	$1,594,649	$4,079,966
Adjustments to reconcile net income to net cash provided from operation
Depreciation	1,274,768	1,131	422,946
Amortization of intangible assets	168,747	—	105,630
Stock-based compensation	677,891	—	—
Minority interest	90,000	—	—
Changes in operating assets and liabilities, net of effects of business acquisition and VIE consolidation:
(Increase) decrease in inventories	(1,399,838)	—	203,236
Increase in trade receivables	(4,115,867)	—	—
Decrease (increase) in other receivables and deposits	592,182	(243,948)	1,516,215
Increase in receivables from and advances to iASPEC prior to VIE consolidation (Note 6)	(10,660,988)	(1,295,159)	—
Increase in trade payables	903,475	—	150,266
Increase in advance from customer	54,830	—	—
Increase in other payables	201,253	—	—
Increase (decrease) in accrued expenses	442,700	66,832	(11,332)
Increase in tax payable	46,586	215,255	354,520
Net cash provided by operating activities	1,607,191	338,760	6,821,447

INVESTING ACTIVITIES
Increase in cash from VIE consolidation (Note 3)	4,731,140	—	—
Cash acquired from Fortune Fame & ISDT (Note 4)	326,831	—	—
Deposits paid for business acquisition of Bocom Multimedia (Note 14)	(9,000,000)	—	—
Consideration paid for business acquisition of	(7,051,469)	—	—
Fortune Fame (Note 4)
Repayments from (advances to) third parties	332,479	(332,479)	—
Repayments from (advances to) related parties	115,312	(115,312)	(1,563,806)
Purchase of plant and equipment	(6,452,450)	(50,957)	(3,329,474)
Capitalized software development cost	—	—	(102,953)
Purchase of Equity Linked Notes ( Note 5)	(22,654,230)	—	—
Collection of cash from matured Equity Linked Notes (Note 5)	7,687,478	—	—
Net cash used in investing activities	(31,964,909)	(498,748)	(4,996,233)
FINANCING ACTIVITIES
Advances received from (repaid to) a third party company	(200,000)	200,000	—
Amount received from (repaid to) a stockholder	(82,304)	82,304	—
Short term loan	—	—	632,591
Proceeds from first private placement	13,311,211	—	—
Proceeds from second private placement	36,506,275	—	—
Capital contribution	—	50,000	—
Net cash provided by financing activities	$49,535,182	$332,304	$632,591

	SUCCESSOR		PREDECESSOR
	YEAR ENDED DECEMBER 31 2007	JANUARY 17, THROUGH DECEMBER 31, 2006	JANUARY 1, THROUGH OCTOBER 8, 2006
OPERATING ACTIVITIES
Net income	$13,331,452	$1,594,649	$4,079,966
Adjustments to reconcile net income to net cash provided from operation
Depreciation	1,274,768	1,131	422,946
Amortization of intangible assets	168,747	—	105,630
Stock-based compensation	677,891	—	—
Minority interest	90,000	—	—
Changes in operating assets and liabilities, net of effects of business acquisition and VIE consolidation:
(Increase) decrease in inventories	(1,399,838)	—	203,236
Increase in trade receivables	(4,115,867)	—	—
Decrease (increase) in other receivables and deposits	592,182	(243,948)	1,516,215
Increase in receivables from and advances to iASPEC prior to VIE consolidation (Note 6)	(10,660,988)	(1,295,159)	—
Increase in trade payables	903,475	—	150,266
Increase in advance from customer	54,830	—	—
Increase in other payables	201,253	—	—
Increase (decrease) in accrued expenses	442,700	66,832	(11,332)
Increase in tax payable	46,586	215,255	354,520

Net cash provided by operating activities	1,607,191	338,760	6,821,447

INVESTING ACTIVITIES
Increase in cash from VIE consolidation (Note 3)	4,731,140	—	—
Cash acquired from Fortune Fame & ISDT (Note 4)	326,831	—	—
Deposits paid for business acquisition of Bocom Multimedia (Note 14)	(9,000,000)	—	—
Consideration paid for business acquisition of	(7,051,469)	—	—
Fortune Fame (Note 4)
Repayments from (advances to) third parties	332,479	(332,479)	—
Repayments from (advances to) related parties	115,312	(115,312)	(1,563,806)
Purchase of plant and equipment	(6,452,450)	(50,957)	(3,329,474)
Capitalized software development cost	—	—	(102,953)
Purchase of Equity Linked Notes ( Note 5)	(22,654,230)	—	—
Collection of cash from matured Equity Linked Notes (Note 5)	7,687,478	—	—

Net cash used in investing activities	(31,964,909)	(498,748)	(4,996,233)

FINANCING ACTIVITIES
Advances received from (repaid to) a third party company	(200,000)	200,000	—
Amount received from (repaid to) a stockholder	(82,304)	82,304	—
Short term loan	—	—	632,591
Proceeds from first private placement	13,311,211	—	—
Proceeds from second private placement	36,506,275	—	—
Capital contribution	—	50,000	—

Net cash provided by financing activities	$49,535,182	$332,304	$632,591

	SUCCESSOR		PREDECESSOR
	YEAR ENDED DECEMBER 31 2007	JANUARY 17, THROUGH DECEMBER 31, 2006	JANUARY 1, THROUGH OCTOBER 8, 2006

NET INCREASE IN CASH AND CASH EQUIVALENTS	$19,177,464	$172,316	$2,457,805

EFFECT OF EXCHANGE RATE ON CASH	405,402	—	65,740

CASH AND CASH EQUIVALENTS, BEGINNING	172,316	—	57,758

CASH AND CASH EQUIVALENTS, ENDING	$19,755,182	$172,316	$2,581,303

Supplemental disclosure of cash flow information Income taxes paid	$24,574	$74,148	$508,712

The accompanying notes are an integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

China Public Security Technology Inc., and its subsidiaries, (the “Company” or the “Successor”) (formerly Irish Mag. Inc) is a provider of integrated solutions for the public security sector in the People’s Republic of China (“PRC”), specializing in providing public security information technology and Geographic Information Systems (“GIS”) software operating services, as well as the sale of computer hardware and software, and the provision of Certificate Authority, or CA, an application platform and e-Government solution technology. These services are provided through the Company’s wholly-owned subsidiaries, Information Security Technology (PRC) Co., Ltd (“IST”) (formerly Public Security Technology (PRC) Co. Ltd.) and Fortune Fame International Investment Limited, and its variable interest entity (“VIE”), iASEPC Software Company Limited.

Reverse Merger Transaction

Prior to October 9, 2006, the Company was a privately owned entity formed as a British Virgin Islands holding company, China Public Security Holdings (“CPSH”). Between October 6, 2006 and January 31, 2007, the Company consummated a series of transactions whereby CPSH and Irish Mag. a public shell company, entered into a reverse merger whereby Irish Mag. acquired all the outstanding common stock of CPSH (the “Acquisition”) from the current Chairman and Executive Officer, Jiang Huai Lin (“Mr. Lin”), for 25,500,000 shares of common stock. For accounting purposes, the Acquisition of CPSH by Irish Mag. was recorded as a reverse acquisition of a public shell and a recapitalization of CPSH based on factors demonstrating that CPSH represents the accounting acquirer. The Acquisition is equivalent to the issuance of stock by CPSH for the net monetary assets (which were not significant) of Irish Mag. The shareholder of CPSH received approximately 81% of the post-Acquisition common stock of Irish Mag. In addition, post-Acquisition management personnel and the board of directors of the Company now consist of individuals previously holding such positions with CPSH. The historical shareholders’ equity of CPSH prior to the Acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the Acquisition. The restated consolidated retained earnings of CPSH have been carried forward after the Acquisition. Immediately prior to the Acquisition, Irish Mag. was essentially a shell company. Irish Mag changed its name to China Public Security Technology, Inc. (the “Company”) in January 2007. Prior to the Acquisition, Irish Mag had 1,350,000 shares of common stock outstanding. On October 2, 2006, Irish Mag. effected a forward stock split of 4.44444444:1, which increased the issued share capital to 6,000,000 shares of common stock. Share and per share amounts have been retroactively restated to reflect the forward stock splits.

October 24, 2006, the Company issued an additional 50,298 shares to the former majority shareholder of Irish Mag. in connection with the Acquisition.

Business Turnkey Agreement

On October 9, 2006, IST, entered into a Business Turnkey Agreement, as amended (the “Turnkey Agreement”) with iASPEC Software Company Limited, (formerly Shenzhen iASPEC Software Engineering Company Limited) (“iASPEC” or the “Predecessor”) , a PRC company controlled by Mr. Lin. iASPEC is a software development company that provides public security information technology, Police-Use Geographic Information Systems (“PGIS”) and Civil-Use Geographic Information Systems (“CGIS”) operating services to government and private customers in the PRC. Under the Turnkey Agreement, IST was to pay an annual fee of $180,000 to iASPEC and was to perform all services necessary for iASPEC to fulfill its customer contracts in exchange for 100% or 90% of the revenues from such contracts, depending on the contract. In addition, under the Turnkey Agreement, iASPEC granted IST an exclusive, royalty-free, transferable, worldwide perpetual license to use and install iASPEC’s proprietary software. No other tangible assets or liabilities were transferred to IST under the Turnkey Agreement. Accordingly, IST essentially succeeded to the business operations of iASPEC and iASPEC is considered the Predecessor to IST.

Effective July 1, 2007, IST, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai, terminated the Turnkey Agreement, and replaced it with a Management Service Agreement (“MSA”).

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Management Service Agreement

Pursuant to the terms of the MSA, iASPEC granted IST a ten-year, exclusive, royalty-free, transferable worldwide license to use and install certain iASPEC software, along with copies of source and object codes relating to such software. In addition, IST licensed back to iASPEC a royalty-free, limited, non-exclusive license to the software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. IST has the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve as a majority on iASPEC’s Board of Directors, and to assist in managing the business and operations of iASPEC. In addition, both iASPEC and IST will require the affirmative vote of a majority of the Company’s Board of Directors, including at least one non-insider director, for certain material actions, as defined, with respect to iASPEC.

Under the MSA, IST receives 100% of the net received profit of iASPEC, and reimburses iASPEC for all net losses incurred by iASPEC, as such terms are defined in the MSA, and iASPEC is permitted to retain $180,000 per year out of the net received profits. The MSA also provides that IST may advance to iASPEC, at its sole discretion, amounts to be credited against IST’s future obligations to iASPEC. Any such advances are treated as prepayments and not as loans and iASPEC has no obligation to repay any such advances except by crediting the amount of such advances against IST’s obligation to reimburse net losses, or by adding the amount thereof to net received profit when and as requested by IST. The parties to the MSA also agreed to the calculation of a true-up amount, consisting of the cumulative net profit or net losses of iASPEC from October 9, 2006 to June 30, 2007, when iASPEC commenced its contractual relationship with IST, through the date of the MSA. The calculated true-up amount of $7,005,183 was paid by iASPEC to IST as of December 31, 2007.

In connection with the MSA, IST also entered into an immediately exercisable purchase option agreement (“Option Agreement”) with iASPEC and its shareholders, pursuant to which the iASPEC shareholders granted the Company or its designee(s) an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareholders for $1,800,000 in the aggregate. The option may not be exercised if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated.

The substance of the MSA and the Option Agreement is to:

•	Allow the Company to utilize the business licenses, contacts, permits and other resources of iASPEC in order for the Company to be able to expand its operations and business model;

•	Provide the Company with effective control over all of iASPEC’s operations;

•	Allow the shareholders of iASPEC an opportunity to monetize a portion of their investment through the $1.8 million purchase option.

The Company has adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46R, “ Consolidation and Variable Interest Entities”  (“VIEs”), (“FIN 46R”), an interpretation of Accounting Research Bulletin No. 51, “ Consolidated Financial Statements ”. FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. As a result of the MSA and the Option Agreement, on July 1, 2007 iASPEC became a VIE of the Company and iASPEC’s results are consolidated in the Company’s financial statements. To comply with PRC laws and regulations that restrict foreign ownership of companies that provide public security information technology and Geographic Information Systems software operating services to certain government and other customers, the Company operates the restricted aspect of its business through iASPEC.

The financial statements for the period from January 1, 2006 through October 8, 2006 (the “Predecessor Period”) reflect the results of operations of iASPEC (the “Predecessor”). The financial statements for the period from January 17, 2006 through December 31, 2006 and for the year ended December 31, 2007 (the “Successor Period”) reflect the results of operations of the Company and its subsidiaries (the “Successor”), and its VIE from July 1, 2007, the date upon which the Company became the primary beneficiary. Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all aspects.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of the Company, its subsidiaries and its VIE for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

(c) Concentration of Risks

Only entities that possess the necessary government licenses and approvals may obtain certain PGIS contracts with PRC Government customers and, because IST is considered a foreign owned entity in the PRC, it cannot possess these licenses and approvals. Instead IST relies exclusively on iASPEC to solicit, obtain and fulfill PGIS contracts. Through June 30, 2007 this was accomplished under the Turnkey Agreement and many of the expenses of IST were incurred and paid by iASPEC. In accordance with SEC Staff Accounting Bulletin 55, all of the costs associated with the operations of IST have been reflected in its financial statements. Accordingly, through June 30, 2007 substantially all costs incurred and paid for by iASPEC have been allocated to IST. Management believes that this method of allocation is reasonable. Therefore amounts reported by IST under the Turnkey Agreement, included in the consolidated financial statements as Revenue – related party, reflect contract amounts net of costs incurred by iASPEC.

(d) Economic and Political Risks

The Company’s majority operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(e) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased and cash deposits with financial institutions with original maturities of three months or less to be cash equivalents.

The Company maintains its cash accounts at credit worthy financial institutions and closely monitors the movements of its cash positions.

(f) Investment in marketable securities

The Company’s investments in marketable securities are accounted for as either available-for-sale or trading securities. Investments accounted for as available for sale are stated at fair market value, with unrealized gains and losses (net of deferred income tax assets (liabilities)) reported as a component of stockholders’ equity. Investments accounted for as trading securities are stated at fair market value with unrealized holding gains and losses reported in income. The cost of securities sold is determined based on the specific identification method for purposes of recording realized gains and losses. At December 31, 2007 investments in marketable securities consist of investments in marketable equity securities of two companies listed on the Hong Kong Stock Exchange. (Note 5)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g) Accounts Receivable and Concentration of Risk

During the normal course of business, the Company extends unsecured credit to its customers. The Company regularly evaluates and monitors the creditworthiness of each customer on a case-by-case basis. The Company includes any account balances that are determined to be uncollectible in an allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, the Company believes that no allowance for doubtful accounts was necessary as of December 31, 2007 and 2006.

Accounts receivable include $6.4 million of unbilled accounts receivable at December 31, 2007. Unbilled accounts receivable consist of estimated future billings for work performed but not yet invoiced to the customer. Unbilled accounts receivable are generally invoiced within the following month.

The Company’s top five customers accounted for 40.5% of accounts receivable as of December 31, 2007, among which two customers accounted for 20% and 10% of accounts receivable and no other customer were greater than 10% of accounts receivable. As of December 31, 2006, no customer accounted for greater than 10% of accounts receivable. The top five customers accounted for 59.3% of the revenue from third parties for the year ended December 31, 2007. No provision for doubtful accounts was required as of December 31, 2007.

For the year ended December 31, 2007, specifically two customers accounted for 21% and 26% of third party revenues and no other customer contributed greater than 10% of the revenues. During the period from January 17, 2006 through December 31, 2006 and the period from January 1, 2006 through October 8, 2006, no customer accounted for greater than 10% of third party revenues.

(h) Advances to Suppliers

Advances to suppliers represents cash deposits for the purchase of inventory items from suppliers.

(i) Advances from Customers

Advances from customers represents cash received from customers as advance payments for the purchase of the Company’s products.

(j) Fair Value of Financial Instruments

Management has estimated that the carrying amounts of non-related party financial instruments approximate their fair values due to their short-term maturities. The fair value of the amount due from (to) shareholders is not practicable to estimate due to the related party nature of the underlying transactions.

(k) Inventories

Inventories are valued at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed. As of December 31, 2007, management determined that no allowance was necessary.

During the years ended December 31, 2007 and 2006, approximately 32% and 41%, respectively, of total inventory purchases were from five unrelated suppliers. One supplier accounted for more than 10% of total inventory purchases for these two year/period.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l) Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the assets’ estimated useful lives, using the straight-line method. Estimated useful lives of property and equipment are as follows:

Office equipment	5 years
Electronics equipment	5 years
Motor vehicles	5 years
Purchased software	3-5 years
Office building	20-50 years

Maintenance and repairs costs are expensed as incurred, whereas significant renewals and betterments are capitalized.

(m) Intangible assets

Intangible assets represent technology-based intangible assets acquired in connection with the acquisition of Fortune Fame International Investment Limited (Note 4) and software development costs capitalized by iASPEC (Note 3).

Intangible assets are being amortized using the straight-line method over the following estimated useful lives:

Software development costs	5 years
Technology	10 years

(o) Goodwill

Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed upon the acquisition of Fortune Fame International Investment Limited (Note 4). In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets , management of the Company evaluates the carrying value of goodwill annually or when a possible impairment is indicated. The Company performs its impairment annually during the fourth quarter of the fiscal year and determined that there was no impairment of goodwill as of December 31, 2007.

(p) Accounting for the Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is determined by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There were no impairments of long-lived assets as of December 31, 2007 and 2006.

(q) Revenue Recognition

Revenues from products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. The Company’s revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, “ Revenue Recognition ,” and AICPA Statement of Position No. 97-2, “ Software Revenue Recognition ”.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q) Revenue Recognition (Continued)

The majority of revenues are generated from fixed-price contracts, which provide for licenses to software products, and services to customize such software to meet customers’ use. Generally, when the services are determined to be essential to the functionality of the delivered software, revenue is recognized using the percentage of completion method of accounting in accordance with SOP 97-2 and 81-1 “Accounting for Long-term Construction Type Contracts” . The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours.

(r) Retirement Plan

Retirement benefits in the form of contributions under a defined contribution retirement plan to the relevant authorities are charged to the statements of income as incurred. Retirement benefit expenses for the year ended December 31, 2007, the Successor period from January 17, 2006 through December 31, 2006, and the Predecessor period from January 1, 2006 through October 8, 2006 were $117,753, $3,870, and $54,209, respectively.

(s) Stock-based compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which revises SFAS No. 123, “Accounting-Based Compensation” (“SFAS 123”). Under the fair value recognition provisions of SFAS 123R, the Company is required to measure the cost of employee services received in exchange for stock-based compensation measured at the grant date fair value of the award by using the Black-Scholes option pricing model. The Company recognizes the compensation costs, net of a forfeiture rate, on a straight-line basis over the requisite service period of the award, which is the vesting term. The provisions of SFAS 123R apply only to the awards granted or modified after the date of adoption. The unrecognized expense of awards not yet vested at the date of adoption, determined under the original provisions of SFAS 123, is recognized in net profit in the periods after adoption. During the year ended December 31, 2007, the Company has recognized $677,891 of compensation expenses under the Plan. As of December 31, 2007, there was $1,600,396 of unrecognized compensation expense related to the non-vested options.

 (t) Foreign Currency Translation

The functional currency of the Company’s wholly- owned PRC subsidiaries and its VIE is the Chinese Renminbi Yuan, (“RMB”). RMB is not freely convertible into foreign currencies. The Company’s PRC subsidiaries’ and its VIE’s financial statements are maintained in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

On October 9, 2006, in connection with the Acquisition, the Company adopted the United States dollar as its reporting currency. The financial statements for the Predecessor Period have been recast using a method consistent with SFAS No. 52, “Foreign Currency Translation”  to reflect the United States dollar as if the United States dollar had been used for the Predecessor Period.

Accordingly, for financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates, and stockholders’ equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (t) Foreign Currency Translation (Continued)

The exchange rates adopted are as follows:

	December 31 2007	December 31, 2006
Year end exchange rate	7.3141	7.8050
Average yearly exchange rate	7.6172	7.8050

No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

(u) Accounting for Computer Software to Be Sold, Leased or Otherwise Marketed

The Company accounts for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed ”. Costs related to establishing the technological feasibility of a software product are expensed as incurred as a part of research and development expenses. There were no research and development expenses during the periods from January 17, 2006 to December 31, 2006 and January 1, 2006 through October 8, 2006. Costs that are incurred to produce the finished product after technological feasibility is established are capitalized and amortized over the estimated economic life of 5 years. The Company performs periodic reviews to ensure that unamortized program costs remain recoverable from future revenue. Software development costs of $102,953 were capitalized as during the period from January 1, 2006 through October 8, 2006. No software development costs were capitalized during the year ended December 31, 2007 or the period from January 17, 2006 through December 31, 2006. During the year ended December 31, 2007 and the period from January 1, 2006 through October 8, 2006, amortization expense of approximately $111,900 and $61,000, respectively was charged to income.

(v) Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with SFAS No. 109 , “Accounting for Income Taxes,”  these deferred taxes are measured by applying currently enacted tax laws.

On March 16, 2007, the National People’s Congress of the PRC passed the new EIT Law, which will take effect as of January 1, 2008. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then its global income will be subject to PRC income tax at a tax rate of 25.0%. In addition, under the new EIT Law, dividends from its PRC subsidiaries to it will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. The Company is actively monitoring the proposed withholding tax and is evaluating appropriate organizational changes to minimize the corresponding tax impact. The new EIT Law imposes a unified income tax rate of 25.0% on all domestic-invested enterprises and FIEs, such as its PRC operating subsidiaries, unless they qualify under certain limited exceptions, but the EIT Law permits companies to continue to enjoy their existing preferential tax treatments until such treatments expire in accordance with their current terms. The Company expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future.

(w) Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that shared in the earnings of the entity. For the year ended December 31, 2007, dilutive securities represent outstanding warrants to acquire 840,632 shares of common stock. There were no outstanding dilutive securities during 2006.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (x) Segment reporting

The Company operates and manages its business as a single segment. As the Company primarily generates its revenues from customers in the PRC, no geographical segments are presented.

(y) Sales, use and other Value Added Tax

Revenue is recorded net of applicable state, use and other Value Added Tax.

(z) Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations”, which becomes effective for fiscal periods beginning after December 15, 2008. SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51 ” (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

 In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This statement does not require any new fair value measurements but provides guidance on how to measure fair value and clarifies the definition of fair value under accounting principles generally accepted in the United States of America. This statement also requires new disclosures about the extent to which fair value measurements in financial statements are based on quoted market prices, market-corroborated inputs, or unobservable inputs that are based on management’s judgments and estimates. The statement is effective for fiscal years beginning after November 15, 2008 for non-financial assets and liabilities, and is effective for fiscal year beginning after November 15, 2007 for financial assets and liabilities. The statement will be applied prospectively by the Company for any fair value measurements that arise after the date of adoption.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 ” (“SFAS No. 159”). SFAS No. 159 allows companies the choice to measure many financial instruments and certain other items at fair value. This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact this standard may have on the Company’s consolidated operating results and financial position upon adoption.

3. VARIABLE INTEREST ENTITY

As a result of the MSA, iASPEC became the Company’s VIE, effective as of July 1, 2007. While the Company has held an economic interest in iASPEC since October 9, 2006, the MSA and the Option Agreement have given the Company control over the business and operations of iASPEC, and the Company became the primary beneficiary of iASPEC. The consolidated financial statements for the year ended December 31, 2007, include the results of operations of iASPEC from July 1, 2007, even though the Company does not own any of iASPEC’s equity.

iASPEC’s assets and liabilities as of July 1, 2007 were as follows:

July 1, 2007

Cash and cash equivalents	$4,731,140
Accounts receivable	5,837,210
Inventory	3,066,853
Other current assets	2,296,535
Property and equipment	7,844,889
Intangible assets	609,540
Accounts payable	(2,067,458)
Amount due to related parties	(11,941,282)
Other current liabilities	(406,770)

Net assets	$9,970,657

As of July 1, 2007, minority interest consisted of 100% of the equity of iASPEC owned by Mr. Lin and Mr. Jin Zhu Cai. During the six months ended December 31, 2007, all but $90,000 of iASPEC’s net income was allocated to the Company. The $90,000 was attributed to the minority interest in the Consolidated Statements of Income and Comprehensive Income, resulting in minority interest of $10,060,657 as of December 31, 2007.

iASPEC’s net assets as of December 31, 2007 were approximately $13,171,000, and the consolidation of iASPEC resulted in an increase in assets of approximately $29,905,000, an increase in liabilities (consisting primarily of accounts payable) of approximately $3,567,000, and an increase of net income of approximately $5,501,000.

4. BUSINESS ACQUISITION

On November 7, 2007, the Company acquired 100% of the equity interests of Fortune Fame International Investment Limited, (“ Fortune Fame”), and its operating PRC subsidiary, Shenzhen Information Security Development Technology Company Ltd. (“ISDT”), for which the Company paid approximately $7.1 million in cash and issued 883,333 shares of its common stock.

Of the 883,333 shares of common stock, 383,333 shares were issued to Cheer Crown International Investment Limited (“Cheer Crown”) and 500,000 shares were issued to Mr. Gao, the Chairman of Fortune Fame’s Board of Directors. Under the terms of the acquisition agreement, Mr. Gao, agreed to continue on as the Chairman of Fortune Fame. Mr. Gao also agreed that he will return 250,000 shares of the Company’s common stock if Fortune Fame does not meet certain net income targets in 2008, and 250,000 shares if Fortune Fame does not meet certain net income targets in 2009.

Fortune Fame had no substantive business operations since its formation in July 2007 until it acquired ISDT on October 26, 2007. ISDT provides a leading CA, an application platform and e-Government solution technology, and is an exclusive CA application provider for the Shenzhen municipality in the PRC. The CA certification allows ISDT to issue digital certificates that contain a public key that can be used by the public to encrypt messages and protect the identity of the user. The CA also certifies that the public key contained in the certificate belongs to the person, organization, server or other entity noted in the certificate. CAs are currently used in China’s e-Government industry and can be successfully integrated with the Company’s platforms and solutions to enhance customers’ applications.

4. BUSINESS ACQUISITION (CONTINUED)

The following represents the purchase price allocation at the date of the acquisition:

Cash and cash equivalents	$326,831
Accounts receivable	1,369,257
Advances to suppliers	530,286
Inventory	151,516
Other current assets	257,526
Property and equipment	223,845
Goodwill	7,154,395
Intangible assets	4,334,381
Current liabilities	(229,904)
Total purchase price	$14,118,133

The following tables show supplemental information of the results of operations on a pro forma basis for the years ended December 31, 2007 and the Successor Period from January 17, 2006 through December 31, 2006, as if the acquisition of ISDT had been completed at the beginning of the respective periods.

For the year ended December 31, 2007 (Unaudited)	Historical

	CIST	ISDT	Pro Forma Adjustments		Pro Forma

Revenues	$30,342,709	$7,139,215	$(314,073)	a	$37,167,851
Income from operations	$13,310,477	$1,239,981	$(338,463)	b	$14,211,995
Net income	$13,331,452	$1,053,977	$(338,463)	b	$14,046,966
Weighted Average Number of Shares Outstanding
Basic	39,718,967		752,648	c	40,471,615
Diluted	40,152,855		752,648	c	40,905,503
Earnings per share
Basic	$0.34				$0.35
Diluted	$0.33				$0.34

For the period from January 17, 2006 through December 31, 2006 (Unaudited)	Historical

	CIST	ISDT	Pro Forma Adjustments		Pro Forma

Revenues	$2,175,204	$1,521,792			$3,696,996
Income from operations	$1,882,747	$304,858	$(406,156)	b	$1,781,449
Net income	$1,594,649	$260,783	$(406,156)	b	$1,449,276
Weighted Average Number of Shares Outstanding
Basic	26,958,104		883,333	c	27,841,437
Diluted	26,958,104		883,333	c	27,841,437
Earnings per share
Basic	$0.06				$0.05
Diluted	$0.06				$0.05

a. The pro forma adjustments represent the sales from ISDT to iASPEC before the acquisition dates.

b. The pro forma adjustments represent the amortization of the intangible assets arising upon the acquisition of ISDT.

c. The pro forma adjustments represent the weighted average number of shares impact assuming that the ISDT acquisition occurred at the beginning of the years.

5. INVESTMENT IN MARKETABLE ASSETS

On November 9, 2007, the Company invested in three equity-linked notes (“ELNs”), for HKD176,814,000 (approximately $22,654,000), The ELNs were linked to three different equity securities traded on the Hong Kong Stock Exchange. Mr. Lin provided a guarantee (“Lin Guarantee”) against any losses sustained as a result of the Company’s investment in the ELNs.

On December 28, 2007, the maturity date of the ELNs, one of the ELNs was redeemed by the issuer for cash of HKD 60,000,000 (approximately $7,687,000) and with a gain of HKD906,000 (approximately $116,000). The other two ELNs were redeemed by the issuer’s surrender of the underlying equity securities to the Company. On December 31, 2007, the market value of the underlying securities was HKD112, 637,334 (approximately $14,441,000). On March 25, 2008, the Company sold the remaining equity securities for HKD85,009,123 (approximately $10,897,000). In addition, Mr. Lin paid the Company approximately $4,080,000 in connection with the Lin Guarantee. As a result, the Company recorded no gain or loss on the investments in the ELNs. Mr. Lin paid the Lin Guarantee from the proceeds of a private sale to certain accredited investors, of 1,070,000 shares of the Company’s common stock owned by him. Mr. Lin will not receive any shares of our common stock, other security or other consideration for this capital contribution and has waived any and all rights that he may have to make a claim against us for any such shares, securities or other consideration in the future. In connection with this private sale transaction, the Company entered into a registration rights agreement with the purchasers of Mr. Lin’s shares, pursuant to which, among other things, the Company agreed to register within a predefined period, shares of its common stock transferred to them by Mr. Lin. There are no liquidated damages associated with the Company’s failure to timely register these shares. Although the Company has not suffered any losses on the investment by the Company in the ELNs, the investment in the ELNs could result in a claim being alleged against the Company.

6. RELATED PARTY BALANCES AND TRANSACTIONS

(a) Related party balances

As of December 31, 2006, related party receivables and amount due to a director consist of:

Due from related companies	2006
Shenzhen iASPEC Software Engineering Co. Ltd. (The Predecessor)
Revenues under the Turnkey Agreement	$1,185,449
Fee payable under the Turnkey Agreement	(45,000)
Other advances	154,710
1,295,159
Hong Kong United Development Group Limited	115,312
$1,410,471

Due to a director Mr. Lin	$82,304

Hong Kong United Development Group Limited is 51% controlled by Mr. Lin. The amount as of December 31, 2006 represented advances to the company as working capital and was unsecured, interest free, and was repaid in full during the year ended December 31, 2007.

The amount due to Mr. Lin represents advances to the Company as working capital. The amount was unsecured, non-interest bearing and was repaid in full in during the year ended December 31, 2007.

As iASPEC is consolidated effective July 1, 2007, amount due from iASPEC has been eliminated in consolidation.

6.  RELATED PARTY BALANCES AND TRANSACTIONS (CONTINUED)

(b) Revenue - related party

Prior to July 1, 2007, revenues earned from iASPEC under the Turnkey Agreement were recorded as related party revenues in the Company’s financial statements.

Amounts earned from iASPEC under the Turnkey Agreement (prior to the consolidation of iASPEC), during the six months ended June 30, 2007 and the period from January 17, 2006 through December 31, 2006 and are as follows:

	SIX MONTHS ENDED JUNE 30, 2007	JANUARY 17 THROUGH DECEMBER 31, 2006
Revenues, per contracts	$12,713,673	$2,677,498
Cost of sales incurred by iASPEC	(6,558,443)	(858,149)
Expenses paid by iASPEC on behalf of IST	(613,271)	(633,900)
Net	$5,541,959	$1,185,449

Fee payable to iASPEC under the Turnkey Agreement	$90,000	$45,000

During the six months ended June 30, 2007 (prior to consolidation), the Company advanced iASPEC approximately $5,200,000 for the establishment of representative offices and branches, and for the development of marketing networks under the Turnkey Agreement. Additionally, at June 30, 2007, iASPEC owed the Company approximately $5,500,000 from the net amounts earned under the Turnkey Agreement, as shown above, and such amount had been paid by iASPEC to IST before December 31, 2007.

 7. INVENTORIES

As of December 31, 2007 and 2006, inventories consist of:

	2007	2006

Finished goods	$402,940	$243,948
Installations in process	4,376,990	—

Inventories	$4,779,930	$243,948

8. PROPERTY AND EQUIPMENT

As of December 31, 2007 and 2006, property and equipment consists of:

	2007	2006

Office equipment	$116,299	$12,830
Electronics equipment	8,237,963	38,127
Motor vehicles	566,375	—
Purchased software	3,126,357	—
Office building	5,027,304	—
Total	17,074,298	50,957

Less: accumulated depreciation	(3,247,402)	(1,131)
	$13,826,896	$49,826

Depreciation expense for the year ended December 31, 2007 and the periods from January 17, 2006 through December 31, 2006 and January 1, 2006 through October 8, 2006 was $1,274,768, $1,131 and $422,946, respectively.

9. INTANGIBLE ASSETS

As of December 31, 2007 intangible assets consist of:

2007
Software development costs	$983,270
Technology	4,432,398
Total	5,415,668

Less: accumulated amortization	(521,271)

Intangible assets, net	$4,894,397

Estimated future amortization of intangible assets as of December 31, 2007 is as follows:

2008	$639,894
2009	622,684
2010	571,058
2011	475,194
2012	443,240
Thereafter	2,142,326
Total	$4,894,397

10. INCOME TAXES

Pre-tax income for the year ended December 31, 2007 and the periods from January 17, 2006 through December 31, 2006 and January 1, 2006 through October 8, 2006 was taxable in the following jurisdictions:

	SUCCESSOR		PREDECESSOR
	YEAR ENDED DECEMBER 31, 2007	JANUARY 17 THROUGH DECEMBER 31, 2006	JANUARY 1 THROUGH OCTOBER 8, 2006

PRC	$15,288,111	$1,884,052	$4,829,347
Others	(1,759,360)	—	—

Total net income (loss) before income taxes	$13,528,751	$1,884,052	$4,829,347

It is management’s intention to reinvest all the income attributable to the Company earned by its operations outside the United States of America (the “U.S.”). Accordingly, no U.S. corporate income taxes are provided in these consolidated financial statements.

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI are not subject to income taxes and no withholding tax is imposed on payments of dividends by the Company.

The reconciliation of income taxes for income tax computed at the PRC federal statutory tax rate applicable to enterprises operating in the Shenzhen Special Economic Zone, to income tax expense is as follows:

	SUCCESSOR		PREDECESSOR
	YEAR ENDED DECEMBER 31, 2007	JANUARY 17 THROUGH DECEMBER 31, 2006	JANUARY 1 THROUGH OCTOBER 8, 2006

PRC federal statutory tax rate	15%	15%	15%

Computed expected income tax expense	$2,293,216	$282,607	$724,402
Tax exemption	(2,191,770)	—	—
Other differences	5,854	6,796	24,979

Income taxes	$107,300	$289,403	$749,381

IST, ISDT and iASPEC, are all governed by the Income Tax Laws of the PRC and are subject to the PRC’s enterprise income tax (“EIT”). The statutory rate is 33%. However, since these entities are located in the Shenzhen Economic Special Zone, they are entitled to a permanent preferential income tax rate of 15% of assessable profits.

As a wholly owned foreign investment enterprise, IST is entitled to enjoy a two year tax exemption, followed by a 7.5% tax exemption for three years thereafter. On August 10, 2007, IST was granted EIT exemption by PRC tax authorities, retroactive to January 1 2007.

On March 16, 2007, the 10th People’s Congress of China passed the China Unified Corporate Income Tax Law (the “Unified Tax Law”), effective on January 1, 2008, which establishes a single unified 25% income tax rate for most companies, with a preferential income tax rate of 15% to be applicable to enterprises in the Shenzhen Special Economic Zone. In January 2008, the government announced that the new law would be phased in over five years. Companies that are currently subject to an income tax of 15% will pay 18% in 2008, 20% in 2009, 22% in 2010, 24% in 2011 and 25% from 2012. Companies that are exempt from taxes or have concessional rates will retain their preferences until the original expiration date. Management believes that the Unified Tax Law will not impact IST’s income tax qualification to enjoy a tax exemption in fiscal year 2007. In addition, notwithstanding the implementation of the Unified Tax Law, management believes that IST will continue to enjoy a two-year tax exemption, followed by a 7.5% tax exemption for the three years thereafter. Management also believes that iASPEC and ISDT will benefit from the transition period from 2008 to 2012.

10. INCOME TAXES (CONTINUED)

EIT exemptions claimed by IST may become payable if IST were to dissolve within the next 10 years. However, management believes that the PRC tax authorities will not request payment of any such amounts.

In June 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance for de-recognition of tax positions, financial statement classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the Company’s financial position or results of operations.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalty associated with any unrecognized tax benefits, nor was any interest expense recognized for the year ended December 31, 2007 and the periods from January 17, 2006 through December 31, 2006 and January 1, 2006 through October 8, 2006.

11. RESERVE AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of IST, and ISDT appropriations of net income, as reflected in their PRC statutory financial statements, are to be allocated to statutory reserve, as determined by resolution of the Board of Directors. For the years ended December 31, 2007 and 2006, $1,596,087 and $159,465, respectively, were appropriated.

12. STOCKHOLDERS’ EQUITY

(a)    Equity transactions

On January 16, 2007, the Company entered into a Securities Purchase Agreement (“SPA I”) with 2 investors, pursuant to which the Company issued an aggregate of 7,868,422 shares of common stock and received net proceeds of $13,311,211. The Company also paid fees in connection with SPA I consisting of cash of approximately $670,000 and warrants to purchase 786,841 shares of common stock for $2.28 per share. The warrants have a term of five years, are exercisable immediately on issuance and have an exercise price of $2.28 per share.

In October and November 2007, the Company issued 267,343 shares of common stock in connection with the cashless exercise of 346,209 warrants issued in connection with SPA I.

On October 30, 2007, the Company completed a second Securities Purchase Agreement (“SPA II”) with certain accredited investors (collectively, the “Investors”). Under SPA II, the Company issued 5,000,000 shares of the Company’s common stock, and received net proceeds of $36,506,275.

Pursuant to the SPA II, the Company also entered into (i) a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which, among other things, the Company agreed to register the shares of its common stock issued to the Investors within a pre-defined period and (ii) a closing escrow agreement (the “Escrow Agreement”) with the Investors and the Company’s U.S. legal counsel, as escrow agent, pursuant to which the Investors agreed to deposit the Purchase Price into escrow to be released upon the occurrence of the events set forth in the Escrow Agreement. The funds were released from in escrow on October 30, 2007, the closing date, and the registration statement covering these shares was declared effective on February 6, 2008. The Company also agreed to use its reasonable best efforts to have its common stock listed and traded on any one of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Capital Market by June 30, 2008.

12. STOCKHOLDERS’ EQUITY (CONTINUED)

(a)    Equity transactions (Continued)

In connection with SPA II, the Company issued warrants to purchase 400,000 shares of the Company’s common stock. The warrants have a term of 5 years, are currently exercisable, have an exercise price of $9.60 per share, and include registration rights to register the shares underlying the warrants.

On November 7, 2007, the Company issued 883,333 shares of common stock in connection with the acquisition of Fortune Fame.

(b)    Equity Incentive Plan

Effective June 13, 2007, the Board of Directors of the Company adopted the China Public Security Technology, Inc. 2007 Equity Incentive Plan. The Plan provides for grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares. A total of 8,000,000 shares of the Company’s common stock may be issued pursuant to Awards granted under the Plan.

On November 27, 2007, the Company issued 70,000 shares of common stock to the Company’s senior management and an external consultant firm as bonus awards. Stock-based compensation of $609,000 is included in administrative expenses for the year ended December 31, 2007.

The following table summarizes the changes of the company’s restricted stock awards during the year ended December 31, 2007:

	Shares	Grant Date Fair Value
Granted & vested	70,000	$8.70

On November 30, 2007, the Company’s Board of Directors authorized the grant of options to certain employees to purchase 490,000 shares of the Company’s common stock, par value $0.01, subject to ratification of the Plan by our stockholders. The options had an exercise price of $9.48 per share, were to vest on December 5, 2008 and to expire on December 5, 2011. On March 3, 2008, the Company’s Board of Directors voided and canceled the grant of the stock options to the Employees, and on March 20, 2008 approved the grant of 400,000 shares stock awards to the Employees, at price of $4.30 per share. These newly granted shares will be vested quarterly at 1/4 over one year after the grant. Since the cancellation and grant of the replacement award occurred concurrently, they will be treated as a modification of the terms of the cancelled award in accordance with SFAS 123R. During the year ended December 31, 2007, the Company recognized $68,891 of compensation expense related to stock options granted. At December 31, 2007, there is approximately $1,600,000 of unrecognized expense related to the Company’s stock-based compensation plans.

The Company uses Black-Scholes option pricing model to measure the fair value of stock options, granted in 2007. The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the Company’s stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

The assumptions used to value stock-based compensation awards for the periods presented are as follows:

December 31, 2007
Expected term (in years)	1.0-2.0
Volatility	102%
Risk-free interest rate	3.05%
Expected dividend	0

12. STOCKHOLDERS’ EQUITY (CONTINUED)

(b)    Equity Incentive Plans (Continued)

Expected term represents the weighted average period of time that stock-based awards are expected to be outstanding, giving consideration to employees’ expected exercise and post-vesting employment termination behavior. Expected volatilities are based on historical volatilities of the Company’s ordinary shares. Risk-free interest rate is based on US T-bill with maturity terms similar to the expected term on the stock-based awards. The Company does not anticipate paying any cash dividends in the foreseeable future. Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

A summary of option activities under the plan as of December 31, 2007 is presented as follows:

Stock Options	Shares	Exercise Price	Remaining Contractual Term (in years)	Aggregate Intrinsic Value at Reporting Date
Outstanding at January 1, 2007	—	$—	—	$—
Granted	490,000	9.48	1.0-4.0	—
Outstanding at December 31, 2007	490,000	9.48	1.0-4.0	N/A
Exercisable at December 31, 2007	—	$—	—	N/A

The trading price of the Company’s shares at December 31, 2007 was $8.50 per share. Therefore, no intrinsic value reported.

A summary of the status of the Company’s non-vested stock options during the year ended December 31, 2007 is presented below:

Non-vested Options	Shares	Weighted-Average Grant Date Fair Value
Non-vested at January 1, 2007	—	$—
Granted	490,000	3.41

Non-vested at December 31, 2007	490,000	$3.41

13. COMMITMENTS AND CONTINGENCIES

ISDT leases offices in Shenzhen, PRC, under a lease agreement that will expire on May 27, 2008. Rent expense for the year ended December 31, 2007 was approximately $46,302. As of December 31, 2007, future minimum lease payments under this office lease are approximately $39,800.

14. SUBSEQUENT EVENTS

(a)    Acquisition of Bocom Multimedia Display Company Limited

On December 9, 2007, the Company entered into a Share Purchase Agreement (the “Purchase Agreement of Bocom”), with Bocom Venture Inc. (“Bocom Venture”), a British Virgin Islands company, for the acquisition of Bocom Multimedia Display Company Limited, a Hong Kong company, and its wholly-owned Chinese subsidiary, Shenzhen Bocom Multimedia Display Technology Co. Ltd. (collectively, “Bocom Multimedia”), for a purchase price of approximately $18,000,000.

The Company paid approximately $9,000,000 of the purchase price in cash which is included in deposit for business acquisition as of December 31, 2007. The remaining $9,000,000 of the purchase price was payable on or before May 1, 2008 in 1,125,000 shares of the Company’s common stock. On February 1, 2008, the Company completed the acquisition of 100% of the issued and outstanding capital stock of Bocom Multimedia.

(b)    Acquisition of Wuhan Wuda Geoinformatics Co., Ltd.

On February 15, 2008, the Company approved iASPEC’s entry into a share purchase and increased capital agreement (the “Purchase Agreement of Wuhan”), dated as of February 16, 2008, for the purchase of approximately 57% of Wuhan Wuda Geoinformatics Co., Ltd. (“Wuhan Geo”) for approximately $6,875,000, This transaction is expected to close on or about April 1, 2008 (the “Closing”). As of March 21, 2008, approximately $6,875,000 had been deposited in connection with the purchase.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.

1,470,000 shares of common stock

PROSPECTUS

________,  2008

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstance, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid

SEC Registration Fee	$439
Printing Fees and Expenses	5,000
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	5,500
Blue Sky Fees and Expenses	2,000
Transfer Agent and Registrar Fees	3,000
Miscellaneous	3,000

Total	$118,939

 Item 26. Recent Sales of Unregistered Securities

Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all the issued and outstanding stock of CPSH from our current Chairman and Executive Officer Jiang Huai Lin, for 25,500,000 shares of our common stock in the aggregate. As a result of these transactions CPSH and its wholly-owned subsidiary, Bo Hai Wen, became our wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock in the aggregate, which, at January 31, 2007, constituted 80.8 % of our issued and outstanding common stock. Mr. Lin has since transferred 1,182,065 of these shares and now holds 21,717,935 of these shares directly and 2,600,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

On January 31, 2007 and February 6, 2007, we issued 7,868,422 shares of our common stock to two accredited investors in a private placement transaction. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our Management made the determination that the investors are accredited investors as defined in Regulation D, based upon Management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On October 29, 2007, we issued 5,000,000 shares of our common stock to certain accredited investors in a private placement transaction. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. The stockholders who received the securities agreed that (a) they had access to all of the Company’s information pertaining to the investment and were provided with the opportunity to ask questions and receive answers regarding the offering, (b) they were acquiring the securities for their own account for investment and not for the account of any other person and not with a view to or for any distribution within the meaning of the Securities Act and (c) they would not sell or otherwise transfer the purchased shares unless in compliance with state and federal securities laws. Each of the stockholders represented that they are accredited investors as defined in Rule 501(a) under the Securities Act and that there was no general solicitation or advertising in connection with the offer and sale of the Shares.

Item 27. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation of the Registrant, as filed with the Secretary of State of Florida on January 25, 2006 (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by the Company on January 26, 2006).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the registration statement on Form SB-2 filed by the Company on March 1, 2006).

4.1	Form of Registration Rights Agreement, dated October 25, 2007 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on October 25, 2007).

4.2
Common Stock Purchase Warrant issued to Roth Capital Partners, LLC, dated October 29, 2007 (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed by the Company on October 30, 2007).

4.3
Common Stock Purchase Warrant issued to Brean Murray, Carret & Co., LLC, dated October 29, 2007 (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed by the Company on October 30, 2007).

4.4
Registration Rights Agreement, dated January 31, 2007, among the Company and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on February 1, 2007).

4.5
Amendment No. 1 to Registration Rights Agreement, dated March 9, 2007, among the Registrant and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on March 20, 2007).

4.6	China Information Security Technology, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the Company on June 13, 2007).

4.7
Registration Rights Agreement, dated March 26, 2008, among the Company and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on March 28, 2008).

5*	Opinion of Thelen Reid Brown Raysman & Steiner, LLP, as to the legality of the shares.

10.1	Form of Securities Purchase Agreement, dated October 25, 2007 (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on October 25, 2007).

10.2	Form of Closing Escrow Agreement, dated as of October 25, 2007 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on October 25, 2007).

10.3
Securities Purchase Agreement, dated January 16, 2007, among the Registrant and the investors signatory thereto (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on January 17, 2007).

10.4
Amendment No. 1 to the Securities Purchase Agreement, dated January 31, 2007, among the Registrant and the investors signatory thereto (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.5
Make Good Escrow Agreement, dated January 31, 2007, among the Registrant, Mr. Jiang Huai Lin, the investors signatory thereto, Roth Capital Partners, LLC and Securities Transfer Corporation, as escrow agent (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.6
Lockup Agreement, dated January 31, 2007, among the Registrant and the stockholders signatory thereto (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.7
Rescission; Termination and Share Exchange Agreement, dated January 31, 2007, among Shenzhen iASPEC Software Engineering Company Limited, the shareholders of iASPEC who are signatories thereto, including Jiang Huai Lin, Public Security Technology (PRC) Co., Ltd., China Public Security Holdings Limited and the Registrant (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.8
Amended and Restated Business Turnkey Agreement, dated as of January 31, 2007, by and between Public Security Technology (PRC) Co., Ltd. and Shenzhen iASPEC Software Engineering Company Limited and the shareholders of iASPEC party thereto (incorporated by reference to Exhibit 10.6 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.9
Management Service Agreement, dated as of August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.10	Guaranty, dated August 1, 2007, by Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.11
Purchase Option Agreement, dated August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.12
Notice of Termination, dated August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.13	Letter Agreement, dated as of September 12, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai.

10.14
English Translation of Form of China Information Security Technology, Inc. Employment Agreement (incorporated by reference to Exhibit 10.7 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.15
English Translation of Form of China Information Security Technology, Inc. Non-Disclosure Agreement (incorporated by reference to Exhibit 10.8 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.16
Letter Agreement, dated March 29, 2007, among the Registrant and the investors and stockholder signatory thereto (incorporated by reference to Exhibit 10.9 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.17
Form of China Information Security Technology, Inc. Independent Director Agreement (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on August 16, 2007).

10.18	Form of China Information Security Technology, Inc. Indemnification Agreement (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on August 16, 2007).

10.19
Share Purchase Agreement, dated as of November 7, 2007, by and among China Public Security Holdings Limited, Cheer Crown International Investment Limited, the Registrant, and Dongwei Gao (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on November 9, 2007).

10.20
Share Purchase Agreement, dated as of December 9, 2007, by and among China Public Security Holdings Limited, Bocom Venture Inc., and the Company. (incorporation by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on December 13, 2007).

10.21
Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among iASPEC Software Engineering Co., Ltd., Wuhan Wuda Venture Capital Co., Ltd., Wuhan Wuda Geoinformatics Co., Ltd. and Song Ai Hong (incorporation by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on February 19, 2008).

10.22
Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among iASPEC Software Engineering Co., Ltd. and Li Wei (incorporation by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on February 19, 2008).

10.23
Purchase Agreement, dated as of March 26, 2008, by and among Jiang Huai Lin, the Company and the investors signatory thereto (incorporation by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on March 28, 2008).

14	Amended and Restated Code of Ethics, adopted on December 25, 2007 (incorporation by reference to Exhibit 14 of the annual report on Form 10-K filed by the Company on March 31, 2008).

21*	List of Subsidiaries

23.1*	Consent of GHP Horwath, P.C.

23.2*	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5

24*	Power of Attorney (included on the signature page of this registration statement)

_________________
* Filed herewith

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                (a)           Include any prospectus required by Section 10(a)(3) of the Securities Act, and

                (b)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

                (c)           Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on the 13th day of March, 2008.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.

By:	/s/ Jiang Huai Lin

Jiang Huai Lin
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jiang Huai Lin, his attorney-in-fact, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and abbreviated registration statements), and any and all registration statements filed pursuant to Rule 462 or Rule 429 under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of common stock of China Information Security Technology, Inc., and to file or cause to be filed the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities indicated on May 13, 2008.

Signature	Title

/s/ Jiang Huai Lin Jiang Huai Lin	Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ Zhaoyang Chen Zhaoyang Chen	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)

/s/ Zhi Xiong Huang Zhi Xiong Huang	Director

/s/ Qiang Lin Qiang Lin	Director

/s/ Yun Sen Huang Yun Sen Huang	Director

/s/ Sean Shao Sean Shao	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation of the Registrant, as filed with the Secretary of State of Florida on January 25, 2006 (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by the Company on January 26, 2006).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the registration statement on Form SB-2 filed by the Company on March 1, 2006).

4.1	Form of Registration Rights Agreement, dated October 25, 2007 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on October 25, 2007).

4.2
Common Stock Purchase Warrant issued to Roth Capital Partners, LLC, dated October 29, 2007 (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed by the Company on October 30, 2007).

4.3
Common Stock Purchase Warrant issued to Brean Murray, Carret & Co., LLC, dated October 29, 2007 (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed by the Company on October 30, 2007).

4.4
Registration Rights Agreement, dated January 31, 2007, among the Company and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on February 1, 2007).

4.5
Amendment No. 1 to Registration Rights Agreement, dated March 9, 2007, among the Registrant and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on March 20, 2007).

4.6	China Information Security Technology, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the Company on June 13, 2007).

4.7
Registration Rights Agreement, dated March 26, 2008, among the Company and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on March 28, 2008).

5*	Opinion of Thelen Reid Brown Raysman & Steiner, LLP, as to the legality of the shares.

10.1	Form of Securities Purchase Agreement, dated October 25, 2007 (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on October 25, 2007).

10.2	Form of Closing Escrow Agreement, dated as of October 25, 2007 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on October 25, 2007).

10.3
Securities Purchase Agreement, dated January 16, 2007, among the Registrant and the investors signatory thereto (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on January 17, 2007).

10.4
Amendment No. 1 to the Securities Purchase Agreement, dated January 31, 2007, among the Registrant and the investors signatory thereto (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.5
Make Good Escrow Agreement, dated January 31, 2007, among the Registrant, Mr. Jiang Huai Lin, the investors signatory thereto, Roth Capital Partners, LLC and Securities Transfer Corporation, as escrow agent (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.6
Lockup Agreement, dated January 31, 2007, among the Registrant and the stockholders signatory thereto (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.7
Rescission; Termination and Share Exchange Agreement, dated January 31, 2007, among Shenzhen iASPEC Software Engineering Company Limited, the shareholders of iASPEC who are signatories thereto, including Jiang Huai Lin, Public Security Technology (PRC) Co., Ltd., China Public Security Holdings Limited and the Registrant (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.8
Amended and Restated Business Turnkey Agreement, dated as of January 31, 2007, by and between Public Security Technology (PRC) Co., Ltd. and Shenzhen iASPEC Software Engineering Company Limited and the shareholders of iASPEC party thereto (incorporated by reference to Exhibit 10.6 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.9
Management Service Agreement, dated as of August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.10	Guaranty, dated August 1, 2007, by Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.11
Purchase Option Agreement, dated August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.12
Notice of Termination, dated August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.13	Letter Agreement, dated as of September 12, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai.

10.14
English Translation of Form of China Information Security Technology, Inc. Employment Agreement (incorporated by reference to Exhibit 10.7 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.15
English Translation of Form of China Information Security Technology, Inc. Non-Disclosure Agreement (incorporated by reference to Exhibit 10.8 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.16
Letter Agreement, dated March 29, 2007, among the Registrant and the investors and stockholder signatory thereto (incorporated by reference to Exhibit 10.9 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.17
Form of China Information Security Technology, Inc. Independent Director Agreement (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on August 16, 2007).

10.18	Form of China Information Security Technology, Inc. Indemnification Agreement (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on August 16, 2007).

10.19
Share Purchase Agreement, dated as of November 7, 2007, by and among China Public Security Holdings Limited, Cheer Crown International Investment Limited, the Registrant, and Dongwei Gao (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on November 9, 2007).

10.20
Share Purchase Agreement, dated as of December 9, 2007, by and among China Public Security Holdings Limited, Bocom Venture Inc., and the Company. (incorporation by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on December 13, 2007).

10.21
Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among iASPEC Software Engineering Co., Ltd., Wuhan Wuda Venture Capital Co., Ltd., Wuhan Wuda Geoinformatics Co., Ltd. and Song Ai Hong (incorporation by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on February 19, 2008).

10.22
Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among iASPEC Software Engineering Co., Ltd. and Li Wei (incorporation by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on February 19, 2008).

10.23
Purchase Agreement, dated as of March 26, 2008, by and among Jiang Huai Lin, the Company and the investors signatory thereto (incorporation by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on March 28, 2008).

14	Amended and Restated Code of Ethics, adopted on December 25, 2007 (incorporation by reference to Exhibit 14 of the annual report on Form 10-K filed by the Company on March 31, 2008).

21*	List of Subsidiaries

23.1*	Consent of GHP Horwath, P.C.

23.2*	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5)

24*	Power of Attorney (included on the signature page of this registration statement)

* Filed herewith